EXHIBIT 10.1
Execution Version

Live Nation VenueCo, LLC,
as Group Representative
€75,000,000 5.67% Series 2026A-1 Senior Secured Notes due December 31, 2047
€270,000,000 5.67% Series 2026A-2 Senior Secured Notes due December 31, 2047
€45,000,000 5.38% Series 2026B-2 Senior Secured Notes due December 31, 2037
€65,000,000 5.03% Series 2026C-1 Senior Secured Notes due December 31, 2032
€80,000,000 5.03% Series 2026C-2 Senior Secured Notes due December 31, 2032
€75,000,000 5.77% Series 2026D-1 Senior Secured Notes due December 31, 2055

_____________
NOTE PURCHASE AGREEMENT
_____________
Dated April 30, 2026
i

i

v

LIVE NATION VENUECO, LLC
c/o Live Nation Worldwide, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
€75,000,000 5.67% Series 2026A-1 Senior Secured Notes due December 31, 2047
€270,000,000 5.67% Series 2026A-2 Senior Secured Notes due December 31, 2047
€45,000,000 5.38% Series 2026B-2 Senior Secured Notes due December 31, 2037
€65,000,000 5.03% Series 2026C-1 Senior Secured Notes due December 31, 2032
€80,000,000 5.03% Series 2026C-2 Senior Secured Notes due December 31, 2032
€75,000,000 5.77% Series 2026D-1 Senior Secured Notes due December 31, 2055

April 30, 2026
TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE A HERETO:

Ladies and Gentlemen:
LIVE NATION VENUECO, LLC, a bankruptcy remote, special purpose Delaware limited liability company, as the Group Representative for the Obligated Group under the below-defined Master Indenture (the “Company” or the “Group Representative”), agrees with each of the purchasers whose names appear on Schedule A (each, a “Purchaser” and, collectively, the “Purchasers”) and HSBC Bank USA, National Association, in its respective capacities as Paying Agent, Registrar, Note Agent and Collateral Agent as follows:
Section 1.Authorization of Notes.
The Company, on behalf and as representative of the Obligated Group, will authorize the issue and sale of (i) €75 million aggregate principal amount of 5.67% Series 2026A-1 Senior Secured Notes due December 31, 2047 (the “Series 2026A-1 Notes”), (ii) €270 million aggregate principal amount of 5.67% Series 2026A-2 Senior Secured Notes due December 31, 2047 (the “Series 2026A-2 Notes”), (iii) €45 million aggregate principal amount of 5.38% Series 2026B-2 Senior Secured Notes due December 31, 2037 (the “Series 2026B-2 Notes”), (iv) €65 million aggregate principal amount of 5.03% Series 2026C-1 Senior Secured Notes due December 31, 2032 (the “Series 2026C-1 Notes”), (v) €80 million aggregate principal amount of 5.03% Series 2026C-2 Senior Secured Notes due December 31, 2032 (the “Series 2026C-2 Notes”) and (vi) €75 million aggregate principal amount of 5.77% Series 2026D-1 Senior Secured Notes due December 31, 2055 (the “Series 2026D-1 Notes” and, together with the Series 2026A-1 Notes, the Series 2026A-2 Notes, the Series 2026B-2 Notes, the Series 2026C-1

Notes and the Series 2026C-2 Notes, the “Notes”). The Notes shall be substantially in the forms set out in Exhibits A-1 through A-6 hereto.
The Company and the other entities listed on Exhibit A to the Master Indenture (as defined below) are the current members of an Obligated Group (the “Obligated Group”) created pursuant to the terms of the Master Trust Indenture, dated as of the date hereof, by and among the Company, as Group Representative, the Members (as defined below) party thereto from time to time, Mount Street Mortgage Servicing Limited, as master trustee (the “Master Trustee”), the Master Servicer (as defined in the Master Indenture) and the Depository (as defined in the Master Indenture) (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Master Indenture”) for the purpose of providing for the issuance from time to time of obligations (each, an “Obligation”) thereunder. The current Obligated Group and any additional Persons that join the Obligated Group from time to time in accordance with the terms of the Master Indenture are referred to herein as the “Members” and each as a “Member.”
The Notes will be secured by Obligation No. 1 (“Obligation No. 1”), which will be issued by the Company, as Group Representative for the Obligated Group, to the Collateral Agent pursuant to the Master Indenture and a First Supplemental Master Indenture, dated as of the Closing Date (the “First Supplemental Indenture” and, together with the Master Indenture, the “Indenture”), by and between the Company, as Group Representative, the Members and the Master Trustee, to evidence the obligation of the Members to make payments sufficient to pay principal of and interest on, and any applicable Make-Whole Amounts, Modified Make-Whole Amounts and Swap Breakage Losses with respect to, the Notes. The Members will be jointly and severally liable for payment of Obligation No. 1, which will be issued as a Senior Obligation under the Indenture. Payments made under Obligation No. 1 shall be deemed to be payments made under and pursuant to the applicable Notes.
The proceeds of the Notes shall remain in the Escrow Account until released at the Closing (or, with respect to amounts to be transferred to the Notary Account on or prior to the Closing in accordance with the terms of the Escrow Agreement) in accordance with the Escrow Agreement and Sections 3 and 4 below. On or after the Closing Date, the Company will apply the proceeds of the Notes (i) to fund the Debt Service Reserve Fund in the amount of the Debt Service Reserve Requirement (to the extent not funded with a Reserve Account Credit Facility) and fund the Capitalized Interest Account of the Debt Service Fund in the amount described in the Flow of Funds, (ii) fund the Excess Operating Expense Fund in the amount of the Excess Operating Expense Amount, (iii) make loans to Participant(s) under the applicable Intercompany Loan Agreement(s) and (iv) to pay fees, costs and expenses incurred or payable in connection with the foregoing.
To secure the performance of Obligation No. 1 and any other Obligations issued under the Indenture from time to time, the Members have collaterally assigned to the Master Trustee and granted a security interest in and to (as appropriate under applicable laws) all of their respective right, title and interest in and to (i) all the Funds and Accounts established under the Master Indenture, including all moneys and investments therein and all income derived from the investment thereof, (ii) the Intercompany Loan Documents to which they are a party, and (iii) the rights of the applicable Participants party to such Intercompany Loan Documents in, to and under (x) the Gross Revenues of such Participants, including Gross Revenues of any Additional Properties and (y) any and all real or personal property of every name and nature conveyed, mortgaged, charged, pledged, assigned or transferred as and for additional security under the applicable Intercompany Loan Documents (the collateral described in this clause (iii), collectively, the “Participant Collateral”), in each case to have and to hold in trust for the benefit of the Holders (as defined in the Indenture) from time to time of all Obligations issued and Outstanding thereunder, without preference or priority of any one Obligation over any other Obligation except (x) that each and every Senior Obligation shall have a preference and priority over each and every Subordinate Obligation, (y) Subordinated Bridge Participant Collateral will secure the applicable Subordinated Bridge Loan Obligation and other Senior Obligations on a senior basis and (z) as otherwise expressly provided in the Indenture. The above shall be subject to such exceptions as may need to be made thereto in accordance with mandatory laws applicable to the relevant Participant Collateral in terms of the security to be granted, terms thereof and whether such security can be held in trust.
Certain capitalized and other terms used in this Agreement are, unless otherwise specified, defined in Schedule B, and, if not therein defined, in the Master Indenture (or the First Supplemental Indenture, as applicable); and references to a “Section,” a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Section, Schedule or an Exhibit attached to this Agreement.
Section 2.Sale and Purchase of Notes
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes of the Series and in the principal amount(s) specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 3.Closing.
Subject to the terms and conditions of this Agreement, the sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of DLA Piper LLP (US) at 1251 Avenue of the Americas, New York, New York 10020, or at such other location as agreed by the parties hereto, at 10:30 a.m., Eastern time, at a closing (the “Closing”) on May 8, 2026 or such later date as agreed by the Company and the Purchasers, subject to the satisfaction of the conditions described in this Section 3 and Section 4 below (the “Closing Date”).
On May 5, 2026, each Purchaser shall deliver to the Company or its order the amount of the purchase price for the Notes to be purchased by it at the Closing (collectively for all such Purchasers, the “Note Proceeds”) by wire transfer of immediately available funds to the Escrow Account, in accordance with Section 4.1(j). Upon the Company’s receipt (or, with respect to amounts to be transferred to the Notary Account, the Notary’s receipt) of all Note Proceeds from the Escrow Account in accordance with the terms of the Escrow Agreement and this Section 3 and Section 4 below, the Company will deliver to each Purchaser (via special counsel to the Purchasers, if needed) (i) the Series 2026A-1 Notes to be purchased by such Purchaser at the Closing in the form of a single Series 2026A-1 Note (or such greater number of Series 2026A-1 Notes in denominations of at least €500,000 as such Purchaser may request), (ii) the Series

2026A-2 Notes to be purchased by such Purchaser at the Closing in the form of a single Series 2026A-2 Note (or such greater number of Series 2026A-2 Notes in denominations of at least €500,000 as such Purchaser may request), (iii) the Series 2026B-2 Notes to be purchased by such Purchaser at the Closing in the form of a single Series 2026B-2 Note (or such greater number of Series 2026B-2 Notes in denominations of at least €500,000 as such Purchaser may request), (iv) the Series 2026C-1 Notes to be purchased by such Purchaser at such Closing in the form of a single Series 2026C-1 Note (or such greater number of Series 2026C-1 Notes in denominations of at least €500,000 as such Purchaser may request), (v) the Series 2026C-2 Notes to be purchased by such Purchaser at the Closing in the form of a single Series 2026C-2 Note (or such greater number of Series 2026C-2 Notes in denominations of at least €500,000 as such Purchaser may request) and (vi) the Series 2026D-1 Notes to be purchased by such Purchaser at the Closing in the form of a single Series 2026D-1 Note (or such greater number of Series 2026D-1 Notes in denominations of at least €500,000 as such Purchaser may request), in each case, dated as of the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee). The Note Proceeds shall be held in escrow in the Escrow Account until released in accordance with the terms of the Escrow Agreement, this Section 3 and Section 4 below.
If at the Closing, the Company shall fail to tender the Notes to be purchased by such Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.
Section 4.Conditions to Closing.
Section 4.1.Conditions of Purchasers’ Obligations. Each Purchaser’s obligation to purchase and pay for (including by releasing its Note Proceeds from the Escrow Account) the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Members and the Participants in this Agreement and in the other Note Documents, as applicable, shall be true and correct on and as of the date of the Closing or, to the extent stated to relate to any other date, on and as of such other date.
(b)Performance; No Event of Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. From the date of this Agreement until the Closing, and on the Closing Date (before and after giving effect to the issue and sale of the Notes to be sold at the Closing and the application of the proceeds thereof as contemplated by Section 1 and the Flow of Funds), no Default or Event of Default shall have occurred and be continuing. No Member shall have entered into any transaction since the date of the Investor Presentation without the consent of the Required Holders that would have been prohibited by Section 8 hereof or by Article VI of the Master Indenture had such provisions applied since such date.
(c)Closing Certificates.
(i) Officer’s Certificate. The Company shall have delivered to such Purchaser and the Note Agent an Officer’s Certificate, dated the date of the Closing, together with all attachments thereto, certifying that (x) the conditions specified in Sections 4.1(a), (b), (i), (o), (y) and (bb) have been fulfilled and (y) (A) all provisions in the Intercompany Loan Documents and Related Agreements relating to the transfer of the Participant Loans evidenced thereby and the security interests securing such Participant Loans have been reviewed, (B) all required notices, consents and other conditions precedent to such transfers have been satisfied or obtained, and (C) all such transfers comply in all respects with the terms of the Intercompany Loan Documents and Related Agreements.
(ii) General Certificates. The Company shall have delivered to such Purchaser and Note Agent general certificates of an Authorized Representative of each Member and each Participant, dated the date of the Closing, including (A) each Organizational Document of such Member or Participant, certified, to the extent applicable, as of the date of the Closing or a recent date prior thereto by the appropriate Governmental Authority (including with respect to any Member or Participant incorporated in the Netherlands, a certified extract from the Dutch Chamber of Commerce); (B) signature and incumbency certificates of the officers or other authorized representatives of such Member or Participant; (C) resolutions or similar written directions or consents of the managing member(s) or manager(s) (or other Persons in similar positions of authority) of such Member or Participant (including with respect to any Member or Participant incorporated in the Netherlands, resolutions of the shareholder(s) of such Member or Participant), approving and authorizing, as applicable, the execution, delivery and performance of this Agreement, the other Financing Documents and any Related Agreements required to be delivered as of the date of the Closing to which it is a party or by which it or its assets may be bound as of the date of the Closing, certified as of the date of the Closing by its secretary, assistant secretary or any other Authorized Representative as being in full force and effect without modification or amendment and, with respect to any Member or Participant incorporated in the Netherlands, if applicable, with respect to such Member or Participant a copy of (i) the request for advice from each works council with jurisdiction over the transactions contemplated by the Financing Documents and any Related Agreements and (ii) the unconditional positive or neutral advice (advies) from each competent works council; (D) to the extent relevant in an applicable jurisdiction, a good standing certificate from the applicable Governmental Authority of such Member’s or Participant’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation, limited liability company, partnership or other entity to do business, each dated the date of the Closing or a recent date prior thereto or, in each case, where applicable, such equivalent documentation and evidence as appropriate under the laws in accordance with which the relevant Member or Participant has been incorporated or the laws of the jurisdiction where the relevant Member or Participant is located (such equivalent documentation being, in respect of a Member or Participant incorporated in Ireland, a letter of status). In respect of each Member and each Participant incorporated in Ireland, such general certificate shall include (among other things) confirmation that (i) borrowing, guaranteeing or securing (as appropriate) any amounts under the Loan Documents and/or Note Documents does not constitute unlawful financial assistance for the purpose of Section 82 of the Irish Companies Act 2014 (as amended) (the “Irish Companies Act”), (ii) transactions entered into pursuant to the Loan Documents and the Note Documents do not constitute loans or quasi-loans or credit transactions which are prohibited by Section 239 of the Irish Companies Act and (iii) the borrowing, securing and/or guaranteeing, as appropriate, amounts under the Loan Documents and/or Note Documents would not cause any borrowing, security, guarantee or similar limit binding on such Member or Participant (as appropriate) to be exceeded.
(iii) Solvency Certificate. The Company shall have delivered to such Purchaser a solvency certificate of an Authorized Representative of each Member and each Participant, dated the date of the Closing, in substantially the form of the Solvency Certificate attached as Exhibit D.

(d)Opinions of Counsel. Each Purchaser and, except with respect to clause (ii) below, the Note Agent shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated as of the date of the Closing, from:
(i) Paul Hastings LLP, special counsel for the Members and Participants, together with other applicable counsel in other jurisdictions, covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request, including true sale or true contribution opinions in the United States and non-consolidation opinions in respect of the US Management Company, to the effect that the US Management Company will not be substantively consolidated with any one or more of the Company or any Participants located in the United States upon a bankruptcy of the US Management Company; the Company hereby instructs such counsel to deliver such opinions to such Purchaser and the Agents and to allow the transferees of such Purchaser to rely on such opinions and, in each case, such opinions shall cover such other matters incident to the transactions contemplated hereby as such Purchaser, the Collateral Agent or their respective counsel may reasonably request, including an opinion of counsel to the Members and the Participants with respect to the creation and perfection of the security interests in favor of Master Trustee and such other matters governed by the laws of each United States jurisdiction in which any Member or Participant or any Collateral is located, as Collateral Agent or such Purchaser may reasonably request in accordance with accepted practice in the United States;
(ii) DLA Piper LLP (US), special counsel for the Purchasers, covering such matters incident to the transaction contemplated hereby as the Purchasers may request;
(iii) Moses & Singer LLP, special counsel for the Agents and the Depository, covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request;
(iv) McCann Fitzgerald LLP, Irish counsel for the Members and Participants, covering capacity, authority and due execution of the Members and Participants incorporated in Ireland and such matters incident to the transaction contemplated hereby as the Purchasers may request.
(v) DLA Piper Ireland LLP, Irish counsel for the Purchasers, covering enforceability of the relevant documentation drafted by it and such matters incident to the transaction contemplated hereby as the Purchasers may request.
(vi) DLA Nederland N.V., Dutch counsel for the Purchasers, covering capacity of the Dutch Member and Participants and enforceability of the relevant documentation drafted by it and such matters incident to the transaction contemplated hereby as the Purchasers may request.
(e)Purchase Permitted By Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Notes of the applicable Series shall (i) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any Applicable Law (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject such Purchaser to any tax, penalty or liability under or pursuant to any Applicable Law. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably request to enable such Purchaser to determine whether such purchase is so permitted.

(f)Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes of the applicable Series to be purchased by it at the Closing as specified in Schedule A.
(g)Payment of Special Counsel Fees. To the extent required by Section 13.1, the Company shall have paid on or before the Closing the reasonable and documented fees, charges and disbursements of the special counsel to the Purchasers, the Agents, the Depository and the Master Trustee to the extent reflected in a statement of such counsel rendered to the Company at least two (2) Business Days prior to the Closing.
(h)Private Placement Number. A Private Placement Number issued by the PPN Unit of CUSIP Global Services (or any successor to such service) shall have been previously obtained for the Notes of each Series.
(i)Corporate Structure. As of the date hereof and the Closing Date, the organizational structure and capital structure of the Members and the Participants shall be, except as permitted under the Financing Documents, as set forth on Schedule 5.1. No Member or Participant shall have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time since the date hereof.
(j)Funding Instructions.
(i)No later than 5:00 p.m. (New York City time), five (5) Business Days prior to May 5, 2026, each Purchaser shall have received written instructions signed by an Authorized Representative on letterhead of the Company confirming the information specified in Section 3, including, with respect to the Escrow Account: (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number/SWIFT Code/IBAN, (iii) the account name and number into which the purchase price for the Notes to be purchased at the Closing is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.1(j) at least five (5) Business Days prior to May 5, 2026 and (iv) contact information of a representative at the transferee bank and a representative at the Company available to confirm such instructions by telephone and e-mail.
(ii) Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company and the Escrow Agent, to elect to deliver a micro deposit (equal to or less than $51.00) to the Escrow Account identified in the written instructions delivered pursuant to Section 4(j)(i) above, on a date that is no later than two (2) Business Days prior to May 5, 2026. If a Purchaser delivers a micro deposit, an officer of the Company or the Escrow Agent must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.
(iii) At least three (3) Business Days prior to May 5, 2026, if requested by a Purchaser, an officer of the Company shall have confirmed such written instructions in a live video conference call made available to the Purchasers.
(k)Indenture Documents; Intercompany Loan Documents.
(i)On or prior to the date hereof, each Purchaser and the Note Agent shall have received (x) fully executed copies of this Agreement and each other Financing Document set forth on Schedule 4.1(k)(i)(x) (each a “Signing Date Document”) and (y) unexecuted drafts of the Financing Documents set forth on Schedule 4.1(k)(i)(y) (each, a “Signing Date Draft”), together with any ancillary documents and certificates required to be delivered or satisfied on or before the date hereof pursuant to the terms of any Financing Document, and the same shall each be in form and substance reasonably satisfactory to the Purchasers.
(ii)On or prior to the Closing Date, each Purchaser and the Note Agent shall have received fully executed copies of each Financing Document set forth on Schedule 4.1(k)(ii) (each a “Closing Date Document”), together with any ancillary documents and certificates required to be delivered or satisfied on or before the Closing pursuant to the terms of any Financing Document. Each Financing Document for which a Signing Date Draft was provided to Purchasers on the date hereof will be executed on the Closing Date in substantially the form of the Signing Date Draft, subject to additional changes approved by the Purchasers, and the same shall each be in form and substance reasonably satisfactory to the Purchasers.
(l)Indenture Conditions; Intercompany Loan Agreement Conditions.
(i)The conditions to issuance of Obligation No. 1 and the Notes set forth in the Indenture shall have been satisfied or waived in writing pursuant to the terms thereof (with the consent of the Purchasers).
(ii)The conditions to closing, and to the establishment of a new Class of Loans (as defined in each Intercompany Loan Agreement) set forth in each Intercompany Loan Agreement shall have been satisfied or waived in writing pursuant to the terms thereof (with the consent of the Purchasers).
(m)Financing Documents and Related Agreements.
(i) Each Purchaser shall have received one original of each Note of the applicable Series to be purchased by such Purchaser at the Closing (with a copy to Note Agent) and each Purchaser and Note Agent shall have received sufficient copies of each other Financing Document as such Purchaser shall request, executed and delivered by the Company (or any of the other Members or Participants, as applicable), and Note Agent shall have received a fully executed copy of each Financing Document, (ii) all conditions to the transactions contemplated by the Financing Documents set forth in each Financing Document that are required by the terms of the applicable Financing Document to be satisfied as of the date of the Closing shall have been satisfied (or will be satisfied simultaneously with the consummation of the Closing) or the fulfillment of such conditions shall have been waived with the consent of each Purchaser and (iii) the transactions contemplated by the Financing Documents to be effective as of the date of the Closing shall have become effective in accordance with the terms of the applicable Financing Document (or will become effective simultaneously with consummation of the Closing).
(ii) Note Agent and each Purchaser shall have received from the Company evidence that written notices have been delivered to each Participant under the Intercompany Loan Documents informing such Participant of the transactions contemplated by the Financing Documents and providing payment instructions.
(iii) (A) Note Agent and each Purchaser shall have previously received a fully executed or conformed copy of each Related Agreement executed and delivered on or prior to the date of the Closing and (B) each such Related Agreement (1) shall be in full force and effect and (2) shall include terms and provisions satisfactory to each of the Purchasers and (3) shall not have been modified or waived in any respect, except to the extent permitted under the Financing Documents.
(n)Rating. The Company shall have delivered, or caused to be delivered, to such Purchaser (a) a Private Rating Letter issued by an Acceptable Rating Agency setting forth a Debt

Rating of not lower than BBB from Kroll with respect to the Notes, with stable or better outlook, and (b) the related Private Rating Rationale Report with respect to such Debt Rating.
(o)Consents. On or prior to the date hereof, each Member and each Participant shall have obtained all Governmental Authorizations and all consents of other Persons (including, without limitation, any consent required under a Contractual Obligation to which any Member, any Participant or any direct or indirect stockholder, member or parent thereof is subject), in each case that are necessary or, except as required in connection with the Conveyance Documents or as would otherwise not reasonably be expected to have a Material Adverse Effect, advisable, in connection with the transactions contemplated by the Financing Documents and the Related Agreements, to the extent required to be obtained in connection with the Conveyance Documents or otherwise as of the date of the Closing, and each of the foregoing shall be in full force and effect. Any applicable waiting periods shall have expired (other than to the extent that a failure of such waiting period to have expired would not have a Material Adverse Effect) without any action being taken or threatened by any Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Financing Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent to its own motion shall have expired. On or prior to the date hereof, each Member and each Participant shall have delivered evidence in a form and substance reasonably satisfactory to the Purchasers of the consents set forth on Schedule 4.1(o).
(p)Regulatory Requirements. At least five (5) days prior to the date hereof (or such shorter period acceptable to any Purchaser), each Purchaser, each Agent and the Master Trustee shall have received all documentation and other information reasonably requested by such Purchaser and such Agent at least ten (10) days prior to the date hereof pursuant to applicable “know-your-customer” provisions of Anti-Money Laundering Laws, including the USA PATRIOT Act.
(q)Proceedings and Documents. Each Purchaser, the Purchasers’ special counsel and the Note Agent shall have received counterpart originals or certified copies of any partnership, limited liability company, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto as such Purchaser, the Purchasers’ special counsel or the Note Agent (acting at the written instruction of the Required Holders) may reasonably request, and all such documents shall be reasonably satisfactory to such Purchaser and the Purchaser’s Special Counsel.
(r)Real Estate Assets. The Note Agent and each Purchaser shall have received from the Company or from the Person indicated below as providing the item described, which shall be reasonably satisfactory in form and substance to such Purchaser and the Purchasers’ special counsel as of the date such item is received:
(i)     the fully executed release documentation in relation to the existing mortgages and other security in favor of the Ziggo Dome property and Participants;
(ii) a pay-off letter in respect of the Ziggo Goldman Loan and the Ziggo PropCo Loan;
(iii) the relevant lease documentation in respect of the Ziggo Dome;
(iv) the fully executed Notary Letter;

(v) the fully executed and, if required under Applicable Law, notarized Mortgages and Assignment of Leases encumbering each Participant real estate asset listed in Schedule 4.1(r) (each, a “Mortgaged Property”), in proper form for recordation, encumbering the Participant real estate assets described therein;
(vi)     the fully executed and, if required under Applicable Law, notarized assignments of each Mortgage (or in the case of a Dutch law mortgage the fully executed assignment or pledge of the debt secured by the Mortgage) in proper form for recordation in the appropriate real property records in the jurisdiction where each Mortgaged Property is located, assigning each Mortgage to Master Trustee, together with evidence that such assignments have been recorded, and evidence reasonably satisfactory to each Purchaser that the chain of title for each Mortgage encumbering each Mortgaged Property is complete and unbroken from the original mortgagee to the Master Trustee, with all intermediate assignments properly recorded or submitted for recordation;
(vii) the Dutch Omnibus Deed of Pledge (including IP rights, bank account receivables, intercompany receivables, insurance receivables, lease receivables, moveable assets) and notices to be sent to the relevant debtors;
(viii) the Dutch shares pledge deeds in respect of the shares in the Dutch Member and Participants;
(ix) in respect of the Dutch accounts, a Deposit Account Control Agreement;
(x) (i) (A) for property located in the United States, one or more ALTA 2006 Form extended coverage loan policy(ies) of title insurance or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to each Purchaser with respect to each Mortgaged Property (to include co-insurance and reinsurance in amounts and limits reasonably acceptable to the Purchasers) (collectively, the “Title Policy”), in an aggregate amount not less than $195,864,720 with respect to Ruoff Music Center Venue and in an aggregate amount not less than $125,254,581 with respect to Credit Union 1 Venue together with copies of all recorded documents listed as exceptions to title or otherwise referred to therein, in form and substance reasonably satisfactory to each Purchaser, containing such endorsements as each Purchaser and Note Agent (acting at the written instruction of the Required Holders) may reasonably request, and, other than Permitted Liens (as defined in the applicable Intercompany Loan Agreement), (x) insuring that the applicable Participant has good legal and valid title, including possessory interest, and easement interest and interest pursuant to an encroachment permit, in such Mortgaged Property, free and clear of any liens or other exceptions to title, (y) containing no exception for the lien rights of mechanics’ liens or suppliers, inchoate or otherwise, and (z) insuring such other matters as any Purchaser, the Collateral Agent (as directed by the Required Holders) or their respective counsel may request and (B) for property located in Ireland a certificate of title reasonably satisfactory to each Purchaser with respect to the Mortgaged Property confirming that Amphitheatre Ireland Limited holds good marketable title to the property located in Ireland, is solely legally and beneficially entitled to the Property and that there is no reason why from a title perspective only, a charge cannot be registered against the property located in Ireland (the "Certificate of Title"), evidence of professional indemnity insurance cover of at least €100,000,000 of the solicitors acting on behalf of Amphitheatre Ireland Limited in providing the Certificate of Title, statutory declarations of the Amphitheatre Ireland Limited for the benefit of each Purchaser and Collateral Agent in respect of family law protections, liquor, music & dance licensing and non-demand of title rents and non-breach of title covenants, declaration of identity in respect of the property located in Ireland given by a suitably qualified and appropriately registered architect confirming the boundaries, access and services of the property located in Ireland corresponds with the legal descriptions of same as provided in the Certificate of Title, all title documents relating to the Amphitheatre

Ireland Limited's interests in the Mortgaged Property or an acceptable undertaking to hold the same to the order of the Master Trustee (an “acceptable undertaking” in this section means a solicitor’s undertaking from a firm of solicitors regulated by the Law Society of Ireland and approved for this purpose by the Master Trustee and in form and substance satisfactory to the Master Trustee), an acceptable undertaking of Amphitheatre Ireland Limited to assist with any Tailte Éireann queries arising on the application for registration of the security to be granted in respect of the Mortgaged Property, together with a letter of irrevocable instruction to McCann FitzGerald Solicitors LLP to assist with such queries, a letter of confirmation from McCann FitzGerald Solicitors LLP confirming that they will perform the instructions received pursuant to the aforementioned Amphitheatre Ireland Limited undertaking;
(xi) any such other items which may be required and agreed to be provided following review of Certificate of Title from McCann FitzGerald Solicitors LLP;
(xii)for property located in the United States, (i) a completed Flood Certificate with respect to all Mortgaged Property, which Flood Certificate shall comply with the Flood Program; (ii) if the Flood Certificate states that such Mortgaged Property is located in a Flood Zone, the applicable Participant’s written acknowledgment (x) as to the fact that such Mortgaged Property is located within a Flood Zone and (y) as to whether the community in which each Mortgaged Property is located is participating in the Flood Program; and (iii) if such Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the applicable Participant has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program;
(xiii)for property located in the United States, an ALTA survey of the Mortgaged Property, excluding therefrom any easement rights, prepared in accordance with the “2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys”; and
(xiv)for property located in the United States, evidence reasonably satisfactory to such Purchaser that UCC-3 assignment statements have been filed in all applicable jurisdictions to reflect the assignment of any fixture filings or other related UCC filings to the Master Trustee and the assignment of all security interests in personal property collateral to the Master Trustee.
(s)Personal Property Collateral. The Note Agent and each Purchaser shall have previously received from the Company or from the Person indicated below as providing the item described:
(i) evidence reasonably satisfactory to such Purchaser of the compliance by each Member and each Participant with its obligations under the applicable Pledge and Security Agreement and the other Collateral Documents (including its obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein) and evidence reasonably satisfactory to such Purchaser that UCC-3 assignment statements have been filed in all applicable jurisdictions to reflect the assignment of all security interests in personal property collateral to the Master Trustee;
(ii) a completed Collateral Questionnaire covering each Member and each Participant, dated as of the date of the Closing, together with all attachments contemplated thereby;
(iii) evidence reasonably satisfactory to such Purchaser that each Member and each Participant shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording which, in each case, is necessary to create, in favor of the Master Trustee, a perfected first priority security interest and lien in and to the collateral described under the applicable Pledge and Security Agreement and the other Collateral Documents, subject only to Permitted Liens (as defined in the applicable Intercompany Loan Agreement for each Participant) or Permitted Encumbrances (as defined in the Master Indenture for each Member);
(iv)     on or prior to the date of this Agreement, a Form C1 in respect of each of the Irish Participant Debenture, Irish Member Debenture, the Master Indenture, the Collateral Assignment of Revenues entered into by the Irish Participant and any other relevant security document, in agreed form as between Irish counsel for the Purchasers and Irish counsel for the Members and Participants;
(v)     a fully executed copy of each section 409 letter relating to the Irish Participant Debenture, Irish Member Debenture, the Master Indenture, the Collateral Assignment of Revenues entered into by the Irish Participant and any other relevant security document, each executed and delivered on or prior to the date of this Agreement.
(t)Transfer of Underlying Notes and Security Interests. Each Agent and each Purchaser shall have received from the Company (in form and substance reasonably satisfactory to the Purchaser):
(i) original promissory notes evidencing Participants Loans (to be held by the Master Trustee) secured by Real Estate Assets or Equity Interests in Persons owning Real Estate Assets, together with proper endorsements or allonges in favor of the Master Trustee;
(ii)     for Participants Loans secured by pledges of Equity Interests in Persons owning Real Estate Assets:
(1)executed assignments of all security agreements, pledge agreements, and other Collateral Documents pledging Equity Interests in Persons owning Real Estate Assets, assigning all such security interests to the Master Trustee;
(2)UCC-3 assignment statements in proper form for filing in all applicable jurisdictions to reflect the assignment of all pledges of Equity Interests in Persons owning Real Estate Assets to the Master Trustee, together with evidence that such UCC-3 assignment statements have been filed; and
(3)evidence that written notices have been delivered to all pledgors of Equity Interests and all underlying borrowers under Participants Loans secured by Real Estate Assets or Equity Interests in Persons owning Real Estate Assets, informing such Persons of the transactions contemplated by the Financing Documents and the Master Trustee's rights thereunder.
(u)Environmental Reports. On or prior to the date hereof, the Note Agent and each Purchaser shall have previously received all Environmental Report(s), if any, and, if and to the extent recommended by such report(s), other information in form and scope reasonably satisfactory to such Purchaser, regarding environmental matters relating to the Projects, the Mortgaged Property and the Additional Projects. Notwithstanding anything herein to the contrary, (A) no such receipt shall be considered or deemed an approval by any Purchaser and (B) no new Environmental Reports shall be required as a condition to the effectiveness of this Agreement or the Closing, other than any Environmental Reports that become available prior to the date hereof or the date of the Closing, as applicable.

(v)Financial Statements and Related Information. On or prior to the date hereof, each Purchaser and Note Agent shall have received from the Company (i) the Historical Financial Statements, (ii) a Budget in substantially the form of Exhibit E for the current Fiscal Year and (iii) the initial Financial Plan, demonstrating projected compliance with Section 6.4(a) of the Master Indenture for the periods covered thereby.
(w)Insurance. The Note Agent and each Purchaser shall have received (i) a certificate provided by the insurance broker(s) of each Member and each Participant, or other evidence reasonably satisfactory to it, that all insurance required to be maintained pursuant to Section 6.5 of the Master Indenture is in full force and effect, together with endorsements naming the Master Trustee as additional insured and loss payee thereunder to the extent required under Section 6.5 of the Master Indenture (it being understood that copies of any such endorsements may be delivered within the 45-day period following the Closing), (ii) a report from the insurance broker(s) of each Participant, dated a date reasonably acceptable to the Purchasers, certifying that the insurance program maintained by such Participant is sufficient and consistent with that of other comparable businesses and properties in each applicable location and (iii) evidence that written notices have been delivered to all insurance companies providing insurance coverage with respect to any Mortgaged Property, Project or Additional Property, together with endorsements naming the Master Trustee as loss payee and additional insured as required under Section 6.5 of the Master Indenture.
(x)Use of Proceeds. On the date of the Closing, the Company shall cause the proceeds of the Notes issued at the Closing to be applied pursuant to Section 1 and the Flow of Funds.
(y)No Defaults. As of each of the date hereof and the Closing Date, (1) no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Agreement or the other Note Documents or Collateral Documents that would constitute a Default or an Event of Default, or that would constitute a default under any Related Agreement and (2) the consummation of the transactions contemplated by this Agreement or the other Note Documents or Collateral Documents would not constitute an event of default or a default under any other Indebtedness of any Affiliate of any Member or any Participant.
(z)Accounts. Such Purchaser and the Note Agent shall have previously received satisfactory evidence that the Company has established and funded the Accounts, and entered into Account Control Agreements covering such Accounts, in accordance with the terms of the Indenture.
(aa)Lien Searches. The results of a recent search of all effective UCC financing statements and fixture filings (or equivalent filings) and all judgment and federal tax lien filings made with respect to any personal or mixed property of each Member and each Participant in all requested jurisdictions where such lien searches are available to be conducted have been delivered to the Note Agent and each Purchaser, together with copies of all such filings disclosed by such search and, in respect of each Member and each Participant incorporated in Ireland, the following up to date searches in respect of each Obligor in the Companies Registration Office of Ireland ("CRO") and in the Central Office of the High Court of Ireland: on the file maintained by the Registrar of Companies at the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of a process adviser, examiner, receiver or liquidator, in the Judgments Office of the Central Office of the High Court of Ireland for unsatisfied judgments, orders, decrees and the like, in the petitions section of the Central Office of the High Court of Ireland for any petitions filed in respect of the relevant entity, in the Central Office of the High Court for any proceedings filed by or against the relevant entity and in the Office of the Sheriff of the City of Dublin.

(bb)Material Adverse Effect. Since December 31, 2025, no event, circumstance or change has occurred that has caused or constitutes, or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.
(cc)Excess Operating Amount. On the date of the Closing, the Company will deposit (or cause to be deposited) cash in the Excess Operating Expense Fund in an amount equal to the Excess Operating Expense Amount, which may be funded with proceeds of the Notes.
(dd)Escrow Release. Each Purchaser and Agent shall have received evidence that the conditions to release of funds under each of the Escrow Agreement have been satisfied.
(ee)Offeree Letter. Goldman Sachs & Co. LLC, as sole active Placement Agent, shall have delivered to the Company, its counsel and the counsel referred to in Section 4.1(d) an offeree letter, in form and substance satisfactory to the Company and its counsel and Purchasers’ Special Counsel, confirming the manner of the offering of the Notes by such entity and the number of offerees.
Section 5.Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser, each holder and each Agent on the date hereof and on the date of the Closing that the following statements are true and correct:
Section 5.1.Organization; Power and Authority.
(a)The Company has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation as identified in Schedule 5.1, with the power and authority to own its properties and conduct its business as currently conducted and has been duly qualified to do business in each jurisdiction in which such qualification is required by law, except where the failure to obtain such qualification would not have a Material Adverse Effect. The Company has the power and authority to own the properties it purports to own, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes, the Financing Documents and the Related Agreements, as applicable, and to perform the provisions hereof and thereof.
(b)Schedule 5.1 correctly sets forth each Member and each Participant, and the ownership thereof, as of the date hereof and the date of Closing. All of the equity interests of each Member and each Participant have been duly and validly authorized and issued in accordance with its respective governing documents and Applicable Law.
Section 5.2.Authorization, Etc.
(a)The execution, delivery and performance of this Agreement, the Notes, the Financing Documents and the Related Agreements, as applicable, have been duly authorized by all necessary action on the part of the Company.
(b)Obligation No. 1 has been duly authorized by the Company and, when issued and delivered pursuant to this Agreement and the Indenture and authenticated by the Master Trustee, will have been duly executed, authenticated, issued and delivered and will constitute a valid and legally binding obligation of the Company, as representative of the Members, enforceable against the Members in accordance with, and subject to, the terms thereof and the terms of the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and implied covenants of good faith and fair dealing (the “Enforceability Exceptions”) and entitled to the benefits provided to

Senior Obligations under the Indenture. Each other Financing Document and Related Agreement to which the Company is a party has been duly authorized, executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by the Enforceability Exceptions.
Section 5.3.Disclosure. The Company, through its agents, Goldman Sachs & Co. LLC and MUFG Bank, Ltd. (collectively, the “Placement Agents”), has delivered to each Purchaser a copy of the Investor Presentation and the Indenture relating to the transactions contemplated hereby. This Agreement, the Notes, the Investor Presentation, the Indenture, the other Collateral Documents, the Historical Financial Statements, the Budget and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to April 3, 2026 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (collectively, as the “Disclosure Documents”), taken as a whole, (a) as of the dates thereof, fairly describe, and as of the date hereof and the Closing will fairly describe, in all material respects, the general nature of the business and principal properties of the Members and the Participants and (b) as of the dates hereof, do not, and as of the date hereof and the Closing will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The financial projections included in the Investor Presentation have been prepared based upon assumptions deemed reasonable by the Company and the other Members and Participants in their good faith business judgment; provided, such projections are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from such projections and that the differences may be material. There is no fact known to the Company (other than matters of a general economic nature) that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.Adverse Proceedings. There are no Adverse Proceedings that, individually or in the aggregate, seeking to prevent the consummation of the transactions contemplated by any Financing Documents or any Related Agreements executed and delivered on or prior to the date hereof or the date of Closing, as applicable, or that would reasonably be expected to result in a Material Adverse Effect. The Company is not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.5.Historical Financial Statements; Budget; Financial Plan.
(a)The Historical Financial Statements were prepared in conformity with Applicable Accounting Standards and fairly present, in all material respects, the financial position of each Participant as at the respective dates thereof and the results of operations of each Participant for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.
(b)On and as of the date hereof and the date of Closing, (i) the initial Financial Plan, as described in Section 8.4(i), and (ii) the Budget for the Fiscal Year in which the Closing occurs were prepared in good faith by the Company and the other Members and Participants and are based on commercially reasonable assumptions ; provided, such projections are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from such projections and that the differences may be material.
(c)The Members and the Participants do not have any material liabilities that are not disclosed or otherwise reflected in the Disclosure Documents.

Section 5.6.Compliance with Laws, Other Instruments, Etc. Neither the issuance and sale of the Notes nor the execution, delivery and performance by (x) the Company of the Financing Documents to which it is a party, and the consummation by the Company of the transactions contemplated by such Financing Documents and (y) each Participant of the Conveyance Documents to which it is a party, and the consummation by such Participant of the transactions contemplated by such Conveyance Documents, will (a) violate (i) in any material respect, any provision of any Applicable Law, (ii) any of the Organizational Documents of any Member or Participant, or (iii) in any material respect, any order, judgment or decree of any Governmental Authority binding on any Member, any Participant or any of their respective properties; (b)  except as would not reasonably be expected to have a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Member, any Participant or any direct or indirect stockholder, member or parent of any Member or Participant; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Company (other than any Liens created under any of the Collateral Documents in favor of the Master Trustee and Liens permitted under Section 8.28); (d) require (x) any approval of any direct or indirect stockholder, member or parent of any Member or Participant or (y) any approval or consent of any Person under any Contractual Obligation of the Company or any direct or indirect stockholder, member or parent of any Member or Participant, except for (i) such approvals or consents which have been obtained on or before the date of Closing and disclosed in writing to each Purchaser, Note Agent and Collateral Agent and (ii) with respect to clause (y), any such approvals or consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect; or (e) require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, other than (i) (A) filings and recordings with respect to the Trust Estate made or to be made, or otherwise delivered to the Master Trustee for filing and/or recordation, in accordance with the terms of the Indenture, (B) such registrations, filings, recordations, notices or other actions that have been made and (C) such consents and approvals that have been obtained and (ii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not obtained or made.
Section 5.7.Compliance with Applicable Laws. The Company is in compliance with all Applicable Laws in respect of the conduct of its business and the ownership of its property or governing its business and the requirements of the USA PATRIOT Act or any of the other laws and regulations referred to in Section 5.15, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.8.Taxes. All federal income, if applicable, and other material Tax returns and reports of the Company required to be filed (including federal, state, local and non-United States Tax returns, as applicable) have been timely filed with the appropriate Governmental Authorities or an extension has been obtained or granted, and all Taxes shown on such Tax returns to be due and payable and all other material assessments, fees and other governmental charges upon the Company and upon its properties, assets and income which are due and payable have been paid prior to delinquency; provided, no such Tax or claim need be paid if it is (x) not, individually or in the aggregate, in excess of the greater of (A) €1,000,000 and (B) 1.50% of the Adjusted Operating Income of the Participants for the immediately preceding Fiscal Year in the aggregate for all Members and Participants or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with Applicable Accounting Standards shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien (other than any Liens permitted under Section 8.28) against any of the Trust Estate, such contest proceedings conclusively operate to stay the sale of any portion of the Trust Estate to satisfy such Tax or claim (or alternatively the Company has bonded or insured over, discharged or otherwise furnished such security as may be required to stay any such sale). To the Company’s knowledge, there is no proposed Tax assessment presently sought by any Governmental Authority against the Company which is not being paid when due or contested in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with Applicable Accounting Standards shall have been made or provided therefor.
Section 5.9.Title to Property; Leases. The Company has (i) good, marketable and insurable title to (in the case of fee interests in real property, if any), subject to Liens permitted under Section 8.28, (ii) valid possessory, leasehold or licensed interests in (in the case of possessory, leasehold or licensed interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of its material properties and assets reflected in the most recent financial statements delivered pursuant to Section 6.10 of the Master Indenture, in each case, except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8 of the Master Indenture and Section 8.34 of this Agreement. Except for Liens permitted under Section 8.28, all such properties and assets are free and clear of Liens. The Company owns no direct interest in real property (fee, leasehold, possessory or otherwise).
Section 5.10.Licenses, Permits, Etc.
(a)The Company owns or possesses all licenses, permits, franchises, authorizations, or rights thereto, that are used in its business, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company has no reason to believe that other necessary permits, licenses and approvals will not be available as and when required, except where the failure to obtain any such other necessary permit, license or approval as and when required would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.11.Employee Benefit Plans. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS indicating that the form of such Employee Benefit Plan is so qualified or is in the form of a pre-approved prototype or volume submitter document that is the subject of a favorable IRS opinion or advisory letter and to the Company’s knowledge, nothing has occurred subsequent to the issuance of such determination, opinion or advisory letter that would cause such Employee Benefit Plan to lose its qualified status. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the IRS, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Company or any of its ERISA Affiliates. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Company, except to the extent required under Section 4980B of the Code or similar state laws. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan that apply to them and have not been notified by any such Multiemployer

Plan that it is in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to such Multiemployer Plan. The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder, and the execution and delivery of the First Supplemental Indenture and the issuance of Obligation No. 1, will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the foregoing sentence of this Section 5.11 is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser. The Company has no non-U.S. Plans, or if it has non-U.S. Plans, each has been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect, and all premiums, contributions and any other amounts required by applicable Non-U.S. Plan have been paid or accrued as required by the applicable accounting standards, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect. “Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
Section 5.12.Private Offering by the Company. Neither the Company nor, to the Company’s knowledge after due inquiry, anyone acting on the Company’s behalf has offered the Notes or any similar Securities for sale (i) to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 60 other Institutional Investors, each of which has been offered the Notes at a private sale for investment or (ii) in a manner inconsistent with the means of offering contained in the letters, to be dated as of the date of Closing, by the Placement Agents to the Company, Paul Hastings LLP and DLA Piper LLP (US). Neither the Company nor, to the Company’s knowledge after due inquiry, anyone acting on the Company’s behalf has, with respect to the Notes, engaged in any form of “general solicitation or general advertising,” as defined under Rule 502(c) of the Securities Act. The Company has provided each Purchaser an opportunity to discuss with the Company’s management the financial statements delivered pursuant to Section 5.5, as well as the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or delivery of any Note Documents to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction, including the jurisdiction that governs the Company’s internal affairs.
Section 5.13.Use of Proceeds; Margin Regulations.
(a)The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Margin Stock does not constitute more than 25% of the value of the assets of the Company and the Company has no present intention that Margin Stock will constitute more than 25% of the value of such assets.
(b)No portion of the proceeds of any of the Notes shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
(c)At the Closing, the Company shall cause the proceeds of the Notes to be applied in accordance with Section 1.
Section 5.14.Indebtedness; Liens.
(a)Schedule 5.14 sets forth a complete and correct list of all outstanding Indebtedness of the Company and each other Member (other than the Notes) as of the date hereof and the date of Closing (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any guaranty thereof). No Member is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Material Indebtedness and no event or condition exists with respect to such Material Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Material Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)As of the date hereof and the date of Closing, other than Liens granted (or to be granted) pursuant to the Financing Documents and Permitted Encumbrances, no Member has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.
(c)As of the date hereof and the date of Closing, no Member is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Member, any agreement relating thereto or any other agreement (including its Organizational Documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness, except the Financing Documents (and Indebtedness to be repaid at the Closing with proceeds of the Notes).
Section 5.15.Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions.
(a)Neither the Company, any other Member or any Participant, or any of their respective directors or officers, nor, to the Company’s knowledge, any of their respective employees, agents or affiliates, is a Sanctions Target.
(b)None of the Company, any other Member or any Participant (i) has, during the past five (5) years, violated, been found in violation of, or been charged or convicted under, any applicable Anti-Money Laundering Laws or Anti-Corruption Laws in any material respect, or any Sanctions in any respect or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)Each of the Company, each other Member, and each Participant maintain, or are subject to, policies and procedures reasonably designed to ensure compliance with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.16.Status under Certain Statutes. No Member is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act or under any other federal or state statute or regulation in a manner that renders all or any portion of the Notes, the Obligations or any Financing Documents unenforceable or limits its ability to incur the Indebtedness under the

Notes or the Obligations. No Member is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
Section 5.17.Insurance. The Company has obtained all insurance required to be obtained under the Indenture and the Related Agreements, as applicable.
Section 5.18.Copies of Agreements; No Defaults.
(a)Schedule 5.18 contains a true, correct and complete list of all the Financing Documents and Related Agreements in effect on the date hereof and the date of Closing.
(b)The Company has delivered, or caused to be delivered, to each Purchaser and the Note Agent complete and correct copies of each Financing Document and each Related Agreement executed and delivered prior to or as of the date hereof and the date of Closing, as applicable, together with all exhibits and schedules thereto.
(c)(i) All of the requirements contemplated by the Related Agreements to have been settled, satisfied or performed prior to or as of the date hereof and the date of Closing, as applicable, in order to retain the effectiveness of such Related Agreements and consummate the transactions contemplated under such Related Agreements as of such date have been duly settled, satisfied or performed or waived, and (ii) each of the transactions contemplated by the Related Agreements to have been settled, satisfied or performed prior to or as of the date hereof and the date of Closing, as applicable, have been consummated in accordance with such Related Agreements and all Applicable Laws, except in each case of clauses (i) and (ii), as would not reasonably be expected to result in a Material Adverse Effect.
Section 5.19.Grant of Security Interests.
(a)Pursuant to the Master Indenture and the other Financing Documents, the Master Trustee has been granted a perfected, first priority security interest in all of the Trust Estate on behalf of the holders of Obligations under the Indenture, subject only to Permitted Liens (as defined in the applicable Intercompany Loan Agreement for each Participant) or Permitted Encumbrances (as defined in the Master Indenture for each Member).
(b)Each Mortgage, together with any applicable assignments thereof, creates a valid Lien in favor of the Master Trustee on the Mortgaged Property subject thereto, securing the payment of the Obligations. All action necessary to perfect such Lien has been taken and such Lien has priority over any other Lien on such Mortgaged Property (in the case of Mortgages entered into at Closing, upon recording of the Mortgage, and any UCC financing statements required to be filed in connection therewith, with the appropriate filing office).
Section 5.20.Special Purpose Entity Provisions. Until the Discharge of Note Obligations:
(a)The Company (i) is organized solely for the purposes described in Section 7(a) of the Company LLC Agreement, as in effect on the date hereof; (ii) has not engaged in any other operations; (iii) has no other purpose (except for such other lines of business as may be consented to by the Required Holders); and (iv) has no Indebtedness, secured or unsecured, direct or contingent, other than Indebtedness permitted under Section 8.27.
(b)The Company has complied in all material respects with the separateness provisions contained in its Organizational Documents.

(c)No suit or action is pending or, to the Company’s knowledge, threatened, seeking to consolidate the assets and liabilities of the Company with any other Person, or generally to impose the obligations of any Person on the Company.
Section 5.21.EEA Financial Institution Status. No Member is an EEA Financial Institution.
Section 5.22.Employee Matters. No Member has any employees.
Section 5.23.Environmental Matters. Except as has not or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)No Member, nor any of its property, are subject to any outstanding written order, consent decree, Contractual Obligation or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim or any Hazardous Materials Activity.
(b)No Member has received any letter or other written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604, “CERCLA”) or any comparable state law pertaining to any property.
(c)No property or improvements now or, to the Company’s knowledge, previously owned, operated, or leased by any Member, or, to the Company’s knowledge, at which any Member has contributed to the disposal of Hazardous Materials or Hazardous Materials Activity, is either listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the Superfund Enterprise Management System (“SEMS”), or on any similar state lists of sites requiring investigation, clean-up, or other response or remedial actions.
(d)There are and have been no events, conditions, occurrences, or Hazardous Materials Activities which have resulted in, or would reasonably be expected to form the basis of, an Environmental Claim against any Member or in respect of any of its property.
(e)There have been no past, and there are no pending or threatened in writing (i) Environmental Claims received by any Member, or (ii) complaints or notices received by any Member regarding potential liability under any Environmental Law or Hazardous Materials Activity.
(f)Reserved.
(g)There are not, nor have there ever been, above ground or underground storage tanks, active or abandoned, including petroleum storage tanks, on or under all or any portion of any property now or, to the Company’s knowledge, previously owned, operated or leased by any Member.
(h)Each Member and its properties have been issued and are in compliance with all required Governmental Authorizations relating to Environmental Laws.
Section 5.24.No Material Adverse Effect. Since December 31, 2025, no event, circumstance or change has occurred in respect of any Member that has caused or evidences, or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.
Section 5.25.Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by this Agreement, the other Note Documents, the Collateral Documents or the Related Agreements, except as payable to the Placement Agents.

Section 5.26.Solvency. Each Member is, and, upon the incurrence of any Note Obligations pursuant to this Agreement and Obligation No. 1, will be, Solvent.
Section 5.27.Senior Obligations. Obligation No. 1 constitutes a Senior Obligation under the Indenture, senior to or pari passu with all other senior and unsubordinated Indebtedness of the Members.
Section 5.28.Reserved.
Section 5.29.Beneficial Ownership. Each holder is beneficially entitled to all payments received under this Agreement.
Section 6.Representations and Warranties of the Purchasers.
Section 6.1.Purchase for Investment. Each Purchaser severally represents that (i) it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (9) of Regulation D of the Securities Act and it is purchasing the Notes of the applicable Series for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds or Related Funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control and (ii) it has (or its investment manager or investment advisor has) knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Notes and it is able to bear the economic risk of holding the Notes for an indefinite period of time. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and in compliance with the terms of the Indenture, and that the Company is not required to register the Notes, nor does it intend to do so and, in any event, a Purchaser shall only reoffer or resell the Notes purchased by it in accordance with any available exemption from the requirements of Section 5 of the Securities Act, except as aforesaid. Each Purchaser also severally represents that the Company has provided such Purchaser an opportunity to discuss with the Company’s management the financial statements delivered pursuant to Section 5.5, as well as the Company’s business management, financial affairs and the terms and conditions of the offering of the Notes.
Section 6.2.Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes of the applicable Series to be purchased by such Purchaser hereunder:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)the Source constitutes assets of an “investment fund” (within the meaning of Section VI of PTE 84-14, as amended (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM Exemption) that (I) is not ineligible to rely on the QPAM Exemption pursuant to Section I(g) of the QPAM Exemption and (II) has satisfied the requirements of Section I(k) of the QPAM Exemption, no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Section I(c) and (g) (regarding eligibility) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)the Source is a governmental plan; or
(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
(i)

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” “benefit plan investor,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 6.3.Additional Representations. Each Purchaser severally makes the following additional representations and warranties:
(a)such Purchaser understands that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of exemptions for the Company’s issuance of the Notes of the applicable Series and the eligibility of such Purchaser to acquire such Notes;
(b)such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Members and the Participants and materials relating to the offer and sale of the Notes of the applicable Series that have been requested by such Purchaser. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained herein. Such Purchaser understands that its investment in the Notes involves risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes of the applicable Series. Such Purchaser has independently (and without reliance upon any Agent or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates) made its own analysis and decision to invest in the Notes of the applicable Series;
(c)each Purchaser severally (a) acknowledges that each Placement Agent may rely on the representations and warranties of such Purchaser contained in this Section 6 as if it were a party to this Agreement; (b) represents and warrants (for itself and for each account for which such purchaser is acquiring the Notes) that such Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any Placement Agent, any of its affiliates or any of its or their control persons, officers, directors or employees, in making its investment or decision to invest in the Company; and (c) agrees (for itself and for each account for which such Purchaser is acquiring the Notes) that none of any Placement Agent, any of its affiliates or any of its or their control persons, officers, directors or employees shall be liable to any Purchaser in connection with its purchase of the Notes, except to the extent arising from fraud, gross negligence or willful misconduct;
(d)such Purchaser is a validly existing corporation, partnership, limited liability company or other entity and has the requisite corporate, partnership, limited liability or other organizational power and authority to purchase the Notes of the applicable Series pursuant to this Agreement. This Agreement has been duly and validly authorized, executed and delivered on behalf of such Purchaser and is a valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except to the extent limited by the Enforceability Exceptions. Each of the other Note Documents executed by such Purchaser in connection with the transactions contemplated hereby and thereby as of the date hereof and as of Closing will have been duly and validly authorized, executed and delivered on behalf of such Purchaser as of the date hereof and as of Closing and will be valid and binding agreements of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except to the extent limited by the Enforceability Exceptions; and

(e)such Purchaser (i) is an “institutional account” as defined in FINRA 4512(c) and (ii) is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7), (8) or (9) under the Securities Act and (iii) has its principal place of business as set forth on Schedule A.
Section 7.Payment and Prepayment of the Notes
Section 7.1.Required Prepayments; Maturity.
Commencing on December 31, 2028 and on each December 31 thereafter through and including December 31, 2046, the Company will prepay, and on the applicable Maturity Date the Company will pay, such portion of the principal amount (or such lesser principal amount as shall then be outstanding) of the Series A-1 Notes and the Series A-2 Notes at par and without payment of any Make-Whole Amount, Modified Make-Whole Amount, Swap Breakage Loss or premium as is set forth on Schedule 7.1, provided that upon any partial prepayment of such Notes pursuant to Section 7.2, 7.3 or 10 or partial purchase of such Notes pursuant to Section 7.6, the principal amount of each required prepayment of such Notes becoming due under this Section 7.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of such Notes is reduced as a result of such prepayment or purchase. Commencing on June 30, 2026 and on each June 30 and December 31 thereafter to and including June 30, 2047 and on the applicable Maturity Date, the Company will pay accrued interest on the principal amount of the Series A-1 Notes and the Series A-2 Notes outstanding as of the relevant date.
Commencing on June 30, 2026 and on each June 30 and December 31 thereafter to and including June 30, 2037 and on the applicable Maturity Date, the Company will pay accrued interest on the principal amount of the Series B-2 Notes outstanding as of the relevant date.
Commencing on December 31, 2027 and on each December 31 thereafter through and including December 31, 2031, the Company will prepay, and on the applicable Maturity Date the Company will pay, such portion of the principal amount (or such lesser principal amount as shall then be outstanding) of the Series C-1 Notes and the Series C-2 Notes at par and without payment of any Make-Whole Amount, Modified Make-Whole Amount, Swap Breakage Loss or premium as is set forth on Schedule 7.1, provided that upon any partial prepayment of such Notes pursuant to Section 7.2, 7.3 or 10 or partial purchase of such Notes pursuant to Section 7.6, the principal amount of each required prepayment of such Notes becoming due under this Section 7.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of such Notes is reduced as a result of such prepayment or purchase. Commencing on June 30, 2026 and on each June 30 and December 31 thereafter to and including June 30, 2032 and on the applicable Maturity Date, the Company will pay accrued interest on the principal amount of the Series C-1 Notes and the Series C-2 Notes outstanding as of the relevant date.
Commencing on December 31, 2032 and on each December 31 thereafter through and including December 31, 2054, the Company will prepay, and on the applicable Maturity Date the Company will pay, such portion of the principal amount (or such lesser principal amount as shall then be outstanding) of the Series D-1 Notes at par and without payment of any Make-Whole Amount, Modified Make-Whole Amount, Swap Breakage Loss or premium as is set forth on

Schedule 7.1, provided that upon any partial prepayment of such Notes pursuant to Section 7.2, 7.3 or 10 or partial purchase of such Notes pursuant to Section 7.6, the principal amount of each required prepayment of such Notes becoming due under this Section 7.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of such Notes is reduced as a result of such prepayment or purchase. Commencing on June 30, 2026 and on each June 30 and December 31 thereafter to and including June 30, 2055 and on the applicable Maturity Date, the Company will pay accrued interest on the principal amount of the Series D-1 Notes outstanding as of the relevant date.
As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the applicable Maturity Date thereof.
All payments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Note on a date when interest is due and payable with respect to such Note) shall be applied to the payment of interest then due and payable before application to principal.
Interest on each Note shall begin to accrue on the date on which the proceeds of such Note are funded into the Escrow Account. If a Repayment Event (as defined in the Escrow Agreement) occurs, the Company shall promptly pay to each Purchaser the interest accrued on its Notes through the date on which such Purchaser receives a return of its Prefunded Amount (as defined in the Escrow Agreement) from the Escrow Account.
Notwithstanding anything to the contrary herein, all payments and prepayments on the Notes set forth in this Section 7 and in Section 10 shall be paid to the applicable holders by the Paying Agent, on behalf of the Company, from funds received by such Paying Agent from or at the direction of the Master Trustee pursuant to the terms of this Agreement (including Section 12 hereof), the Indenture and Obligation No. 1 prior to 11:00 a.m., in the applicable Place of Payment, on the date when due, in immediately available funds. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.
Section 7.2.Mandatory Prepayments.

(a)Asset Sales.
(i)     No later than five (5) Business Days following the date of receipt by any Member or any Participant of any Net Asset Sale Proceeds (other than any Net Asset Sale Proceeds received by a Subordinated Bridge Loan Participant with respect to its Subordinated Bridge Participant Collateral that are applied to the prepayment of the related Subordinated Bridge Indebtedness), the Company shall give written notice thereof to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee (an “Disposal Prepayment Notice”), which notice shall (i) describe the nature of the relevant Asset Sale in reasonable detail, (ii) refer to this Section 7.2(a) and the rights of the holders hereunder, (iii) state the amount of the Net Asset Sale Proceeds of such Asset Sale and the aggregate principal amount of Secured Indebtedness required either to be prepaid or offered to be prepaid hereunder, (iv) contain an offer by the Company to prepay a stated portion of the outstanding principal amount of the Notes held by such holder in an amount equal to such holder’s Ratable Portion of 100% of the Net Asset Sale Proceeds of such Asset Sale, , together with accrued and unpaid interest thereon to the date of such prepayment and the applicable Swap Breakage Loss (if any), but without payment of any Make-Whole Amount, which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Disposal Prepayment Notice (the “Disposal Prepayment Date”). Such Disposal Prepayment Notice shall provide that each holder notify the Company in writing by a stated date (the “Disposal Prepayment Response Date”), which date is not less than 20 days after such holder’s receipt of the Disposal Prepayment Notice, if such holder accepts the offer for some or all of its Notes (or any portion thereof) to be so prepaid. To accept an offer of prepayment set forth in a Disposal Prepayment Notice, a holder of a Note shall cause a written notice of such acceptance to be delivered to the Company (with a copy to the Paying Agent, the Note Agent and the Master Trustee) on or before the Disposal Prepayment Response Date. Any holder of multiple Notes bearing the same registered holder name may, at its option, choose among its Notes as to which Notes, if any, and whether in full or for any portion thereof, it is accepting the offer of prepayment pursuant to this Section 7.2(a) and shall designate in its notice of acceptance as to the specific Notes, if any, being accepted for payment and the portion of any Note being accepted for which such holder is accepting less than the full amount offered to be prepaid. If a holder does not notify the Company on or before the Disposal Prepayment Response Date of such holder’s acceptance or rejection of all or any portion of the prepayment offer contained in the Disposal Prepayment Notice, then in each case the holder shall be deemed to have rejected the prepayment offer of such Notes. If a holder accepts such offer but does not designate specific Notes or portions thereof for which such offer has been accepted, such holder shall be deemed to have accepted such offer for all Notes held by it (but only those held for the applicable beneficial holder in the case of Notes held in nominee name) and managed by the same investment manager or investment advisor. On the Disposal Prepayment Date, the aggregate outstanding principal amount of any Note (or portion thereof) with regard to which such holder has accepted such prepayment offer, together with any interest accrued thereon to the Disposal Prepayment Date and the applicable Swap Breakage Loss (if any), but without payment of any Make-Whole Amount, shall become due and payable.
(ii)     Notwithstanding the foregoing, so long as (A) no Event of Default shall have occurred and be continuing and (B) immediately following the applicable Asset Sale, on a pro forma basis after giving effect thereto, the Members have (a) a Historical Senior Debt Service Coverage Ratio of not less than 2.00 to 1.00 and a Historical Combined Debt Service Coverage Ratio of not less than 1.75 to 1.00 for the then most recently-ended period of four consecutive fiscal quarters and (b) a Projected Senior Debt Service Coverage Ratio of not less than 2.00 to 1.00 and a Projected Combined Debt Service Coverage Ratio of not less than 1.75 to 1.00 for the four fiscal quarter period beginning at the end of the most recently-ended fiscal quarter, the Company shall have the right, at its option, to delay its offer of prepayment of Notes in the manner set forth above and to consider reinvestment of such Net Asset Sale Proceeds in assets useful in or related to the operation of the business of a Member or Participant upon the following conditions: (1) the Company shall deliver a certificate of an Authorized Representative of the applicable Member or Participant to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee, within five (5) Business Days following receipt of such Net Asset Sale Proceeds, detailing how and when such Net Asset Sale Proceeds are to be reinvested and certifying that the conditions set forth in clauses (ii)(A) and (B) above have been satisfied, (2) the applicable Member or Participant shall commence the diligent reinvestment of such Net Asset Sale Proceeds within two hundred seventy (270) days following receipt of such Net Asset Sale Proceeds and (3) the Company shall deliver a certificate of an Authorized Representative of the applicable Member or Participant to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee, within four hundred fifty (450) days following receipt of such Net Asset Sale Proceeds, detailing how and when such Net Asset Sale Proceeds were reinvested. In the event that such Net Asset Sale Proceeds are not timely reinvested in accordance with the terms of this

Section 7.2(a)(ii), or the Company fails to timely deliver the aforementioned certificates of an Authorized Representative, the Company will send a new Disposal Prepayment Notice to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee and such Net Asset Sale Proceeds, to the extent not applied pursuant to the preceding sentence, shall be applied to the prepayment of the Ratable Portion of the Notes, together with accrued and unpaid interest thereon to the date of such prepayment and Swap Breakage Loss (if any), but without payment of any Make-Whole Amount, pursuant to the process and requirements described in clause (i) above.
(b)Insurance/Condemnation Proceeds.
(i)      No later than 5 Business Days following the date of receipt by any Member or any Participant of any Net Insurance/Condemnation Proceeds (other than any Net Insurance/Condemnation Proceeds received by a Subordinated Bridge Loan Participant with respect to its Subordinated Bridge Participant Collateral that are applied to the prepayment of the related Subordinated Bridge Indebtedness), the Company shall give written notice thereof to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee (an “Casualty Prepayment Notice”), which notice shall (i) describe the nature of the relevant casualty or condemnation event in reasonable detail, (ii) refer to this Section 7.2(b) and the rights of the holders hereunder, (iii) state the amount of the net proceeds of such casualty or condemnation event and the aggregate principal amount of Secured Indebtedness required either to be prepaid or offered to be prepaid, (iv) contain an offer by the Company to prepay a stated portion of the outstanding principal amount of the Notes held by such holder in an amount equal to such holder’s Ratable Portion of 100% of the Net Insurance/Condemnation Proceeds of such casualty or condemnation event, together with accrued and unpaid interest thereon to the date of such prepayment and any applicable Swap Breakage Loss, but without payment of any Make-Whole Amount, which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Casualty Prepayment Notice (the “Casualty Prepayment Date”). Such Casualty Prepayment Notice shall provide that each holder notify the Company in writing by a stated date (the “Casualty Prepayment Response Date”), which date is not less than 20 days after such holder’s receipt of the Casualty Prepayment Notice, if such holder accepts the offer for some or all of its Notes (or any portion thereof) to be so prepaid. To accept an offer of prepayment set forth in a Casualty Prepayment Notice, a holder of a Note shall cause a written notice of such acceptance to be delivered to the Company (with a copy to the Paying Agent and the Note Agent) on or before the Casualty Prepayment Response Date. Any holder of multiple Notes bearing the same registered holder name may, at its option, choose among its Notes as to which Notes, if any, and whether in full or for any portion thereof, it is accepting the offer of prepayment pursuant to this Section 7.2(b) and shall designate in its notice of acceptance as to the specific Notes, if any, being accepted for payment and the portion of any Note being accepted for which such holder is accepting less than the full amount offered to be prepaid. If a holder does not notify the Company on or before the Casualty Prepayment Response Date of such holder’s acceptance or rejection of all or any portion of the prepayment offer contained in the Casualty Prepayment Notice, then in each case the holder shall be deemed to have rejected the prepayment offer of such Notes. If a holder accepts such offer but does not designate specific Notes or portions thereof for which such offer has been accepted, such holder shall be deemed to have accepted such offer for all Notes held by it (but only those held for the applicable beneficial holder in the case of Notes held in nominee name) and managed by the same investment manager or investment advisor. On the Casualty Prepayment Date, the aggregate outstanding principal amount of any Note (or portion thereof) with regard to which such holder has accepted such prepayment offer, together with any interest accrued thereon to the Casualty Prepayment Date and the applicable Swap Breakage Loss (if any), but without payment of any Make-Whole Amount, shall become due and payable.

(ii)     Notwithstanding the foregoing, that so long as no Event of Default shall have occurred and be continuing, the Company shall have the right, at its option (except in the case of loss of title), to either (x) within 60 days following receipt of such Net Insurance/Condemnation Proceeds, (a) prepay the Ratable Portions of the Notes, together with accrued and unpaid interest thereon to the date of such prepayment and any applicable Swap Breakage Loss, but without payment of the Make-Whole Amount, in the aggregate amount (if any) necessary, when combined with any required prepayments under any other Secured Indebtedness with respect to the applicable casualty or condemnation event, in order to avoid a Ratings Trigger Event with respect to the Notes and the other Secured Indebtedness as of such date and (b) provide a Confirmation of Rating or (y) delay prepayment of Notes in the manner set forth above and to consider reinvestment of such Net Insurance/Condemnation Proceeds in assets useful in or related to the operation of the business of such Member or Participant (or the application of such Net Insurance/Condemnation Proceeds to the replacement, repair or restoration of the property or assets subject to the relevant recovery event or condition) upon the following conditions: (1) the Company shall deliver a certificate of an Authorized Representative of the applicable Member or Participant to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee, within 5 Business Days following receipt of such Net Insurance/Condemnation Proceeds, certifying that no Event of Default shall have occurred and be continuing and either (A) declaring that the Company intends to exercise its option under clause (ii)(x) above or (B) detailing how and when such Net Insurance/Condemnation Proceeds are to be reinvested, (2) if the Company elects to exercise its option under clause (ii)(x) above, the requirements of such clause are satisfied within 60 days following receipt of such Net Insurance/Condemnation Proceeds and (3) if the Company elects to exercise its option under clause (ii)(y) above, the applicable Member or Participant shall commence the diligent reinvestment of such Net Insurance/Condemnation Proceeds within three hundred sixty-five (365) days following receipt of such Net Insurance/Condemnation Proceeds and the Company shall deliver a certificate of an Authorized Representative of the applicable Member or Participant to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee, within five hundred forty (540) days following such date of receipt thereof, detailing how and when such Net Insurance/Condemnation Proceeds were reinvested. In the event that such Net Insurance/Condemnation Proceeds are not timely applied to prepayment of the Notes or reinvested in accordance with the terms of this Section 7.2(b)(ii), or the Company fails to timely deliver the aforementioned certificates of an Authorized Representative, the Company will send a new Casualty Prepayment Notice to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee and such Net Insurance/Condemnation Proceeds, to the extent not applied pursuant to the preceding sentence, shall be applied to the prepayment of the Ratable Portion of the Notes, together with accrued and unpaid interest thereon to the date of such prepayment and any applicable Swap Breakage Loss, but without payment of any Make-Whole Amount, pursuant to the process and requirements described in clause (i) above.
(c)Removal of Venue. No later than the first (1st) Business Day following the date on which all or substantially all of any Participant’s right, title and interest in any Project, Mortgaged Property or Additional Property (and/or the Gross Revenues derived from the operation thereof) is removed from Participant Collateral without being sold and without the withdrawal of such Participant from the applicable Intercompany Loan Documents, the Company shall (a) prepay (or cause to be prepaid) the Ratable Portion of the Notes, together with accrued and unpaid interest thereon to the date of such prepayment and any applicable Make-Whole Amount and Swap Breakage Loss, in the aggregate amount (if any) necessary, when combined with any required prepayments under any other Secured Indebtedness with respect to the applicable casualty or condemnation event, in order to avoid a Ratings Trigger Event with respect to the Notes and the other Secured Indebtedness as of such date and (b) provide a Confirmation of Rating. By 10:00 a.m. in the applicable Place of Payment two (2) Business Days prior to any prepayment of the Notes pursuant to this Section 7.2(c), the Company shall deliver to the Paying Agent, the Note Agent and the Master Trustee, for further delivery to each holder of Notes, a certificate of an Authorized Representative certifying as to (i) the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 7.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, (ii) the Section of this Agreement pursuant to which such prepayment is made and (iii) the Make-Whole Amount, if any, due in connection with such prepayment (calculated by the Company for the proposed prepayment date, but using interest rates as of the date of the prepayment), setting forth the details of such computation.
(d)Withdrawal of Participant. No later than the first (1st) Business Day following the date on which any Participant withdraws from the applicable Intercompany Loan Documents, the Company shall (a) prepay (or cause to be prepaid) the Ratable Portion of the Notes, together with accrued and unpaid interest thereon to the date of such prepayment and any applicable Make-Whole Amount and Swap Breakage Loss, in the aggregate amount (if any) necessary, when combined with any required prepayments under any other Secured Indebtedness with respect to the applicable casualty or condemnation event, in order to avoid a Ratings Trigger Event with respect to the Notes and the other Secured Indebtedness as of such date and (b) provide a Confirmation of Rating. By 10:00 a.m. in the applicable Place of Payment two (2) Business Days prior to any prepayment of the Notes pursuant to this Section 7.2(d), the Company shall deliver to the Paying Agent, the Note Agent and the Master Trustee, for further delivery to each holder of Notes, a certificate of an Authorized Representative certifying as to (i) the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 7.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, (ii) the Section of this Agreement pursuant to which such prepayment is made and (iii) the Make-Whole Amount, if any, due in connection with such prepayment (calculated by the Company for the proposed prepayment date, but using interest rates as of the date of the prepayment), setting forth the details of such computation.
(e)Surplus Fund. No later than 5 Business Days following any date on which the Release Conditions under the Indenture have failed to be satisfied for 6 consecutive Fiscal Quarters, the Company shall give written notice thereof to the Paying Agent, the Note Agent, each holder of Notes and the Master Trustee (an “Surplus Fund Prepayment Notice”), which notice shall (i) describe the nature of the relevant Release Condition event in reasonable detail, (ii) refer to this Section 7.2(e) and the rights of the holders hereunder, (iii) state the amount on deposit in the Surplus Fund and the aggregate principal amount of Secured Indebtedness required either to be prepaid or offered to be prepaid, (iv) contain an offer by the Company to prepay a stated portion of the outstanding principal amount of the Notes held by such holder in an amount equal to such holder’s Ratable Portion of 100% of the amount on deposit in the Surplus Fund, together with accrued and unpaid interest thereon to the date of such prepayment and the applicable Swap Breakage Loss (if any), but without payment of any Make-Whole Amount, which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Surplus Fund Prepayment Notice (the “Surplus Fund Prepayment Date”). Such Surplus Fund Prepayment Notice shall provide that each holder notify the Company in writing by a stated date (the “Surplus Fund Prepayment Response Date”), which date is not less than 20 days after such holder’s receipt of the Surplus Fund Prepayment Notice, if such holder accepts the offer for some or all of its Notes (or any portion thereof) to be so prepaid. To accept an offer of prepayment set forth in a Surplus Fund Prepayment Notice, a holder of a Note shall cause a written notice of such acceptance to be delivered to the Company (with a copy to the Paying Agent and the Note Agent) on or before the Surplus Fund Prepayment Response Date. Any holder of multiple Notes bearing the same registered holder name may, at its option, choose among its Notes as to which Notes, if any, and whether in full or for any portion thereof, it is accepting the offer of prepayment pursuant to this Section 7.2(e) and shall designate in its notice of acceptance as to the specific Notes, if any, being accepted for payment and the portion of any Note being accepted for which such holder is accepting less than the full amount offered to be prepaid. If a holder does not notify the Company on or before the Surplus Fund Prepayment Response Date of such holder’s acceptance or rejection of all or any portion of the prepayment offer contained in the Surplus Fund Prepayment Notice, then in each case the holder shall be deemed to have rejected the prepayment offer of such Notes. If a holder accepts such offer but does not designate specific Notes or portions thereof for which such offer has been accepted, such holder shall be deemed to have accepted such offer for all Notes held by it (but only those held for the applicable beneficial holder in the case of Notes held in nominee name) and managed by the same investment manager or investment advisor. On the Surplus Fund Prepayment Date, the aggregate outstanding principal amount of any Note (or portion thereof) with regard to which such holder has accepted such prepayment offer, together with any interest accrued thereon to the Surplus Fund Prepayment Date and the applicable Swap Breakage Loss (if any), but without payment of any Make-Whole Amount, shall become due and payable.
(f)Prepayment in Connection with a Noteholder Sanctions Event.
(i)     Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall (i) refer specifically to this Section 7.2(f), (ii) describe in reasonable detail such Noteholder Sanctions Event and (iii) expressly acknowledge the Company’s delivery obligation under clause (v) below), the Company shall (to the extent permissible under Sanctions) promptly, and in any event within 10 Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with interest thereon to the prepayment date selected by the Company with respect to each Affected Note but without payment of any Make-Whole Amount with respect thereto, which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”). Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company in writing by a stated date (the “Sanctions Prepayment Response Date”), which date is not later than 5 Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer.
(ii)     Subject to the provisions of subparagraphs (iii) and (iv) of this Section 7.2(f), and to the extent permissible under Sanctions, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such Affected Noteholder if it has accepted such prepayment offer (in accordance with subparagraph (i)), together with interest thereon to the Sanctions Prepayment Date with respect to each such Affected Note, but without payment of any Make-Whole Amount with respect thereto.
(iii)     If a Noteholder Sanctions Event has occurred but the Company and/or any Member or Participant, as applicable, have taken such action(s) in relation to their activities so as to remedy such Noteholder Sanctions Event (with the effect that a Noteholder Sanctions Event no longer exists) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event. If the Company, any Member or Participant, as applicable, shall undertake any actions to remedy any such Noteholder Sanctions Event, the Company shall keep the holders reasonably and timely informed of such actions and the results thereof to the extent permissible under Sanctions.
(iv)     If any Affected Noteholder that has given written notice to the Company of its acceptance of the Company’s prepayment offer in accordance with subparagraph (a) also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined that it requires clearance from any governmental authority in order to receive a prepayment pursuant to this Section 7.2(f), the principal amount of each Note held by such

Affected Noteholder, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it has received approval from a Governmental Authority that it is legally permissible under Sanctions to receive a prepayment pursuant to this Section 7.2(f), and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.
(v)     Promptly, and in any event within 5 Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other holder of Notes and to each Agent.
(vi)    The foregoing provisions of this Section 7.2(f) shall be in addition to any rights or remedies available to any holder of Notes or any Agent that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 10.1 as a result of the events, conditions or actions of the Company or its Controlled Entities that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 10 shall control.
Section 7.3.Optional Prepayments
(a)Optional Prepayment. Subject to the terms of Sections 7.6 and 10.5 and the Indenture, the Company may, at its option, upon notice as provided below, prepay (or cause to be prepaid) at any time all, or from time to time any part of, the Notes, in an amount not less than €1,000,000 (or, if less, 100% of the outstanding principal amount of the Notes), at 100% of the principal amount so prepaid together with interest accrued thereon to the date of prepayment, and the applicable Make-Whole Amount and Swap Breakage Loss (if any) determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes, the Paying Agent, the Note Agent and the Master Trustee written notice of each optional prepayment under this Section 7.3 not less than ten (10) days and not more than sixty (60) days prior to the date fixed for such prepayment unless the Company and the Note Agent, at the instruction of the Required Holders, agree to another time period pursuant to Section 15. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 7.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of an Authorized Representative of the Company to the Paying Agent, the Note Agent and the Master Trustee as to the estimated Make-Whole Amount due in connection with such prepayment (calculated by the Company for the proposed prepayment date, but using interest rates as of the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes, the Paying Agent, the Note Agent and the Master Trustee a certificate of an Authorized Representative (i) specifying the calculation of such Make-Whole Amount as of the specified prepayment date and (ii) certifying as to (A) the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 7.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, (B) the Section of this Agreement pursuant to which such prepayment is made and (C) the Make-Whole Amount, if any, due in connection with such prepayment, setting forth the details of such computation.

(b)Prepayment for Tax Reasons.
(i)     If at any time as a result of a Change in Tax Law (as defined below) the Company is or becomes obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) (with a copy to the Paying Agent and the Note Agent) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment and an amount equal to the Modified Make-Whole Amount for each such Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make-Whole Amount due in connection with such prepayment (calculated for the proposed prepayment date, but using interest rates as of the date of such notice), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes, together with interest accrued thereon to the date of such prepayment and the Modified Make-Whole Amount shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid (with a copy to the Paying Agent and the Note Agent) a certificate of a Senior Financial Officer specifying the calculation of such Modified Make-Whole Amount as of such prepayment date.
(ii)     No prepayment of the Notes pursuant to this Section 7.3(b) shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 7.3(b), any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).
(iii)     The Company may not offer to prepay or prepay Notes pursuant to this Section 7.3(b) (i) if a Default or Event of Default then exists, (ii) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (iii) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company, any Member or any Participant (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 7.3(b) shall certify to the foregoing and describe such mitigation steps, if any.

(iv)     For purposes of this Section 7.3(b): “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 23.8 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of any applicable Jurisdiction after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the relevant Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.
Section 7.4.Allocation of Partial Prepayments and Offers of Partial Prepayment.
In the case of each partial prepayment (or offer of partial prepayment) of the Notes pursuant to Section 7.1, 7.2, 7.3, 7.6 or 10, the principal amount of the Notes to be prepaid or offered to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment; provided, that, if, at the time any amount is prepaid (or offered to be prepaid) pursuant to Section 7.2 (other than Section 7.2(f)), the Company is required to use the same proceeds to prepay (or offer to prepay) any other outstanding Secured Indebtedness pursuant to the terms of the applicable Related Financing Documents, the Company shall apply such proceeds on a pro rata basis and pay (or offer to prepay) to each holder its Ratable Portion of such prepayment; provided, that the portion of such proceeds allocated to other outstanding Secured Indebtedness shall not exceed the amount of such proceeds required to be allocated to such Secured Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such proceeds shall be allocated to the Notes in accordance with the terms hereof), and the amount of prepayment (or offer of prepayment) of the Notes that would have otherwise been made pursuant to Sections 7.2 shall be reduced accordingly. In the case of each partial prepayment of the Notes pursuant to Section 7.2 or 7.3 resulting from an offer of prepayment as provided therein, the principal amount of the Notes to be prepaid shall be allocated to those Notes with respect to which the offer of prepayment was accepted or deemed accepted.
Section 7.5.Maturity; Surrender, Etc.
In the case of each prepayment of Notes pursuant to this Section 7, the portion of the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or Modified Make-Whole Amount and Swap Breakage Loss (if any). From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and the applicable Make-Whole Amount or Modified Make-Whole Amount and Swap Breakage Loss (if any), if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 7.6.Purchase of Notes.
    The Company will not, and will not permit any other Member, any Participant or any of their Affiliates to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by a Member, a Participant or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions, which offer shall remain outstanding for a reasonable period of time (not to be less than ten (10) Business Days); provided that any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer. If the holders of more than 25% of the principal amount of the Notes then outstanding accept any such offer made pursuant to clause (b) above, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holders at least five (5) Business Days from its receipt of such notice to accept such offer. Any failure to respond to an offer to purchase made pursuant to clause (b) above shall be deemed to constitute a rejection of such offer. The Company will promptly (i) cancel all Notes acquired by a Member, a Participant or any Affiliate pursuant to any purchase, payment or prepayment of the Notes pursuant to any provision of this Agreement and (ii) provide written notice to the Note Agent and the Master Trustee of such cancellation and no Notes may be issued in substitution or exchange for any such Notes.
Section 7.7.Make-Whole Amount and Modified Make-Whole Amount.
(a)Make-Whole Amount with respect to Non-Swapped Euro Notes.
The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Non-Swapped Euro Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Euro Note over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. All payments of Make-Whole Amount and/or Modified Make-Whole Amount in respect of any Non-Swapped Euro Note shall be made in Euros. For the purposes of determining the Make-Whole Amount and/or the Modified Make-Whole Amount with respect to any Non-Swapped Euro Note, the following terms have the following meanings:
“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 7.3(b) means 1.0% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).
“Called Principal” means the principal of such Non-Swapped Euro Note that is to be prepaid pursuant to Section 7.2 or Section 7.3 or has become or is declared to be immediately due and payable pursuant to Section 10.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of such Non-Swapped Euro Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates as set forth herein to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Euro Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Non-Swapped Euro Note” means (i) any Series 2026A-1 Note, Series 2026C-1 Note or Series 2026D-1 Note and (ii) any other Note other than a Swapped Euro Note.
“Recognized German Bund Market Makers” means three internationally recognized market makers reasonably selected by the holders of more than 50% in principal amount of the Non-Swapped Euro Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Euro Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by (i) the Kassakurs shown on the display designated as “Page PXGE” (or such other display as may replace Page PXGE) on Bloomberg Financial Markets as of 9:30 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal for Bundesobligationen having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if (a) “Page PXGE” (or such other display as may replace Page PXGE) is not published on such Business Day or (b) there is a manifest error in such “Page PXGE” (or such other display as may replace Page PXGE), the Kassakurs set on such Business Day by the Frankfurt Stock Exchange at (or at approximately) 11:00 a.m. (Frankfurt time) on such Business Day for actively traded Bundesobligationen having a maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date or (c) if such Kassakurs are not reported as of such time or the Kassakurs reports as of such time are not ascertainable, by reference to the arithmetic mean of the ask-side yields to maturity closest to the Remaining Average Life of such Called Principal as of such Settlement Date by Recognized German Bund Market Makers. In the case of a determination under clause (i) or (ii) of this definition, as the case may be, such implied ask-side yield will be determined, if necessary, by interpolating linearly between (x) the actively traded Bundesobligationen with the maturity closest to and greater than the Remaining Average Life and (y) the actively traded Bundesobligationen with the maturity closest to and less than the Remaining Average Life of such Called Principal. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Euro Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated by the Company to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Euro Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Non-Swapped Euro Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such

Settlement Date and required to be paid on such Settlement Date pursuant to Section 7.2, Section 7.3 or Section 10.1.
“Settlement Date” means, with respect to the Called Principal of any Non-Swapped Euro Note, the date on which such Called Principal is to be prepaid pursuant to Section 7.2 or Section 7.3 or has become or is declared to be immediately due and payable pursuant to Section 10.1, as the context requires.
(b)Make-Whole Amount with respect to Swapped Euro Notes.
The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Swapped Euro Note, an amount equal to the excess, if any, of the Swapped Euro Note Discounted Value of the Swapped Euro Note Remaining Scheduled Swap Payments with respect to the Swapped Euro Note Called Notional Amount related to such Swapped Euro Note over such Swapped Euro Note Called Notional Amount, provided that neither the Make-Whole Amount nor the Modified Make-Whole Amount may in any event be less than zero. All payments of Make-Whole Amount and/or Modified Make-Whole Amount in respect of any Swapped Euro Note shall be made in U.S. Dollars. For the purposes of determining the Make-Whole Amount and/or the Modified Make-Whole Amount with respect to any Swapped Euro Note, the following terms have the following meanings:
“Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 7.3(b) means 1.0% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).
“New Swap Agreement” means any cross-currency swap agreement (which does not qualify as a Replacement Swap Agreement) pursuant to which the holder of a Swapped Euro Note is to receive payment in U.S. Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason. The terms of a New Swap Agreement with respect to any Swapped Euro Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Euro Note. Any holder of a Swapped Euro Note that enters into or terminates a New Swap Agreement shall within a reasonable period of time thereafter deliver to the Company (i) an updated Schedule 7.7(b) or Swap Description, as applicable, describing the confirmation or termination related thereto or (ii) a copy of the confirmation or termination related thereto.
“Original Swap Agreement” means, with respect to any Swapped Euro Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis by the original Purchaser of such Swapped Euro Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Euro Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Euro Note, under which the Purchaser of such Swapped Euro Note is to receive payments from the counterparty thereunder in U.S. Dollars and which is more particularly described (i) on Schedule 7.7(b) hereto or (ii) in a notice provided by such Purchaser to the Company prior to Closing (each a “Swap Description”), and, in the case of the immediately preceding clause (ii), the Company hereby agrees to promptly provide written acknowledgment to such Purchaser of such Swap Description prior to Closing, (y) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Euro Note in connection with a transfer of such Swapped Euro Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Euro Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Euro Note that is entered into on an arm’s length basis by the holder of such Swapped Euro Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Euro Note following a non-scheduled partial prepayment or a partial repayment or purchase of such Swapped Euro Note prior to its scheduled maturity or an acceleration and rescission thereof of such Swapped Euro Note as provided in Section 10. Any holder of a Swapped Euro Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company (i) an updated Schedule 7.7(b) or Swap Description, as applicable, describing the confirmation, assumption or termination related thereto or (ii) a copy of the confirmation, assumption or termination related thereto.
“Swap Agreement” means, with respect to any Swapped Euro Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.
“Swapped Euro Note” means any Series 2026A-2 Note, Series 2026B-2 Note or Series 2026C-2 Note that as of the date of Closing is subject to a Swap Agreement. A “Swapped Euro Note” shall no longer be deemed a “Swapped Euro Note” for so long as the related Swap Agreement ceases to be in force in respect thereof; provided that if there is any Series 2026A-2 Note, Series 2026B-2 Note or Series 2026C-2 Note that is a Swapped Euro Note outstanding as of the date on which either the Company has provided notice of prepayment or offer of prepayment or purchase of such Note pursuant to Section 7 or such Note has become or is declared to be immediately due and payable pursuant to Section 10.1, then such Note shall be deemed to be a Swapped Euro Note until payment in full of the principal, interest and Make-Whole Amount or Modified Make-Whole Amount, as applicable, and Swap Breakage Amount due with respect to such Note.
“Swapped Euro Note Called Notional Amount” means, with respect to any Swapped Euro Note Called Principal of any Swapped Euro Note, the payment in U.S. Dollars due to the holder of such Swapped Euro Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Euro Note Called Principal and assuming that such Swapped Euro Note Called Principal is paid on its scheduled payment date, provided that if such Swap Agreement is not an Original

Swap Agreement, then the “Swapped Euro Note Called Notional Amount” in respect of such Swapped Euro Note shall not exceed the amount in U.S. Dollars which would have been due to the holder of such Swapped Euro Note under the terms of the Original Swap Agreement to which such holder was a party (or if such holder was never party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Euro Note was a party), attributable to and in exchange for such Swapped Euro Note Called Principal and assuming that such Swapped Euro Note Called Principal is paid on its scheduled payment date.
“Swapped Euro Note Called Principal” means, with respect to any Swapped Euro Note, the principal of such Swapped Euro Note that is to be prepaid pursuant to Section 7.2 or Section 7.3 or has become or is declared to be immediately due and payable pursuant to Section 10.1, as the context requires.
“Swapped Euro Note Discounted Value” means, with respect to the Swapped Euro Note Called Notional Amount of any Swapped Euro Note that is to be prepaid pursuant to Section 7.2 or Section 7.3 or has become or is declared to be immediately due and payable pursuant to Section 10.1, as the context requires, the amount obtained by discounting all Swapped Euro Note Remaining Scheduled Swap Payments corresponding to the Swapped Euro Note Called Notional Amount of such Swapped Euro Note from their respective scheduled due dates to the Swapped Euro Note Settlement Date with respect to such Swapped Euro Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Euro Note is payable) equal to the Swapped Euro Note Reinvestment Yield with respect to such Swapped Euro Note Called Notional Amount.
“Swapped Euro Note Reinvestment Yield” means, with respect to the Swapped Euro Note Called Notional Amount of any Swapped Euro Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10.00 a.m. (New York City time) on the second Business Day preceding the Swapped Euro Note Settlement Date with respect to such Swapped Euro Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Swapped Euro Note Remaining Average Life of such Swapped Euro Note Called Notional Amount as of such Swapped Euro Note Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Swapped Euro Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Swapped Euro Note Remaining Average Life and (2) closest to and less than such Swapped Euro Note Remaining

Average Life. The Swapped Euro Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Euro Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Swapped Euro Note Reinvestment Yield” means, with respect to the Swapped Euro Note Called Notional Amount of any Swapped Euro Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Euro Note Settlement Date with respect to such Swapped Euro Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Swapped Euro Note Remaining Average Life of such Swapped Euro Note Called Notional Amount as of such Swapped Euro Note Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Swapped Euro Note Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Swapped Euro Note Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Swapped Euro Note Remaining Average Life. The Swapped Euro Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Euro Note.
“Swapped Euro Note Remaining Average Life” means, with respect to any Swapped Euro Note Called Notional Amount, the number of years obtained by dividing (i) such Swapped Euro Note Called Notional Amount into (ii) the sum of the products obtained by multiplying (a) the principal component of each Swapped Euro Note Remaining Scheduled Swap Payment with respect to such Swapped Euro Note Called Notional Amount by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated by the Company to two decimal places, that will elapse between the Swapped Euro Note Settlement Date with respect to such Swapped Euro Note Called Notional Amount and the scheduled due date of such Swapped Euro Note Remaining Scheduled Swap Payment.
“Swapped Euro Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Euro Note Called Notional Amount relating to any Swapped Euro Note, the payments due to the holder of such Swapped Euro Note in U.S. Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Euro Note Called Principal of such Swapped Euro Note corresponding to such Swapped Euro Note Called Notional Amount and interest on such Swapped Euro Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Euro Note Called Principal to the Swapped Euro Note Settlement Date) that would be due after the Swapped Euro Note Settlement Date with respect to such Swapped Euro Note Called

Notional Amount assuming that no payment of such Swapped Euro Note Called Principal is made prior to its originally scheduled payment date, provided that (i) if such Swapped Euro Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Euro Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Euro Note Settlement Date and required to be paid on such Swapped Euro Note Settlement Date pursuant to Section 7.2, Section 7.3 or Section 10.1 and (ii) if the Swap Agreement with respect to such Swapped Euro Note is not an Original Swap Agreement, then the interest on such Swapped Euro Note Called Notional Amount shall not exceed the amount in U.S. Dollars that would have been due with respect to such Swapped Euro Note under the terms of the Original Swap Agreement.
“Swapped Euro Note Settlement Date” means, with respect to the Swapped Euro Note Called Notional Amount of any Swapped Euro Note Called Principal of any Swapped Euro Note, the date on which such Swapped Euro Note Called Principal is to be prepaid pursuant to Section 7.2 or Section 7.3 or has become or is declared to be immediately due and payable pursuant to Section 10.1, as the context requires.
Section 7.8.Swap Breakage.
(a)If any Swapped Euro Note is prepaid or purchased pursuant to Section 7.2, 7.3 or 7.6 or has become or is declared to be immediately due and payable pursuant to Section 10.1 (each a “Swap Unwind Event”), then upon any such Swap Unwind Event (i) any resulting Swap Breakage Loss in connection therewith shall be reimbursed to the holder of such Swapped Euro Note by the Company (or by the Paying Agent on its behalf) in U.S. Dollars no later than five Business Days after the date such holder has delivered the Swap Breakage Amount Notice with respect to such Swap Unwind Event to the Company, the Paying Agent, the Note Agent and the Master Trustee and (ii) any resulting Swap Breakage Gain in connection therewith shall be forwarded to the Company by the holder of such Swapped Euro Note in U.S. Dollars no later than five Business Days after the date such holder shall have received payment in full of the principal, interest and Make-Whole Amount or Modified Make-Whole Amount (if any) due hereunder with respect to such Swap Unwind Event, in each case unless alternative arrangements are otherwise agreed between the Company and the holder of a Swapped Euro Note. Each holder of a Swapped Euro Note shall be responsible for calculating its own Swap Breakage Amount in U.S. Dollars in connection with any Swap Unwind Event, and such calculations shall (unless alternative arrangements are otherwise agreed between the Company and the holder of a Swapped Euro Note) promptly, but no longer than two Business Days following such Swap Unwind Event, be reported to the Company, the Paying Agent, the Note Agent and the Master Trustee in writing, with calculations broken out and in reasonable detail (the “Swap Breakage Amount Notice”), and shall be binding on the Company, the Paying Agent, the Note Agent and the Master Trustee absent demonstrable error.
(b)As used in this Section 7.8, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Euro Note, the amount that is received (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Gain”) or paid (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Loss”) by the holder of such Swapped Euro Note in connection with a termination or amendment of its Swap Agreement resulting from a Swap Unwind Event, where:

(i)    such Swap Breakage Amount shall be calculated upon the
inclusion of an accelerated exchange and payment of principal amounts and associated accrued and unpaid interest, whereby in connection with and incorporated into the termination or amendment of the Swap Agreement and determination of the Swap Breakage Amount, all remaining associated principal payments otherwise scheduled through the natural duration of the Swap Agreement and associated accrued and unpaid interest shall be accelerated and made (in their respective applicable currencies) at the time of the settlement of such termination or amendment (or, in the case of a Swap Unwind Event resulting from a Swapped Euro Note becoming or being declared to be immediately due and payable pursuant to Section 10.1, as if such remaining associated principal payments and associated accrued and unpaid interest had been accelerated and made at the time of the settlement of such termination); and
(ii)    the holder of such Swapped Euro Note shall determine such Swap Breakage Amount in good faith and in a commercially reasonable manner in accordance with customary practices for calculating such amounts under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”) pursuant to which such holder entered into such Swap Agreement and assuming for the purpose of such calculation that there are no transactions outstanding under such ISDA Master Agreement other than such Swap Agreement, provided, however, that if such holder (or its predecessor-in-interest with respect to such Swapped Euro Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the Swap Breakage Amount that would have been received or paid by the holder of such Swapped Euro Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Euro Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Euro Note was a party) and (y) the Swap Breakage Amount actually received or paid by the holder of such Swapped Euro Note under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party.
Section 7.9.Payments Due on Non-Business Days.
Anything in this Agreement or the Notes to the contrary notwithstanding, (x) any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount, Modified Make-Whole Amount or Swap Breakage Loss on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 8.Covenants.
The Company covenants and agrees with the Purchasers and Agents that, from the date of this Agreement until the Closing and thereafter, until the Discharge of Note Obligations, it shall perform all covenants in this Section 8.
Section 8.1.Conduct of Business. The Company shall not engage in any business other than (a) the businesses described in clause (i) of Section 5.20 and (b) such other lines of business as may be consented to by the Required Holders.
Section 8.2.Amendments or Waivers of Organizational Documents and Related Agreements. The Company shall not (a) agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its rights under any Related Agreement, in each case, if such action would reasonably be expected to result in a Material Adverse Effect, without, in each case, obtaining the prior written consent of the Required Holders to such amendment, restatement, supplement or other modification or waiver, or (b) agree to any amendment, restatement, supplement or other modification to, or waiver of, the special purpose entity provisions or the separateness provisions contained in any of its Organizational Documents, or any amendments to any Services Agreement or Conveyance Document, without obtaining the prior written consent of the Required Holders to such amendment, restatement, supplement or other modification or waiver.
Section 8.3.Maintenance of a Rating.
(a)The Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency and provide the applicable Acceptable Rating Agency with all relevant financial information as may be necessary to maintain a Debt Rating for the Notes.
(b) During each calendar year, the Company shall obtain from the applicable Acceptable Rating Agency an updated Private Rating Letter assigning a Debt Rating to the Notes and an updated Private Rating Rationale Report, which shall be delivered by the Company to the Note Agent and the holders at least annually (such that at all times, a Debt Rating shall have been confirmed within the last 13 months) and promptly upon any change in such Debt Rating. The Company shall promptly provide notice to the Note Agent and the holders upon any change in the Debt Rating, including withdrawal of a Debt Rating, or any change in outlook or Debt Rating watch. In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.
Section 8.4.Financial Statements and Other Reports. The Company will deliver (or cause to be delivered) to each Purchaser with a continuing obligation to purchase Notes in accordance with Section 2, each holder of a Note (without duplication if such holder is also a Purchaser), the Collateral Agent and the Note Agent (and for purposes of this Agreement the information required by this Section 8.4 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

(a)Quarterly Financial Statements. No later than forty-five days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2026, the quarterly financial statements for each Member and each Participant described in Section 6.9(c) of the Master Indenture.
(b)Annual Financial Statements. No later than 120 days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2026, the annual financial statements for each Member and each Participant described in Section 6.9(b) of the Master Indenture.
(c)Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 8.4(a) and 8.4(b), a duly executed and completed Compliance Certificate as described in Section 6.9(l) of the Master Indenture.
(d)Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the pro forma financial statements of the Members and the Participants delivered to the Purchasers on or prior to the date hereof and the financial statements of the Members and the Participants delivered pursuant to Section 8.4(a) or 8.4(b) will differ in any material respect from the financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in a form reasonably satisfactory to the Required Holders;
(e)Notice of Event of Default or Material Adverse Effect. Promptly upon any officer of the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Representative specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Default, Event of Default, event, condition or change, and what action the applicable Members and Participants have taken, are taking and propose to take with respect thereto;
(f)Notice of Adverse Proceeding. Promptly upon any officer of the Company obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Company to the holders, the Purchasers and the Note Agent, (ii) any development in any Adverse Proceeding or (iii) notice of any Adverse Proceedings received by the Company or the other Members from the Participants under the Intercompany Loan Agreements that, in the case of clauses (i) through (iii), has had or could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby or by any other Note Documents, written notice thereof together with such other information as may be reasonably available to the Members and Participants to enable the holders, the Purchasers and their counsel to evaluate such matters;
(g)ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that would, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Members or any of their ERISA Affiliates have taken, are taking or propose to take with respect thereto and, when known, any action taken or threatened by the IRS, the U.S. Department of Labor or the PBGC with respect thereto and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with respect to each Pension Plan with respect to which an ERISA Event has occurred; (2) all notices received by the Members or any of their ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents, reports or filings relating to any Employee Benefit Plan, in each case in this clause (ii), as the Note Agent, acting at the direction of the Required Holders, shall reasonably request in connection with such ERISA Event;
(h)Financial Plan. As soon as practicable and in any event (i) no later than fifteen (15) days prior to the beginning of each Fiscal Year, with respect to initial projections and (ii) no later than thirty (30) days after the first day of each Fiscal Year, with respect to final projections (and as of the date hereof, beginning with the Fiscal Year ending December 31, 2025), projections for the Members and the Participants for such Fiscal Year and each Fiscal Year (or portion thereof) thereafter through the final Maturity Date of the Notes, in substantially the form of Exhibit F or such other form as the Required Holders shall approve (a “Financial Plan”);
(i)Insurance Report. As soon as practicable and in any event no later than the last day of each Fiscal Year, a report evidencing compliance with the insurance requirements in Section 6.5 of the Master Indenture, as described in Section 6.9(p) of the Master Indenture, and in the Intercompany Loan Documents.
(j)Notice Regarding Related Agreements. Promptly, and in any event within ten (10) Business Days, (A) after any Related Agreement is terminated prior to the expiration thereof or amended in a manner that is materially adverse to any Member or any Participant, or (B) after any new Related Agreement is entered into by or on behalf of any Member or any Participant, a written statement describing such event, with copies of such material amendments or new Related Agreements (to the extent such delivery is permitted by the terms of any such Related Agreement, provided, no such prohibition on delivery shall be effective if it was bargained for by a Member or Participant with the intent of avoiding compliance with this Section 8.1(j)), and, as to an event described in clause (A) of this Section 8.1(j), an explanation of any material actions being taken by any Member or any Participant with respect thereto;
(k)Notice of Change of Control, Etc. Promptly upon any officer of the Company obtaining knowledge of any Change of Control, written notice thereof together with a Consultant Report and such other information (including the date of commencement thereof) as may be reasonably requested by any Agent or any Purchasers or holders of the Notes to enable the Purchasers or holders of the Notes to evaluate such matters;
(l)Sanctions. Promptly, and in any event within 10 Business Days, written notice after the Company, any Member or Participant, as applicable, having been notified that it is a Sanctions Target, in each case describing the facts and circumstances thereof and setting forth the action, if any, that the Company, any Member or Participant, as applicable, proposes to take with respect thereto;
(m)Other Information. Promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Company with any securities exchange or with the SEC or any other Governmental Authority, (ii) all written reports and other written information provided by the Company to the holders of any other Secured Indebtedness (as defined in the

Indenture) acting in such capacity and (iii) such other additional information and data with respect to any Member or Participant as from time to time may be required to be provided to Holders (as defined in the Indenture) pursuant to the Indenture or otherwise reasonably requested by the Note Agent, acting at the direction of the Required Holders; and
(n)Requested Information. With reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Member or Participant, or relating to the ability of any Member or Participant to perform its obligations under the Financing Documents as from time to time may be reasonably requested by any such holder of a Note, including (x) information readily available to the Company explaining the financial statements of the Members and Participants if such information has been requested by the SVO in order to assign or maintain a designation of the Notes and (y) any information pursuant to applicable “know your customer” provisions of Anti-Money Laundering Laws.
Section 8.5.Existence. The Company shall (a) preserve its formal legal existence, (b) preserve all its rights and licenses to the extent necessary or desirable in the operation of its business affairs and (c) except as would not reasonably be expected to have a Material Adverse Effect, be qualified to do business in each jurisdiction where its ownership of property or the conduct of its business requires such qualification; provided, however, that nothing herein contained shall be construed to obligate it to retain or preserve any of its rights or licenses no longer used or, in the reasonable judgment of its Governing Person, useful and desirable in the conduct of its business.
Section 8.6.Payment of Taxes and Claims.
(a)Subject to clause (b) below, the Company will (A) prior to the date on which any interest or penalties shall commence to accrue thereon, cause to be paid and discharged all of its obligations and Indebtedness and all demands and claims (any such obligation, Indebtedness, demands and claims being “Claims”) and all Taxes (including but not limited to ad valorem taxes), assessments, water and sewer rents and charges and all license or permit fees, levies, and governmental charges, payments in lieu of any of the foregoing, general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind and nature whatsoever, which are or may have been, or may hereafter be, charged, assessed, levied, or imposed upon or against the Company or any of its income, businesses or franchises, or upon any of its properties or assets, or any part thereof, by any lawful authority, or which may become a Lien thereon and (B) not suffer, and promptly cause to be paid and discharged, any Lien or charge whatsoever which by any Applicable Law may be or become superior, or on a parity with or junior to, either in Lien or in distribution out of the proceeds of any judicial sale, the Liens granted to the Master Trustee under the Master Indenture and the other Financing Documents and (C) cause to be paid, when due, all charges for utilities whether public or private.
(b)Notwithstanding the foregoing, no such Tax, charge, Claim or Lien need be paid if it is (x) not, individually or in the aggregate, in excess of the greater of (A) €1,000,000 and (B) 1.50% of the Adjusted Operating Income of the Participants for the immediately preceding Fiscal Year in the aggregate for all Members or (y) being contested in good faith by appropriate proceedings, so long as (a) adequate reserve, surety bond or other appropriate provision, as shall be required in conformity with Applicable Accounting Standards shall have been made therefor, (b) the Company promptly institutes, maintains and prosecutes with diligence such contest and (c) in the case of a Tax, charge or Claim which has or may become a Lien against any portion of the Trust Estate, such contest proceedings conclusively operate to stay the sale of any portion of the Trust Estate to satisfy such Tax, charge or Claim (or alternatively the Company has furnished such security as may be required to stay any such sale).

Section 8.7.Maintenance of Properties. The Company shall at all times cause its business to be carried on and conducted in an efficient manner and cause each of its assets and properties, if any, to be maintained and kept in good repair, working order and condition in all material respects (casualty, condemnation and ordinary wear and tear excepted) and all needful and proper repairs, renewals and replacements thereof to be made (and in any case, in compliance with any applicable Related Agreements); provided, however, that the foregoing shall not be construed to obligate it to preserve, repair, renew or replace any personal property, leases on personalty, rights, privileges or licenses no longer used or, in the reasonable judgment of its Governing Person, useful and desirable in the conduct of its business.
Section 8.8.Insurance. The Company shall comply with the insurance covenants set forth in Section 6.5 of the Master Indenture.
Section 8.9.Books and Records. The Company will keep proper books of record and accounts in which full, true and correct entries in conformity with Applicable Accounting Standards shall be made of all dealings and transactions in relation to its business and activities.
Section 8.10.Holders Meetings. The Company will, and will cause each other Member to, upon the request of the Note Agent, acting at the direction of the Required Holders, participate in a meeting of the holders of the Notes once during each Fiscal Year to be held at the Company’s corporate offices (or at such other location as may be agreed to by the Company and the Required Holders) at such time as may be agreed to by the Company and the Note Agent, acting at the direction of the Required Holders.
Section 8.11.Compliance with Laws. The Company (a) will comply in all material respects with the requirements of all Applicable Laws (including all Environmental Laws, ERISA and the USA PATRIOT Act) and (b) will obtain and maintain and/or cause to be obtained and maintained all Governmental Authorizations, and all consents of other Persons, necessary or desirable in the operation of its business affairs, in each case, to the extent necessary to ensure that non-compliance with such Applicable Laws or failures to obtain or maintain in effect such Governmental Authorizations or consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (or, in the case of the Applicable Laws referred to in Section 5.15, except to the extent that noncompliance therewith is not material).
Section 8.12.Environmental.
(a)The Company shall promptly take, and shall cause the other Members and the Participants in their Jurisdictions to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws known to them, including concerning any Project, any Mortgaged Property or any Additional Property, by such Member or Participant that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against any Member or any Participant (provided a Member shall not be required to make a response that is unreasonable in the circumstances) and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 8.13.Debt Service Reserve Account; Capitalized Interest Account.
(a)On or before the date hereof, the Company shall establish or cause to be established (and at all times thereafter maintained) with or under the control of the Master

Trustee, for the benefit of the holders of Obligations, the Debt Service Reserve Fund and the Capitalized Interest Account.
(b)On or before the Closing, the Company shall deposit in the Capitalized Interest Account Cash and Investment Securities in an amount equal to or greater than €13,534,740. On or before the Closing, and at all times thereafter (subject to Section 5.9(b) of the Master Indenture), the Company shall cause to be maintained and kept in the Debt Service Reserve Fund, Cash, Investment Securities and/or a Reserve Account Credit Facility in an aggregate amount equal to or greater than the applicable Debt Service Reserve Requirement at such time. The Debt Service Reserve Account shall initially be funded with a Reserve Account Credit Facility from HSBC Bank USA, National Association with a face amount equal to €49,845,105.20.
(c)Funds maintained in the Capitalized Interest Account shall be used and applied in accordance with Section 5.2 of the Master Indenture to pay interest payments required to be made in respect of the Notes through September 30, 2026. Funds maintained in the Debt Service Reserve Fund shall be used and applied in accordance with Section 5.9 of the Master Indenture to pay any principal and interest payments required to be made in respect of the Notes in the event there are insufficient funds on deposit in the Debt Service Fund.
(d)In accordance with the terms and conditions of the Master Indenture, the Debt Service Reserve Account, the Capitalized Interest Account and the Cash, Cash Equivalents and proceeds of any such Cash Equivalents credited to, or held in, the Debt Service Reserve Account and the Capitalized Interest Account shall constitute Collateral in which Master Trustee (for the benefit of the holders of Obligations) shall have a first priority Lien, subject to Permitted Encumbrances.
Section 8.14.Further Assurances. At any time or from time to time upon the request of the Master Trustee, or at the request of the Required Holders, through the Note Agent or the Collateral Agent, the Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Master Trustee or the Required Holders, through the Note Agent or the Collateral Agent, may reasonably request in order to effect fully the purposes of the Note Documents. In furtherance and not in limitation of the foregoing, the Company will take such actions as the Master Trustee or the Required Holders, through the Note Agent or the Collateral Agent, may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of the Members (other than to the extent expressly excluded from the scope of the Collateral) and the Participant Collateral.
Section 8.15.Technical Reports. The Company shall, at its own cost, deliver, or cause to be delivered, an updated Technical Report to the Master Trustee, the Collateral Agent and the holders of Notes at least once every five years. The Company shall take, or shall cause the applicable Participants to take, appropriate action to remedy any defects identified in a Technical Report and implement all reasonable recommendations within the recommended timescales set out in that Technical Report (or, if no timescale is specified, within a reasonable timescale).
Section 8.16.Related Agreements. Each Member shall keep, or cause to be kept, each Related Agreement (other than the Related Financing Agreements with respect to Secured Indebtedness other than the Notes) in full force and effect until expiration in accordance with its terms or full performance by such party of its obligations thereunder (unless, except with respect to any Services Agreements and Conveyance Documents, (i) the termination of such Related Agreement would not reasonably be expected to have a Material Adverse Effect or (ii) such Related Agreement has been replaced with a new contract having material terms not less favorable as a whole (in the good faith business judgment of the Members), to the applicable Member(s) and/or Participant(s), or to the interests of the Purchasers and the holders, than such Related Agreement, in each case with respect to the foregoing clauses (i) and (ii), as certified in writing by the applicable Member(s) to the Master Trustee and the Note Agent in a duly executed certificate of an Authorized Representative).
Section 8.17.Most Favored Nation Status. The Company, the Collateral Agent and each Purchaser and holder of a Note acknowledge and agree that in the event any Financing Document contains more restrictive covenants or events of default than those contained in this Agreement as of the Closing, then for so long as any such more restrictive covenants or events of default remain in any such Financing Documents (i) each Secured Party that is a party to this Agreement shall have the benefit of such more restrictive covenants or events of default and (ii) any such more restrictive covenants or events of default shall be incorporated by reference herein, mutatis mutandis, as if fully set forth herein; provided, that if a Default or Event of Default has occurred and is continuing under any such more restrictive covenants or defaults at the time any such more restrictive covenants or events of default cease to be contained in any such Financing Documents, they shall not be deemed removed from this Agreement unless and until such Default or Event of Default has been cured or waived as provided herein. In furtherance of the foregoing, the Company and each Agent shall, at the request of the Required Holders, enter into an amendment to this Agreement incorporating any such more restrictive covenants or events of default, as applicable.
Section 8.18.Priority of Obligations. The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company and the other Members.
Section 8.19.Budgets. As soon as practicable and at least fifteen (15) days prior to the start of each Fiscal Year, the Company shall deliver a copy, or cause to be delivered, to each of the Note Agent, the Collateral Agent, the Master Trustee and the Master Servicer, an initial projected annual budget, in substantially the form of Exhibit E or such other form as the Required Holders shall approve. As soon as practicable and at least thirty (30) days after the first day of each Fiscal Year, the Company shall deliver a copy, or cause to be delivered, to each of the Note Agent, the Master Trustee and the Master Servicer, a final annual budget, in substantially the form of Exhibit E or such other form as the Required Holders shall approve. The budget shall set forth separate annual budgets for each Participant (or Elective Venue Unit, as applicable) showing (on a calendar monthly basis and in both the local currency of such Participant or Elective Venue Unit and in Euros), (x) a forecast of Gross Revenues and Net Revenues, (y) required Operating Expenses, including separate line items for Fixed Expenses (the “Operating Expense Budget”) and (z) Capital Expenditures (the “Capital Expenditures Budget” and, collectively with the Operating Expense Budget and the forecast of Gross Revenues and Net Revenues, the “Budget”), separately, and any amendments to such Budget within thirty (30) days of approval thereof by an applicable Governing Person. The Budget shall be updated and delivered to each of the Note Agent, the Master Trustee and the Master Servicer within fifteen (15) days after the end of each Fiscal Quarter if, as of the end of such Fiscal Quarter, management projections indicate that (x) aggregate Fixed Expenses or Capital Expenditures for the period of four consecutive Fiscal Quarters beginning on the first day of the next succeeding Fiscal Quarter are projected to exceed the amounts projected for such items (on the same four Fiscal Quarter look-forward basis) as of the last day of the previous Fiscal Quarter by more than 25% or (y) aggregate Gross Revenues or Net Revenues for the period of four consecutive Fiscal Quarters beginning on the first day of the next succeeding Fiscal Quarter are projected to be less than the amounts projected for such items (on the same four Fiscal Quarter look-forward basis) as of the last day of the previous Fiscal Quarter by more than 25%. Promptly upon any new Participant joining its applicable Intercompany Loan Agreement in accordance with Section 12.5 of the Master Indenture, the Company shall deliver, or cause to be delivered, to each of the Note Agent, the Master Trustee and the Master Servicer, a Budget for such new Participant (or Elective Venue Unit, as applicable).
Section 8.20.Reserved.
Section 8.21.Special Purpose Entity/Separateness. The Company will at all times be a Limited Special Purpose Entity and will conduct its business and affairs in accordance with the provisions of its Organizational Documents, including the separateness provisions contained therein.
Section 8.22.Agents Fee Letter. The Company shall promptly pay all fees and expenses due and owing to the Agents as set forth in the Agents Fee Letter.
Section 8.23.Use of Proceeds. The Company shall cause the proceeds of the Notes to be applied in accordance with Section 1. No part of the proceeds from the sale of the Notes will be used, directly or knowingly indirectly, (A) for the purpose of making any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Agent, the Master Trustee, any Purchaser or any holder to be in violation of, any applicable Anti-Corruption Laws, (B) in violation of Anti-Money Laundering Laws, (C) for the purpose of financing any activities of or with any Sanctions Target or in any Sanctioned Jurisdiction, in either case in violation of Sanctions, or (D) in any other manner that would cause any party to this Agreement to be in violation of any applicable Anti-Money Laundering Laws or Sanctions.
Section 8.24.Reserved.
Section 8.25.Reserved.
Section 8.26.Reserved.
Section 8.27.Indebtedness. The Company shall not, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
(a)the Notes and Obligation No. 1 (as of the Closing Date);
(b)Secured Indebtedness and Obligations entered into by the Company, as Group Representative, after the date hereof in accordance with the terms of this Agreement and the Indenture;
(c)Reserve Account Credit Facilities and Back-up Letters of Credit obtained by the Company, as Group Representative, in accordance with the terms of this Agreement and the Indenture; and
(d)Indebtedness owed in respect of overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or from automated clearing-house transfers of funds.
Section 8.28.Liens. The Company shall not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets of any kind (including any document or instrument in respect of goods or accounts receivable), whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under Applicable Law (including the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures), except:
(a)Liens in favor of Master Trustee granted pursuant to the Collateral Documents;
(b)Liens for Taxes if obligations with respect to such Taxes are being contested in accordance with Section 8.6(b);
(c)Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent;
(d)liens arising by reason of good faith deposits by the Company in the ordinary course of business to secure public or statutory obligations, or to secure or in lieu of, surety, stay or appeal bonds, and deposits as security for the payment of Taxes or assessments or other similar charges;
(e)any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business permitted hereunder or the exercise of any privilege or license;
(f)statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in accordance with Section 8.7;
(g)judgment and similar Liens described in Section 9.1(i) not constituting an Event of Default;
(h)pledges or deposits in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, social security or similar Laws (other than ERISA);
(i)any lien in favor of the provider of a Credit Facility with respect to a Debt Service Reserve Fund; and
(j)any lien consented to by the Master Trustee following consent of the Majority Applicable Holders to the same.
Section 8.29.Negative Pledges.
The Company shall not enter into or permit to exist any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure any Obligations or any Secured Indebtedness, other than customary provisions in leases, licenses and other contracts restricting the assignment thereof.

Section 8.30.Restricted Junior Payments. The Company shall not through any manner or means or through any other Person, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except to the extent made using the proceeds of Secured Indebtedness (including any such proceeds released from the Acquisition Fund in accordance with the terms of the Indenture) and/or amounts released from the Surplus Fund, in each case, in accordance with the terms of the Indenture.
Section 8.31.Reserved.
Section 8.32.Investments. The Company shall not, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except for:
(a)Investments in cash and Investment Securities;
(b)loans from the Company to Participants located in the United States pursuant to the applicable Intercompany Loan Documents; and
(c)Hedge Agreements which constitute Investments, each of which is for the purpose of hedging exposure associated with operations and not for speculative purposes.
For the avoidance of doubt, the Company shall not create or acquire any Subsidiaries.
Section 8.33.Debt Service Coverage Ratios. The Company will not permit:
(a)the Historical Senior Debt Service Coverage Ratio as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending December 31, 2026), for the twelve-month period ending on the last day of such Fiscal Quarter, to be less than 1.35:1.00; provided, however, that to the extent not in compliance, the Obligated Group may exercise the DSCR Cure Right provided under and in accordance with Section 7.12 of the Master Indenture or
(b)the Projected Senior Debt Service Coverage Ratio as of the first day of any Fiscal Quarter (commencing with the Fiscal Quarter beginning July 1, 2026), for the twelve-month period beginning on the first day of such Fiscal Quarter, to be less than 1.35:1.00.
Section 8.34.Fundamental Changes; Disposition of Assets; Acquisitions. The Company shall not:
(a)enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution);
(b)convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any material part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed (except for (i) transfers in connection with the posting of collateral under an Obligation securing a Hedge in accordance with the terms of the Hedge and the Indenture and (ii) transfers involving only cash and Investment Securities being distributed or paid from the Surplus Fund in accordance with the Master Indenture); or
(c)acquire by purchase, lease, license or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except for Investments made in accordance with Section 8.32.
Section 8.35.Transactions with Affiliates. The Company shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate on terms that are less favorable to the Company than those that might be obtained in an arm’s length transaction at the time with a Person who is not an Affiliate; provided, that the foregoing restriction shall not apply to (a) compensation arrangements for officers and other employees of the Company entered into in the ordinary course of business; (b) the Financing Documents; or (c) the Related Agreements to which the Company is a Party and which are described on Schedule 8.35. Notwithstanding the foregoing, to the extent any transaction is not prohibited by this Section 8.35, the parties thereto shall enter into such transaction in their names and shall formally document such transaction in writing.
Section 8.36.Fiscal Year. The Company shall not change its Fiscal Year-end from December 31.
Section 8.37.Amendments to Budget.
(a)The Company shall not permit any modification or supplement to the Fixed Expense Budget or the Capital Expenditures Budget that increases Fixed Expenses or Capital Expenditures by more than 25% in the aggregate of all items without the approval of Required Holders and the Master Trustee, which approval will not be unreasonably withheld, delayed or conditioned; provided, that such approval shall not be required so long as (i) no Default or Event of Default hereunder has occurred and is then continuing, (ii) the Obligated Group has, at the time of such modification or supplement, (A) a Historical Senior Debt Service Coverage Ratio of not less than 1.50 to 1.00 for the then most recently-ended period of four (4) consecutive Fiscal Quarters for which financial statements have been delivered in accordance with Section 8.4 hereof and (B) a Projected Senior Debt Service Coverage Ratio of not less than 1.50 to 1.00 for the four (4) Fiscal Quarter period beginning at the first day of the then-current Fiscal Quarter, (iii) the Obligated Group has, at the time of such modification or supplement, (A) a Historical Combined Debt Service Coverage Ratio of not less than 1.50 to 1.00 for the then most recently-ended period of four (4) consecutive Fiscal Quarters for which financial statements have been delivered in accordance with Section 8.4 hereof and (B) a Projected Combined Debt Service Coverage Ratio of not less than 1.50 to 1.00 for the four (4) Fiscal Quarter period beginning at the first day of the then-current Fiscal Quarter and (iv) the Note Agent and the Master Trustee shall have received an Officer’s Certificate of the Company certifying that conditions (i)-(iii) above have been satisfied.
(b)Notwithstanding the foregoing, a modification or supplement to the Fixed Expense Budget or the Capital Expenditures Budget may be made to increase Fixed Expenses or Capital Expenditures by more than 25% in the aggregate of all items without the approvals described in the preceding sentence if the amount of any excess over such 25% is contributed to the applicable Participant by its direct or indirect owners and such amounts have been deposited into the Current Revenues Account of the Revenue Fund, as certified in writing to the Note Agent and the Master Trustee by an Authorized Representative of the Company.
Section 8.38.Accounts. The Company shall not open, maintain or instruct any other Person to open any deposit accounts or securities accounts, other than a deposit account or securities account covered by an Account Control Agreement.
Section 8.39.Economic Sanctions. Etc. Each Member will not, and will not permit any Participant to, become a Sanctions Target.

Section 8.40.Post-Transfer Compliance. The Company shall (a) cause all assignments of Mortgages to be recorded in the appropriate real property records as of Closing (or promptly following Closing, in the case of Dutch Mortgages) and deliver evidence of such recordation to the Note Agent, the Collateral Agent and the Master Trustee, (b) cause all UCC-3 assignment statements and continuation statements to be filed in all applicable jurisdictions as of Closing and deliver evidence of such filings to the Note Agent, the Collateral Agent and the Master Trustee, (c) maintain all such assignments and filings in good standing and recorded status, (d) provide annual confirmation to the Note Agent, the Collateral Agent and the Master Trustee that all required transfer notices delivered pursuant to Section 4.1(t) remain effective and that all parties notified thereunder continue to acknowledge the Master Trustee's rights under the Financing Documents, and (e) promptly notify all relevant parties of any changes in payment instructions or servicing arrangements relating to the Intercompany Loan Documents.
Section 9.Events of Default.
Section 9.1.Events of Default. Each of the following events shall be an event of default (an “Event of Default”) under this Agreement:
(a)Failure to Make Payments When Due. Failure by the Company to pay (i) when due any principal of any Note, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or any Make-Whole Amount or Swap Breakage Loss, if any, on any Note or (ii) within five days of the date due, any interest on any Note;
(b)Master Indenture; Intercompany Loan Agreements. The occurrence of (x) an Event of Default (as defined in the Master Indenture, but excluding Section 7.1(a)(x) thereof) or (y) a Venue Event of Default (as defined in any Intercompany Loan Agreement) for which the affected Participant(s) are not released as Participants within thirty (30) days thereafter in accordance with Section 2.12(b) of such Intercompany Loan Agreement and Section 12.5(b) of the Master Indenture;
(c)Breach of Representations, Etc. Under this Agreement and the Master Indenture. Any representation or warranty made or deemed made by or on behalf of the Company or any other Member in this Agreement, the Master Indenture, the First Supplemental Indenture or Obligation No. 1 or in any statement or certificate at any time given by or on behalf of the Company or any other Member in writing pursuant hereto or thereto or in connection herewith or therewith shall have been incorrect in any material respect (or to the extent such representation or warranty is qualified by materiality, in any respect) as of the date made or deemed made, and the underlying facts and circumstances, if capable of remedy, have not been remedied within thirty (30) days after the earlier of (i) an officer of any Member becoming aware of such default or (ii) receipt by any Member of written notice from the Master Trustee, the Collateral Agent or any Purchaser or holder of such default;
(d)Breach of Certain Covenants Under this Agreement and the Master Indenture. Failure of any Member to perform or comply with any term or condition contained in (x) any of Sections 8.1, 8.2, 8.3, 8.4(a), (b), (c), (e) or (h), 8.5(a), 8.8, 8.13, 8.18, 8.19, 8.21, 8.27, 8.28, 8.30, 8.32, 8.33, 8.34 or 8.35 of this Agreement or Sections 3.2, 6.3(a)(i), 6.3(b), 6.3(g), 6.4, 6.5, 6.6, 6.7, 6.8, 6.9(b), (c), (e), (h) or (l), 6.12, 6.15, 6.17, 6.19, 6.23 or 6.24 of the Master Indenture, (y) any of Sections 8.4(i) or (k) of this Agreement or Sections 6.9(k), (p) or (r) of the Master Indenture and, in the case of this clause (y), such default shall not have been remedied or waived within five (5) days after the earlier of (i) an officer of any Member becoming aware of such default or (ii) receipt by any Member of written notice from the Master Trustee, the Collateral Agent or any Purchaser or holder of such default or (z) any of Sections 8.4 (other as set forth in clause (x) above), 8.14, 8.15, 8.16, 8.23, 8.26, 8.29, 8.36, 8.37, 8.38, 8.39 or 8.40 of

this Agreement or Sections 5.17, 5.19, 6.9 (other as set forth in clause (x) or (y) above), 6.10(b), 6.10(c), 6.13, 6.14, 6.16, 6.18, 6.20, 6.21 or 6.22 of the Master Indenture and, in the case of this clause (z), such default shall not have been remedied or waived within twenty (20) days after the earlier of (i) an officer of any Member becoming aware of such default or (ii) receipt by any Member of written notice from the Master Trustee, the Collateral Agent or any Purchaser or holder of such default;
(e)Other Defaults Under this Agreement and the Master Indenture. Failure of any Member to perform or comply with any term contained herein or in the Master Indenture, the First Supplemental Indenture or Obligation No. 1, other than any such term referred to in any other paragraph of this Section 9.1, and, in each case, such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of any Member becoming aware of such default or (ii) receipt by any Member of written notice from the Master Trustee, the Collateral Agent or any Purchaser or holder of such default; provided that, so long as the Members have commenced all reasonable curative efforts with respect to any such default within such thirty (30) day period and diligently and expeditiously continues its curative efforts, they shall have further time to cure the same, not to exceed a total of sixty (60) days;
(f)Change of Control. A Change of Control Event shall occur.
(g)Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Member in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Member under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Member, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Member for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Member and any such event described in this subclause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(h)Voluntary Bankruptcy; Appointment of Receiver, Etc. (i)  Any Member shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Member shall make any assignment for the benefit of creditors; or (ii)  any Member shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or
(i)Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of the greater of (A) €2,000,000 and (B) 2.50% of the Adjusted Operating Income of the Participants for the immediately preceding Fiscal Year or (ii) in the aggregate at any time an amount in excess of the greater of (A) €5,000,000 and (B) 6.50% of the Adjusted Operating Income of the Participants for the immediately preceding Fiscal Year, (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Member or any of their assets and shall remain undischarged, unpaid, unvacated, unbonded and unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(j)Dissolution. Any order, judgment or decree shall be entered against any Member decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of forty-five (45) days; or
(k)Employee Benefit Plans. There shall occur one or more ERISA Events that, individually or in the aggregate, results in or would reasonably be expected to result in a Material Adverse Effect; or
(l)Note Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Note Document ceases to be in full force and effect (other than by reason of (A) a release of any portion of the Trust Estate in accordance with the terms of this Agreement and the other Note Documents or (B) the Discharge of Note Obligations) or shall be declared null and void, or the Master Trustee shall not have or shall cease to have a valid and perfected Lien in any material portion of the Trust Estate purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document; or (ii) any Member shall contest in writing the validity or enforceability of any Note Document to which it is a party in writing or deny in writing that it has any further liability under any such Note Document or shall contest in writing the validity or perfection of any Lien in any portion of the Trust Estate purported to be covered by the Collateral Documents; or
(m)Breach or Default Under Related Agreements. There shall occur a breach or default beyond any applicable grace period or cure period under any Related Agreement (other than the Related Financing Agreements with respect to Secured Indebtedness other than the Notes) that permits the counterparty to terminate such Related Agreement (unless, except with respect to any Services Agreements and Conveyance Documents, (i) such termination would not reasonably be expected to have a Material Adverse Effect or (ii) such Related Agreement is reasonably expected to be replaced (within thirty (30) days after such Related Agreement is expected to be terminated) with a new contract having material terms not less favorable as a whole (in the good faith business judgment of Required Holders), to the applicable Members(s) and/or Participant(s), or to the interests of the Purchasers and the holders, than such Related Agreement, in each case with respect to the foregoing clauses (i) and (ii), as certified in writing to the Note Agent, the Collateral Agent, the Purchasers and the holders in a duly executed certificate of an Authorized Representative); or
(n)Termination of Related Agreements. Any Related Agreement (other than the Related Financing Agreements with respect to Secured Indebtedness other than the Notes) shall terminate or otherwise cease to be valid and binding on any party thereto, except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder (unless, except with respect to any Services Agreements and Conveyance Documents, (i) such termination, invalidity or non-binding status would not reasonably be expected to have a Material Adverse Effect, or (ii) such Related Agreement is replaced (within thirty (30) days after the date such Related Agreement was terminated) with a new contract having material terms not less favorable as a whole, except to a de minimis extent (in the good faith business judgment of Required Holders), to the applicable Members(s) and/or Participant(s), or to the interests of the Purchasers and the holders, than such Related Agreement, in each case with respect to the foregoing clauses (i) and (ii), as certified in writing to the Note Agent, the Collateral Agent, the Purchasers and the holders in a duly executed certificate of an Authorized Representative).
Section 10.Remedies on Default, Etc.
Section 10.1.Acceleration.
(a)Upon the occurrence of an Event of Default under Section 9.1(g) or Section 9.1(h), the Collateral Agent (upon obtaining knowledge thereof) shall, by written notice delivered to the Company, each holder and the Master Trustee, (i) declare the principal of each Series of the Notes and the interest accrued to the date of such acceleration immediately due and payable, together with any applicable Make-Whole Amounts and Swap Breakage Losses, whereupon all Notes and the interest and applicable premiums (including any Make-Whole Amounts and Swap Breakage Losses) thereon shall, without further action, become and be immediately due and payable, subject to the provisions of Article VII of the Master Indenture, and (ii) make a demand for payment under Obligation No. 1 and request the Master Trustee to give notice to the Members pursuant to Section 7.1(b) of the Master Indenture declaring the principal of all Senior Obligations issued under the Master Indenture then outstanding to be due and immediately payable.
(b)Upon the occurrence of an Event of Default under Section 9.1(a) hereof, the Collateral Agent, at the written request of any holder or holders of Notes at the time outstanding affected by such Event of Default shall, by written notice delivered to the Company, each holder and the Master Trustee, (i) declare the principal of all such affected Notes and the interest accrued to the date of such acceleration immediately due and payable, together with any applicable Make-Whole Amounts and Swap Breakage Losses, whereupon the affected Notes and the interest and premiums (including any Make-Whole Amounts and Swap Breakage Losses) thereon shall, without further action, become and be immediately due and payable, subject to the provisions of Article VII of the Master Indenture, and (ii) make a demand for payment under Obligation No. 1 and request the Master Trustee to give notice to the Members pursuant to Section 7.1(b)(i) of the Master Indenture declaring the principal of all Senior Obligations issued under the Master Indenture then outstanding to be due and immediately payable.
(c)Upon the occurrence of an Event of Default under Section 9.1(b)(y), the Collateral Agent, at the written request of the Required Holders shall, by written notice delivered to the Company, each holder and the Master Trustee, request the Master Trustee to give notice to the Members and the affected Participant pursuant to Section 7.1(b)(ii) of the Master Indenture declare the principal of all Participant Loans of such Participant, the interest accrued thereon and any related premiums or other amounts payable with respect thereto to be immediately due and payable.
(d)Upon the occurrence of any other Event of Default under Section 9.1 hereof, the Collateral Agent, at the written request of the Required Holders shall, by written notice delivered to the Company, each holder and the Master Trustee, (i) declare the principal of each Series of the Notes and the interest accrued to the date of such acceleration immediately due and payable, together with any applicable Make-Whole Amounts and Swap Breakage Losses, whereupon the Notes and the interest and premiums (including any Make-Whole Amounts and Swap Breakage Losses) thereon shall, without further action, become and be immediately due and payable, subject to the provisions of Article VII of the Master Indenture, and (ii) make a demand for payment under Obligation No. 1 and request the Master Trustee to give notice to the Members pursuant to Section 7.1(b)(i) of the Master Indenture declaring the principal of all Senior Obligations issued under the Master Indenture then outstanding to be due and immediately payable.
Upon any Notes becoming due and payable under this Section 10.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) any Make-Whole Amounts and Swap Breakage Losses determined in respect of such principal amount, shall all be immediately due and payable, subject to the provisions of Article VII of the Master Indenture, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or, solely with respect to a prepayment under Section 7.3(b), Modified Make-Whole Amount and Swap Breakage Loss (if any) by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 10.2.Other Remedies; Rights of Holders.
(a)Upon the occurrence and during the continuance of an Event of Default under this Agreement, the Collateral Agent shall, at the written direction of the Required Holders (or such other number or percentage of the holders and/or Purchasers as shall be expressly provided for herein or in the other Note Documents), (i) proceed to protect and enforce its rights and the rights of the holders and the Purchasers under this Agreement, the Indenture and the other Note Documents at law, by mandamus or other suit, action or proceeding at law or in equity, including an action for specific performance of any agreement herein or therein contained, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise in accordance with this Section 10, in each case as directed and in accordance with such written direction, and/or (ii) terminate any outstanding Commitments hereunder.
(b)No remedy conferred by this Agreement or any other Note Document upon or remedy reserved to the Collateral Agent, any Purchaser or any holder is intended to be exclusive of any other remedy, but each such remedy shall be cumulative and shall be in addition to any other remedy given to the Collateral Agent, any Purchaser or any holder hereunder or thereunder, as applicable.
(c)No course of dealing and no delay in exercising or failure to exercise any right or power accruing under any Note Document upon any Default or Event of Default shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or acquiescence therein, and every such right and power may be exercised from time to time and as often as may be deemed expedient.
(d)No waiver of any Default or Event of Default, whether by the Collateral Agent or by any holder or any Purchaser, shall extend to or shall affect any subsequent Default or Event of Default hereunder or shall impair any rights or remedies consequent thereon.
(e)In accordance with the obligations of the Company under Section 13, the Company will pay to each Agent, each Purchaser and the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such person incurred in any enforcement or collection under this Section 10, including reasonable and documented out-of-pocket attorneys’ fees, expenses and disbursements.
Section 10.3.Right of Holders to Direct Proceedings. Anything in this Agreement or any other Note Document to the contrary notwithstanding, the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Note Documents) shall have the right, at any time, by an instrument or instruments in writing executed and delivered to the Collateral Agent, with indemnity as may be reasonably required by the Collateral Agent in the manner described herein, to direct the method and place of conducting all proceedings to be taken in connection with the enforcement of the rights and remedies of the Collateral Agent and the holders and the Purchasers under this Agreement, the Indenture and the other Note Documents; provided, however, that such direction shall not be otherwise than in accordance with Applicable Law and of this Agreement and the Indenture.

Section 10.4.Remedies Vested in Collateral Agent. All rights of action (including the right to file proof of claims) under this Agreement, the Indenture and the other Note Documents to protect the rights of the Collateral Agent or any Purchaser or holder may be enforced by the Collateral Agent without the possession of any of the Notes or Obligations or the production thereof in any trial or other proceeding relating thereto and any such suit or proceeding instituted by the Collateral Agent may be brought in its name as Collateral Agent without the necessity of joining as plaintiffs or defendants any Purchaser or holder of the Notes, and any recovery of judgment shall be for the benefit of the holders of the outstanding Notes in accordance with the terms of the Note Documents.
Section 10.5.Recission. At any time after any Notes have been declared due and payable pursuant to Section 10.1(b) or (d), the Required Holders, by written notice to the Company and Collateral Agent, may rescind and annul any such declaration and its consequences if (a) the Company has paid all principal of and Make-Whole Amounts, Modified Make-Whole Amount and Swap Breakage Losses, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amounts, Modified Make-Whole Amount and Swap Breakage Losses, if any, and (to the extent permitted by Applicable Law) any overdue interest in respect of the Notes, at the Default Rate, (b) the Collateral Agent has received written notification from the Master Trustee that the declaration of acceleration of Obligation No. 1 has been annulled pursuant to the Master Indenture, (c) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (d) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 15, and (e) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 10.5 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 10.6.Unconditional Right to Receive Principal, Premium and Interest. Notwithstanding the foregoing, nothing in this Agreement shall affect or impair the right of any holder of Notes to enforce, by action at law, payment of the principal of, Make-Whole Amount and Swap Breakage Loss, if any, or interest on any Note at and after the maturity thereof or on the date fixed for prepayment or repayment, as applicable, or (subject to Section 10.1) upon the same being declared due prior to maturity as herein provided, or to enforce, by action at law, the obligation of the Company to pay the principal of, premium (including Make-Whole Amounts and Swap Breakage Losses), if any, and interest on each of the Notes issued hereunder to the respective holders thereof at the time, place, from the source and in the manner herein and in the Notes expressed.
Section 10.7.Notice of Defaults. Subject to Section 20.9 hereof, the Collateral Agent shall notify each holder and each Purchaser immediately upon the occurrence of any default described in Section 10.1(a) and promptly upon the occurrence of any other default described in Section 10.1. A holder or Purchaser or the Company may notify the Collateral Agent of any Event of Default, and the Collateral Agent shall accept such notice from such holder or Purchaser and may conclusively rely thereon without independent investigation.
(a)Proceeds of Collateral. Any proceeds of any Collateral received by the Collateral Agent pursuant to any enforcement action or otherwise in respect of any Collateral (including any amounts paid to the Collateral Agent as the Holder of Obligation No. 1 under the Master Indenture in accordance with Section 7.6 of the Master Indenture) shall be applied by the Collateral Agent in such amount and in accordance with the order of priority described below, in each case, in respect of the amounts referenced at each level below, it being understood and agreed that the Collateral Agent is hereby authorized and instructed to so apply such proceeds in accordance with the following order of priority:

(i)first, on a pro rata basis among the Agents, the Master Trustee and the Depository, in payment of all fees, taxes, costs, indemnities and expenses (including reasonable, documented, out-of-pocket fees, charges and disbursements of external counsel, and costs and expenses incurred in connection with any realization or enforcement of the Collateral taken in accordance with the terms of the Financing Documents) and any other amount (including any interest) payable to and incurred by such Agents, the Master Trustee and the Depository, in the performance of its duties and functions in its capacity as an Agent, Master Trustee or Depository under the Financing Documents;
(ii)second, to the holders of the Notes, for amounts due and unpaid on the Notes for Make-Whole Amount(s) and Swap Breakage Amount(s), if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for Make-Whole Amount(s) and Swap Breakage Amount(s), if any, and interest, respectively;
(iii) third, to the holders of the Notes for amounts due and unpaid on the Notes for principal, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal;
(iv) fourth, to the holders for any other amounts due and unpaid, ratably, under the Financing Documents, without preference or priority of any kind; and
(v)fifth, to the Company or to such other Person as a court of competent jurisdiction shall direct.
Section 11.Registration; Exchange; Substitution of Notes.
Section 11.1.Registration of Notes. The Registrar, acting solely for the purposes of this Section 11.1 as agent for the Company, shall keep at its principal corporate trust office in New York a register for the registration and registration of transfers of Notes (the “Register”). The name and address of each holder of one or more Notes, each transfer thereof, the name and address of each transferee of one or more Notes and the principal amounts (and stated interest) owing to each such holder shall be registered in the Register. If any holder of one or more Notes is a nominee for a beneficial owner, then (a) if the holder, the beneficial owner or the Company so advises the Registrar, the name and address of the beneficial owner of such Note or Notes shall also be registered in the Register as the beneficial owner and holder thereof and (b) at any such beneficial owner’s option, by written notice to the Registrar and the Note Agent, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement and, in such event, each Agent may take direction as to such Note from such beneficial owner or nominee holder without the requirement to confirm or verify such direction with the other. The Register shall be available for inspection by the Company and the Master Trustee, and a redacted version of the Register showing the entries with respect to any holder shall be available for inspection by such holder, at any reasonable time and from time to time upon reasonable prior written notice. Prior to due presentment for registration of transfer, the entries in the Register shall be conclusive and the Company, the Agents, the Master Trustee and the holders shall treat each Person in whose name any Note shall be registered as the owner and holder thereof for all purposes hereof, and the Registrar shall not be affected by any notice or knowledge to the contrary. The Registrar shall give to any holder of a Note that is an Institutional Investor (as certified to the Registrar by such holder) and the Master Trustee, in each case promptly upon the written request by such Person therefor, a complete and correct copy of the names and addresses of all registered holders of Notes (or of beneficial owners in the case of Notes registered in the name of a nominee). The foregoing language is intended to cause the Notes, including any transfer or participation thereof, to be in “registered form” as defined in Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and shall be interpreted and applied consistently therewith. It is expressly acknowledged by the Company and the holders that application and performance by the Registrar of its various duties under this Section 11.1 shall be based solely upon, and in reliance upon, data and information provided to it by the Company, such holders, the Master Trustee, the Master Servicer and the Agents. Each holder shall maintain in its internal records an account or accounts evidencing the obligations of the Company to such holder, including the amounts of the Notes held by such holder and each repayment and prepayment in respect thereof; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any obligations in respect of any applicable Notes; and provided further, in the event of any inconsistency between the Register and any holder’s records, the recordation in the Register shall prevail absent manifest error.
Section 11.2.Transfer and Exchange of Notes. Upon surrender of any Note to the Registrar at the principal corporate trust office of the Registrar (as specified in Section 16(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer in a form reasonably satisfactory to the Registrar, duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof and provided such transfer and registration complies in all material respects with any applicable securities laws (it being acknowledged and agreed that the Registrar shall have no duty to investigate or confirm whether a requested transfer and registration complies with any applicable securities laws)), (x) the Registrar shall promptly provide the Company with notice of such surrender and (y) within ten (10) Business Days after such surrender (i) the Company shall execute and deliver to the transferee of such Note, at the Company’s expense (except as provided below), one or more new Notes of the same Series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note, and (ii) the Company shall notify the Registrar and the Master Trustee in writing of the issuance of such new Notes, including a copy thereof. Promptly following receipt of notice of the issuance of the new Notes, the Registrar shall (a) cancel the Notes surrendered for such transfer and destroy, retain or return such surrendered note to the Company in accordance with the Registrar’s standard procedures and (b) make the necessary changes to the Register to reflect the transfer of such Notes. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A-1 or Exhibit A-2, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company and/or any Authorized Agent may require payment of a sum sufficient to cover any stamp tax or governmental charge, fee, tax or other imposition, imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than €500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than €500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations and warranties set forth in Section 6.
Section 11.3.Replacement of Notes. Upon receipt by the Registrar at the address and to the attention of the designated officer (all as specified in Section 16) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation) and receipt by the Company from the Registrar of notice thereof, and:
(a)in the case of loss, theft or destruction of any Note, an indemnity and/or security reasonably satisfactory to the Company and/or the Registrar (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $10,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)in the case of mutilation, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, the Company at its own expense shall (i) execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon and (ii) provide the Registrar and the Master Trustee notice of such replacement Note, including a copy thereof, for inclusion in the Register and the Registrar shall make the necessary changes to the Register to reflect the replacement of such Notes.
Section 12.Payments on Notes.
Section 12.1.Place of Payment. Subject to Section 12.2 and Section 12.3, payments of principal, Make-Whole Amount, Modified Make-Whole Amount and Swap Breakage Loss, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company or the Paying Agent in such jurisdiction. The Company may not at any time change the place of payment of the Notes without the prior written consent of the Required Holders; provided such consent shall not be unreasonably withheld so long as such place of payment shall be either a principal office of the Company in the United States or a principal office of a bank or trust company in the United States.
Section 12.2.Payment Certificates. On or before 10:00 a.m. in the applicable Place of Payment on the sixth (6th) Business Day prior to each date on which interest and/or principal of any Notes, or any other amounts are, in each case, required to be paid or prepaid pursuant to the Note Documents (each, a “Payment Date”), the Company shall deliver to the Paying Agent, the Note Agent, the Master Trustee, the Master Servicer and each holder of a Note a certificate of an Authorized Representative in the form of Exhibit C attached hereto (each, a “Payment Certificate”) (x) stating (i) the amount of interest, principal and/or Taxes (and any applicable Make-Whole Amount, Modified Make-Whole Amount and any applicable Swap Breakage Loss (as determined by the holder of such Swapped Euro Note in its applicable Swap Breakage Amount Notice)) payable on the Notes, (ii) the amount of fees and/or expenses then payable to the Master Trustee, the Master Servicer, the Depository and each Agent under the Note Documents and (iii) the Payment Date for each such payment and (y) requesting (i) the Master Trustee to cause such amounts to be paid to the Paying Agent, on behalf of the Collateral Agent, no later than the second (2nd) Business Day prior to the Payment Date and (ii) the Paying Agent to cause such payments to be made to the applicable holders or other identified recipients on such Payment Date, in each case, in accordance with such Payment Certificate. The Paying Agent and the Master Trustee shall review each Payment Certificate to confirm the amount of interest and principal (but not any Make-Whole Amounts, Modified Make-Whole Amount or Swap Breakage Loss) set forth therein. In the event that, on or prior to the third (3rd) Business Day following receipt of such Payment Certificate, the Paying Agent, the Note Agent, the Master Trustee, the Master Servicer or any holder shall determine that any interest, principal or other amounts set forth in the Payment Certificate are incorrect, the Note Agent or the Paying Agent (upon receipt of notice from such party, if applicable) or the applicable holder shall notify the Company in writing promptly but in no case later than the third (3rd) Business Day following receipt of such Payment Certificate. If any such issues with a payment described in the Payment Certificate are resolved (including, by virtue of the Company submitting a corrected Payment Certificate after receiving a notice as described above), or if no issues have been raised with respect to any such payment, the Paying Agent shall implement such payments to the holders in accordance with the Payment Certificate and Section 12.3 below. For the avoidance of doubt, no Agent shall have any obligation to calculate or verify the calculation of any applicable Make-Whole Amounts, Modified Make-Whole Amount or Swap Breakage Losses payable upon the Notes.

Section 12.3.Payment by Wire Transfer. So long as any holder or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 12.1 or in such Note to the contrary, the Paying Agent, on behalf of the Company and the Collateral Agent, in accordance with the terms of this Agreement, the Indenture and Obligation No. 1, are hereby authorized and instructed to, and shall pay all sums becoming due on such Note for principal, Make-Whole Amount, Modified Make-Whole Amount and Swap Breakage Loss, if any, interest and all other amounts becoming due hereunder (from funds received by the Paying Agent from or at the direction of the Master Trustee pursuant to the terms of this Agreement, the Indenture and Obligation No. 1) by wire transfer in immediately available funds in accordance with the wire instructions specified for such purpose below such holder’s name in Schedule A, or by such other wire instructions as such holder shall have from time to time specified to the Company, Paying Agent, the Collateral Agent, the Note Agent and the Master Trustee in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such holder shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 12.1 or to the Paying Agent (in such case the Paying Agent shall deliver such cancelled Note to the Company at its principal executive office or such other address as the Company may notify to the Paying Agent in writing from time to time). Prior to any sale or other disposition of any Note held by a holder or its nominee, such holder will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company or the Registrar in exchange for a new Note or Notes of the same Series pursuant to Section 11.2. The Company will afford the benefits of this Section 12 to any Institutional Investor that is the direct or indirect transferee of any Note under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 12. All payments by the Paying Agent under this Agreement, the Notes, and the other Financing Documents shall be (a) subject to timely deposit of sufficient funds by the Company or at the direction of the Master Trustee and Section 7.1 hereof, and (b) made by wire transfer and, for the avoidance of doubt, under no circumstances shall any payment hereunder or thereunder be made by check.
Section 13.Expenses, Etc.
Section 13.1.Transaction Expenses. Whether or not the transactions contemplated hereby or by the other Financing Documents are consummated, the Company agrees to pay promptly (a) all the reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of the Note Documents, the Collateral Documents, the Disclosure Documents and the issuance and sale of the Notes and any consents, amendments, waivers or other modifications thereto (whether or not such amendment, waiver, consent or other modification becomes effective), including, without limitation, reasonable and documented out-of-pocket attorney’s fees and expenses; (b) all the costs of furnishing all opinions by counsel for the Company and the other Members and Participants (or counsel for the Agents or the Master Trustee, as the case may be); (c) the reasonable and documented out-of-pocket fees, expenses and disbursements of special counsel to the Purchasers in connection with the negotiation, preparation and execution of the Note Documents, the Collateral Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Company or by Collateral Agent or the Master Trustee; (d) the actual, out-of-pocket costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Note Documents or Collateral Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Note Documents or Collateral Documents; (e) all the actual, out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving liens in favor of the Master Trustee or the Collateral Agent under the Collateral

Documents, including filing and recording fees, expenses, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Master Trustee and of counsel providing any opinions that the Master Trustee, the Collateral Agent or the Required Holders may request in respect of the Trust Estate or the liens created pursuant to the Collateral Documents (including the opinions delivered pursuant to Section 4 of this Agreement); (f) all the actual, out-of-pocket costs and fees, expenses and disbursements of any third party auditors, accountants, consultants or appraisers; (g) all the actual, out-of-pocket costs and expenses (including the out-of-pocket fees, expenses and disbursements of any third party appraisers, consultants, advisors and agents employed or retained by the Master Trustee and its counsel) in connection with the custody or preservation of any of the Trust Estate; (h) the out-of-pocket costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO; (i) all out-of-pocket fees and expenses due and owing to the Agents as set forth in the Agents Fee Letter or any Note Document; (j) the fees and reasonable and documented expenses and disbursements of special counsel to the Agents in connection with the negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Purchaser or holder of a Note, by any Agent, by the Master Trustee or by the Company; (k) any fees charged by any Acceptable Rating Agency for assigning a rating to the Notes; and (l) after the occurrence of a Default or an Event of Default, all out-of-pocket costs and expenses, including reasonable out-of-pocket attorneys’ fees any financial advisor’s fees and costs of settlement and the out-of-pocket costs incurred by the Master Trustee, any Agent and/or any Purchaser or holder of a Note in enforcing any obligations of or in collecting any payments due from the Company hereunder or under the other Note Documents or Collateral Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Trust Estate) or in connection with any refinancing or restructuring of the Notes provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings, including of any Member or Participant. If required by the NAIC or Applicable Law, the Company and each other Member shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI). In all cases, reimbursement for out-of-pocket attorney’s fees shall be limited to (i) one primary external counsel for the Purchasers and the other holders, (ii) one primary external counsel for the Agents and (iii) one primary external counsel for the Master Trustee and, if reasonably required by the Purchasers, the Agents or the Master Trustee, one local or specialist counsel for each of them (and, if the Company has been advised that there is an actual or perceived conflict of interest, one additional firm of primary counsel and one additional firm of local counsel in each applicable jurisdiction for each group of affected Persons who are similarly situated).
Section 13.2.Certain Taxes. Without duplication of amounts paid pursuant to Sections 13.1 and 21.8, the Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where any Member or Participant has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 13, and will indemnify and save each Purchaser and holder of a Note and each Agent to the extent permitted by Applicable Law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 13.3.Survival. The obligations of the Company under this Section 13 will (a) survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement or any other Financing Document, and the resignation or removal of any Agent, and (b) extend to and be enforceable by successive transferees of the Notes and successor and (to the extent set forth herein) predecessor Agents.
Section 14.Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note and may be relied upon by any subsequent Purchaser and/or holder of a Note and any Agent, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note or Agent. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement (excluding the Investor Presentation) shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes the other Note Documents and the Collateral Documents embody the entire agreement and understanding between each Purchaser and the Company with respect to the Indebtedness evidenced by the Notes and supersede all prior agreements and understandings between the Company and each Purchaser relating to the subject matter hereof.
Section 15.Amendment and Waiver.
Section 15.1.Requirements. This Agreement and the Notes may be amended and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), and such amendment or waiver shall be effective only if (a) with respect to this Agreement, the same shall be in writing and signed by the Company, the Agents and the Required Holders, (b) with respect to the Notes, the same shall be in writing and signed by the Company and the Required Holders, except that:
(a)no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 19 hereof, or any defined term (as it is used therein), or the outstanding Commitment of any Purchaser, will be effective as to any Purchaser or holder unless consented to by such Purchaser or holder in writing;
(b)no amendment or waiver may, without the written consent of each Purchaser or, following the Closing, the holder of each Note and/or Commitment at the time outstanding, (i) subject to Section 10 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, Modified Make-Whole Amount or Swap Breakage Loss, (ii) change the percentage of Purchasers or, following the Closing, the principal amount of the Notes and/or Commitments the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 7 (except as set forth in the second sentence of Section 7.3), 8.3, 9.1(a), 9.1(b)(x), 10, 15 or 18 or any defined term (as it is used therein); and
(c)no amendment or waiver that subjects an Agent to additional obligations or liabilities or affecting an Agent’s rights, indemnities or protections, will be effective as to such Agent unless consented to by such Agent in writing, in such Agent’s sole discretion.
Section 15.2.Solicitation of Holders of Notes.
(a)Solicitation. The Company will provide each Agent, each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable each Agent and each such Purchaser and holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 15 to each Agent, each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of the Notes pursuant to Section 15.1.
(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.
(c)Consent in Contemplation of Transfer. Any consent given pursuant to this Section 15 by a holder of a Note that has transferred or has agreed to transfer its Note to (i) any Member or Participant, (ii) any Affiliate of any Member or Participant or (iii) any other Person in connection with, or in anticipation of, such Person acquiring, making a tender offer for or merging with any Member or Participant and/or any of its Affiliates (either pursuant to Section 7.6 or as otherwise permitted hereunder) in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 15.3.Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 15 applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future Purchaser and holder of any Note and upon each Member or Participant and each Agent without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Member or Participant and any Purchaser or holder of a Note or any Agent, as the case may be, and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Purchaser or holder of such Note or any Agent, as the case may be.
Section 15.4.Notes Held by the Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or the Notes to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Member or Participant or any of their Affiliates shall be deemed not to be outstanding, except that for purposes of determining whether any Agent (but not, for the avoidance of doubt, any Member or Participant) shall be protected in relying on any such waiver or consent, only Notes owned by (i) a Member or a Participant as reflected in the Register or (ii) which an officer of such Agent with direct responsibility for administration of the Notes actually knows to be owned by an Affiliate of a Member or Participant shall be considered as not outstanding.

Section 16.Notices.
(a)Except to the extent otherwise provided in this Section 16, all notices and communications provided for hereunder shall be in writing and shall be sent (1) by registered or certified mail with return receipt requested or express or priority mail with online tracking service available (postage prepaid), (2) by fax if the recipient has provided a fax number in its notice details (provided that a copy of such sent fax is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message that such fax could not be delivered to its recipient), (3) by a internationally recognized commercial delivery service (charges prepaid) or (4) by e-mail if the recipient has provided an e-mail address in its notice details (provided that a copy of such sent e-mail is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to its recipient). Any such notice must be sent:
(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the address (or facsimile number or email, if applicable) specified for such communications in Schedule A, or at such other address (or facsimile number or email, if applicable) as such Purchaser or nominee shall have specified to the Company and the Agents in writing; provided that the Note Agent shall (a) post all notices and other information it is required to deliver to any Purchaser pursuant to this Agreement on Debt Domain, Intralinks or a comparable password protected online data system, with free access to such Purchaser, including the ability to print, and which will require a customary confidentiality acknowledgment for such data system that shall be no more burdensome than the confidentiality provisions contained in this Agreement (the “Platform”), and (b) send a notice of such posting to such Purchaser by email,
(ii)if to any other holder of any Note, to such holder at such address (or facsimile number or email, if applicable) as such other holder shall have specified to the Company and the Agents in writing; provided that the Note Agent may (a) post all notices and other information it is required to deliver to any holder pursuant to this Agreement on the Platform, and (b) send a notice of such posting to such holder by email,
(iii) if to the Company, to the Company at its address (or facsimile number or email, if applicable) set forth on Schedule C to this Agreement or at such other address (or facsimile number or email, if applicable) as the Company shall have specified to the holder of each Note and the Agents in writing, or
(iv)if to any Agent, to such Agent at its address (or facsimile number or email, if applicable) set forth on Schedule C to this Agreement or at such other address (or facsimile number or email, if applicable) as such Agent shall have specified to the holder of each Note and the Company in writing.
Notices under this Section 16 will be deemed given only when actually received.
The Collateral Agent hereby agrees to promptly deliver to the Note Agent for delivery to each holder and each Purchaser a copy of any notice, certificate, report or other item received by the Collateral Agent in accordance with the terms of the Indenture or any other Collateral Document.

Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.
(b)Platform.
(i)The Company, the Purchasers and the holders of the Notes agree that the Note Agent shall make the Communications available to the Purchasers and the holders of the Notes by (a) posting the Communications on the Platform and (b) sending a notice of such posting to the Purchasers and the holders of the Notes by email.
(ii)Subject to compliance with the requirements of Section 16(a)(i) above, the Platform is provided “as is” and “as available.” The Agents do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications, other than errors or omissions caused by the gross negligence or willful misconduct of any Agents as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall any Agent or any of their respective directors, officers, employees, agents, Affiliates, or representatives have any liability to the Company, any Purchaser, any holder of a Note or any other Person or entity for special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s, any Agent’s, or any other Person’s transmission of Communications through the Platform. Each Purchaser and each holder of the Notes agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Purchaser or holder of the Notes for purposes of the Note Documents. Each Purchaser and holder of the Notes (i) has provided to the Note Agent in Schedule A (or at such other address (or facsimile number or email, if applicable) as such Purchaser or nominee shall have specified to the Company and the Agents in writing) an email address to which the foregoing notice may be sent by electronic transmission and (ii) agrees that the foregoing notice may be sent to such e-mail address.
Section 17.Reproduction of Documents.
This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers, amendments, supplements and modifications that may hereafter be executed, (b) documents received by any Purchaser or Agent at or prior to Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, Agent or holder, may be reproduced by such Purchaser, Agent or holder by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser, Agent or holder may destroy any original document so reproduced. The Company, each Purchaser and the Agents agree and stipulate that, to the extent permitted by Applicable Law, any such reproduction shall be admissible as evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser, Agent or holder in the regular course of business) and any enlargement, electronic copy or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 17 shall not prohibit the Company or any Purchaser, Agent or holder from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 18.Confidential Information.
For the purposes of this Section 18, “Confidential Information” means information delivered to any Purchaser, any holder of a Note or a Commitment or any Agent (each, a “Recipient”) by or in respect or on behalf of the Company, any other Member or any Participant in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Recipient as being confidential information of the Company, provided that such term does not include information that (a) was publicly known or otherwise known to such Recipient prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Recipient or its Affiliates or any Person acting on behalf of such Recipient’ or its Affiliates or (c) otherwise becomes known to such Recipient other than through disclosure by or on behalf of the Company or any other Member or Participant. Each Recipient will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Recipient in good faith to protect confidential information of third parties delivered to such Recipient, provided that such Recipient may deliver or disclose Confidential Information to (i) its Affiliates and its and their respective directors, trustees, officers, employees (legal or contractual), agents, partners, attorneys, trustees, limited partners and investors (with respect to the Purchasers and/or the holders of the Notes and/or Commitments, to the extent such disclosure reasonably relates to the administration of the investment represented by the applicable Notes and/or Commitments) who have been made aware of the obligation to hold confidential the Confidential Information, (ii) its auditors, agents, attorneys, financial advisors, consultants, service providers, investment managers, investment advisors, in each case under this clause (ii), who agree or have an obligation to hold confidential the Confidential Information substantially in accordance with the obligation to hold confidential the Confidential Information by this Section 18, (iii) any other Recipient, (iv) if the holder of a Note is a trust or fund, to the beneficiaries or beneficial owners of such trust or fund, (v) any Institutional Investor (and in the case of any such Institutional Investor that is a Related Fund, any investor in such Related Fund) to which it transfers or pledges or offers to transfer or pledge such Note or any part thereof or any participation therein and any beneficiary, agent, custodian or trustee in connection therewith (if such Person has agreed prior to its receipt of such Confidential Information to hold the information confidential substantially in accordance with this Section 18) and, in each case, any such Person shall have the same rights and obligations with respect to such Confidential Information as the Purchasers have under this Section 18), (vi) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 18), (vii) any federal, state or other regulatory authority or self-regulatory authority having jurisdiction over such Recipient, any recipient of Confidential Information under this Section 18, or in each case, its portfolio or any transactions relating thereto, (viii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Recipient or its investment managers or investment advisors or to its investment portfolio or any transactions relating thereto, (x) in response to any subpoena or other binding legal process, (y) in connection with any litigation, arbitration or dispute resolution process to which such Recipient is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Recipient may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under any applicable Notes and this Agreement or any other Note Documents or Collateral Documents. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 18 as though it were a party to this Agreement. On reasonable request by the Company, in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder to be delivered (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 18.
In the event that as a condition to receiving access to information relating to the Company, any other Member or any Participant in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Recipient is required to agree to a confidentiality undertaking (whether through Debt Domain, IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 18, this Section 18 shall not be amended thereby and, as between such Recipient and the Company, this Section 18 shall supersede any such other confidentiality undertaking.
Section 19.Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes of any Series that it has agreed to purchase hereunder, by written notice to the Company, the Note Agent and the Registrar, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in Section 18 and this Section 19), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. The Substitute Purchaser shall deliver to the Note Agent all tax forms and other information reasonably requested by the Note Agent in connection with the administration of this Agreement. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company and the Registrar of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in Section 18 and this Section 19), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 20.Collateral Agent.
Section 20.1.Appointment. Each Purchaser and each holder hereby irrevocably designates and appoints HSBC Bank USA, National Association as collateral agent (in such capacity, together with its successors and assigns in such capacity the “Collateral Agent”) hereunder and under the other Financing Documents, and irrevocably authorizes HSBC Bank USA, National Association , in its capacity as Collateral Agent, to (a) execute, deliver and perform the obligations, if any, of Collateral Agent under this Agreement and the other Financing Documents, (b) take such action on its behalf under the provisions of this Agreement and the other Financing Documents, and (c) exercise such rights, privileges, authorities and powers and perform such duties as are expressly delegated to Collateral Agent by the terms of this Agreement and the other Financing Documents, together with such other powers and authority as are necessary, desirable or appropriate to carry out the functions and duties delegated or assigned to Collateral Agent under this Agreement and the other Financing Documents to which it is a party, including to take all actions as may be necessary, appropriate, or desirable to accomplish any of the foregoing. By its signature below, HSBC Bank USA, National Association hereby accepts such appointment and authorization, and the instructions set forth herein and agrees to act as Collateral Agent under the express terms of this Agreement and the other Financing Documents to which it is a party. Any successor Collateral Agent appointed in accordance with this Section 20 shall automatically, and without any further action by the parties, replace the replaced Collateral Agent in its capacity as Collateral Agent hereunder and under the other Financing Documents. Each party to this Agreement agrees to each of the provisions of this Agreement applicable to the Collateral Agent. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, except and solely to the extent as expressly set forth in the Financing Documents, regardless of whether a Default or Event of Default has occurred and is continuing.
Section 20.2.Participant Collateral. Collateral Agent shall not be responsible for, and makes no representation as to, (i) the existence, genuineness, value or protection of, any Participant Collateral, (ii) the legality, effectiveness or sufficiency of any Collateral Document or (iii) the creation, perfection, priority, sufficiency, continuance or protection of any liens created under the Collateral Documents or otherwise on any Participant Collateral. Collateral Agent shall not be responsible for the filing, registration or delivery of, or causing or confirming the Master Trustee’s, the Company’s or any other Member of the Obligated Group’s filing, registration or delivery of, any financing statements, continuation statements, notices, pledges, assignments or other instruments with any governmental authority or any other Person in any jurisdiction with respect to any Participant Collateral, or otherwise be responsible for maintaining, monitoring, reviewing or confirming the liens granted to the Master Trustee or any other Person in the Participant Collateral, or otherwise responsible for maintaining the liens on or any priorities in or to the Participant Collateral.
Section 20.3.Exercise of Remedies. Until the Discharge of Note Obligations, whether or not any Bankruptcy Event has been commenced by or against the Company or any other Member, Collateral Agent, upon the occurrence and during the continuance of an Event of Default and acting pursuant to an act of Required Holders (or such other number or percentage of the Purchasers or holders as shall be expressly provided for herein or in the other Financing Documents), shall have the right (to the fullest extent permitted by Applicable Law) to enforce rights, exercise remedies without any consultation with or the consent of any other Note Party, other than such act of Required Holders (or such other number or percentage of the Purchasers or holders as shall be expressly provided for herein or in the other Financing Documents). Notwithstanding the foregoing, in the absence of (i) an express requirement to take a specifically identified action under this Agreement or another Financing Document to which it is a party or (ii) an act of Required Holders (or such other number or percentage of the Purchasers or holders as shall be expressly provided for herein or in the other Financing Documents) directing Collateral Agent to take or refrain from taking any action with respect to an Event of Default that has occurred and is continuing, Collateral Agent may, but in no event shall it be obligated to (and shall have no liability for failing to), take or refrain from taking such actions as it deems advisable and in the best interest of the Purchasers and holders of the Notes.
Section 20.4.Certification of Certain Information. Upon the written request of Collateral Agent, each holder of Notes hereby agrees to promptly (and, in any event, within fifteen (15) Business Days of such request) provide Collateral Agent with written certification by an Authorized Representative thereof in substantially the form of Exhibit B of the aggregate amount of the Note Obligations then outstanding owed by the Company to such holder under the Financing Documents (as of the date Collateral Agent identifies in its original request, and if no date is so identified, as of a date that is no later than ten (10) Business Days following receipt of Collateral Agent’s request) to be certified to as presently due and owing, and any other information that Collateral Agent may reasonably request (including Swap Breakage Amount(s) due and owing to such holder, if any). Collateral Agent shall be entitled to conclusively rely upon the information provided to it by each holder absent manifest error and to use the information provided in such certification (i) to confirm who meets the definition of Required Holders and (ii) in connection with any distribution of Collateral proceeds in accordance with Section 10.7.
Section 20.5.Powers, Immunities and Standard of Care.
(a)Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Financing Document to which it is a party. Notwithstanding anything to the contrary contained herein, Collateral Agent shall not be required to take any action which it reasonably believes is contrary to this Agreement or any other Financing Document or any law, rule or regulation which exposes Collateral Agent to any liability. Collateral Agent and its Affiliates shall not be responsible to any Note Party for (i) any recitals, statements, representations or warranties made by the Company contained in this Agreement, or in any certificate or other document referred to or provided for herein or received by Collateral Agent under this Agreement, including an act of Required Holders, nor shall Collateral Agent be required to make any investigation into the facts or matters stated in any certificate, notice, or document, but shall have the option to make such further inquiry or investigation into such matters as it may see fit, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document referred to or provided for herein or relied upon by Collateral Agent, or (iii) any failure by the Company or any other Member to perform its obligations hereunder or under any other Financing Document. Collateral Agent may employ agents, designees and attorneys-in-fact, and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.
(b)Collateral Agent, and its directors, officers, employees or agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, Collateral Agent (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts, (ii) does not make any warranty or representation to any Note Party for any statements, warranties or representations made in or in connection with any Financing Document, (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Financing Document on the part of any party thereto, to inspect the property (including the books and records) of the Company or any other Person or to ascertain or determine whether a Default or Event of Default exists or is continuing, (iv) shall not be responsible to any Note Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Financing Document or any other instrument or document furnished pursuant hereto, and (v) shall incur no liability under or with respect to this Agreement or any other Financing Document by acting upon (and shall be entitled to rely and shall be fully protected in relying upon) any notice, consent, certificate or other instrument or writing (which may be delivered by email or pdf) believed by it to be genuine and signed or sent by the Person or Persons purported to have signed or sent the same. Except as otherwise expressly provided under this Agreement or the other Financing Documents to which it is a party, Collateral Agent shall take such action with respect to the Financing Documents as shall be directed by an act of Required Holders or as otherwise provided under the Financing Documents, subject to the terms of this Agreement.
(c)Collateral Agent may, in the execution and exercise of all or any of the powers, authorities and discretions vested in it by the Financing Documents to which it is a party, act by Authorized Representative(s) of Collateral Agent and the Collateral Agent shall not be responsible for any act or omission on the part of any such Authorized Representative appointed by it with due care unless it shall be finally proved by a court of competent jurisdiction in a final judgment that the Collateral Agent or such Authorized Representative was grossly negligent or acted with willful misconduct. The Collateral Agent may, to the extent it reasonably determines to be necessary, execute any of its duties or obligations hereunder either by or through affiliates of the Collateral Agent (but shall remain responsible for the performance of such duties and obligations).
(d)Anything in this Agreement to the contrary notwithstanding, in no event shall Collateral Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) whether or not such losses or damages were foreseeable or contemplated even if Collateral Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.
(e)Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and in the other Financing Documents to which it is a party, any information relating to the Company or any of its affiliates that is communicated to or obtained by Collateral Agent or any of its affiliates in any capacity.
(f)The authorizations, rights, privileges, protections, exculpations, immunities, indemnities and benefits afforded to the Collateral Agent hereunder are extended to, and shall be enforceable by, the Collateral Agent under any Financing Document to which it is a party. In the event any claim of inconsistency between this Agreement and the terms of any Financing Document arises with respect to the duties, rights, privileges, protections, exculpations, immunities, indemnities or benefits of the Collateral Agent, the terms of this Agreement shall control.
Section 20.6.Reliance; Discretionary Matters.
(a)Collateral Agent shall be entitled to conclusively rely upon any certificate, notice or other document (including any electronic communication) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it; provided that the Collateral Agent may (although it shall have no duty to) make such further inquiry or investigation as it shall determine to be appropriate. As to any other matters not expressly provided for by the Financing Documents, Collateral Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions given pursuant to an act of Required Holders (or such other number or percentage of the Purchasers or holders as shall be expressly provided for herein or in the other Note Documents) (except that Collateral Agent shall not be required to take any action which it reasonably believes exposes Collateral Agent to personal liability or that is contrary to this Agreement, any other Note Document or any requirement of law); provided, that, Collateral Agent may request, and the applicable Holders shall provide, any additional clarifying instructions as Collateral Agent may deem necessary in order to act upon the direction of the applicable holders. Collateral Agent shall in all cases (including when any action by Collateral Agent alone is authorized hereunder, if Collateral Agent elects in its sole discretion to obtain instructions from the Required Holders) be fully protected in acting or in refraining from acting hereunder or under any other Note Document pursuant to an act of Required Holders (or such other number or percentage of the Purchasers or holders as shall be expressly provided for herein or in the other Note Documents), and such act, where applicable, and any action taken or failure to act pursuant thereto shall be binding on all of the Note Parties. Notwithstanding anything to the contrary contained herein, no action taken or any omission to act by the Collateral Agent pursuant to an act of Required Holders (or such other number or percentage of the Purchasers or holders as shall be expressly provided for herein or in the other Note Documents) shall constitute gross negligence or willful misconduct.
(b)The permissive rights of Collateral Agent enumerated herein shall not be construed as duties. No provision of this Agreement shall require Collateral Agent to expend or risk its own funds or incur any liability. Collateral Agent may refuse to perform any duty or exercise any power or right unless it receives indemnity and/or security satisfactory to it against any loss, liability or expense. Collateral Agent shall be entitled to take any action or refuse to take any action which Collateral Agent reasonably determines is necessary for it to comply with any Applicable Law.
Section 20.7.Compensation; Indemnification.
(a)The Company shall pay such fees and expenses set forth in the Agents Fee Letter.
(b)In addition to the payment of amounts pursuant to the foregoing clause (a), whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify the Collateral Agent as described in Section 23.9.
(c)Any amounts payable by the Company as provided in clause (a) of this Section 20.7 shall be paid in accordance with Section 5.3 of the Indenture (or, if payments have ceased being made under Section 20.8 below, within thirty (30) days after written demand) and shall constitute additional Note Obligations.
(d)Without limiting the obligations of the Company hereunder, Collateral Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any Financing Document unless it shall first be indemnified to its satisfaction by the Note Parties against any and all liability and expense which may be incurred by Collateral Agent by reason of taking or continuing to take any such action; provided however that the Required Holders shall be entitled, upon an Act of Required Holders (and without the consent of any other Person), to remove Collateral Agent as a result of such refusal and appoint a successor Collateral Agent in accordance with Section 20.8.
(e)The agreements in this Section 20.7 shall (i) survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of the Financing Documents to which the Company is a party, the Discharge of Note Obligations, the termination of this Agreement and the other Financing Documents and the resignation or removal of Collateral Agent, and (ii) extend to and be enforceable by each successor and (to the extent provided herein) predecessor Collateral Agent.

Section 20.8.Successor Collateral Agent.
(a)Collateral Agent may resign at any time by giving sixty (60) days’ written notice thereof to each Purchaser and holder of a Note, the Master Trustee and the Company, such resignation to be effective only upon the appointment of a successor Collateral Agent in accordance with this Section 20.8. Collateral Agent may be removed involuntarily upon written notice (i) for a material breach of its respective duties and obligations hereunder or under any other Related Financing Document, (ii) for gross negligence or willful misconduct in connection with the performance of its respective duties hereunder, or (iii) at the discretion of the Required Holders.
(b)Upon any such resignation or removal of Collateral Agent, the Required Holders shall have the right, with the written consent of the Company (such consent not to be unreasonably withheld or delayed and provided that no such consent shall be required if an Event of Default shall have occurred and be continuing) to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Holders and shall have accepted such appointment, within sixty (60) days after the retiring Collateral Agent’s (i) giving of written notice of resignation or (ii) its involuntary removal, the retiring Collateral Agent may, on behalf of the Note Parties, at the expense of the Company, apply to a court of competent jurisdiction to appoint a successor Collateral Agent hereunder, which shall be a commercial bank having (or, in the case of a subsidiary of a bank holding trust, its corporate parent shall have) a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Collateral Agent under this Agreement and the other Financing Documents (including Obligation No. 1) by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations as Collateral Agent only under this Agreement and the other Financing Documents. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 20 and Section 23.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.
(c)The Company agrees to pay or reimburse Collateral Agent the amount of any and all reasonable and documented expenses, including filing fees and the reasonable and documented fees and expenses of its legal counsel and any experts or agents incurred by Collateral Agent to petition the court to appoint a successor Collateral Agent under this Section 20.8.
(d)Any corporation or other entity into which Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which Collateral Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of Collateral Agent, shall be the successor of Collateral Agent hereunder, without the execution or filing of any paper or any further act on the part of the parties hereto or Collateral Agent or such successor corporation or other entity.
Section 20.9.Notice of Default or Event of Default. Collateral Agent shall not be deemed to have actual knowledge or notice of the occurrence of any Default or Event of Default unless and until Collateral Agent has received written notice from an Authorized Representative of a Note Party, the Master Trustee or the Company referring to this Agreement, the Indenture and the applicable document or documents governing such Default or Event of Default, describing such Default or Event of Default and stating that such notice is a “Notice of Default” or “Notice of Event of Default”, as applicable. In the event that Collateral Agent receives such a written notice, Collateral Agent shall give notice thereof to the other Note Parties and the Master Trustee in accordance with Section 16.

Section 20.10.Force Majeure. Notwithstanding anything to the contrary in this Agreement or any other Financing Document, Collateral Agent shall not be liable to any other party for any delay or failure to perform its obligations under this Agreement or any other Financing Document if and to the extent that such delay or failure is caused solely and directly by any of the following: fire, natural disaster, extreme or severe weather, sustained power failure, pandemic or quarantine, earthquake, volcanic eruption, other act of God, war or civil disturbance; provided however that Collateral Agent shall proceed promptly with all due diligence to cure or remedy such event or circumstance (to the extent such cure or remedy is within Collateral Agent’s reasonable control) and shall perform any such delayed or failed obligations as soon as practicable following the cessation of such event or circumstance.
Section 21.Paying Agent and Registrar.
Section 21.1.Appointment; Duties
The Company hereby irrevocably appoints HSBC Bank USA, National Association to act on behalf of the Company as the initial paying agent for the Notes (in such capacity, the “Paying Agent”) and as registrar for the Notes (in such capacity, as the “Registrar” and collectively with the Paying Agent, each, an “Authorized Agent” and, collectively, the “Authorized Agents”) for the Notes hereunder and other the other Financing Documents to which such Authorized Agent, is a party and authorizes each Authorized Agent to take such actions and exercise such rights, powers, privileges, and authorities as are specifically delegated to each by the terms of this Agreement and the other Financing Documents to which it is a party. The Company (a) accepts the authorizations, appointments, acknowledgments and other actions taken by each Authorized Agent, on behalf of the Company, in accordance with this Agreement and the other Financing Documents, and (b) expressly acknowledges and accepts the terms of each of the Financing Documents, and authorizes and instructs each Authorized Agent to execute, deliver and perform, for the benefit of the Company, this Agreement and each of the other Financing Documents to which such Authorized Agent is or is intended to be a party (including any amendments, supplements, reaffirmations and modifications to such Financing Documents in connection with the transactions contemplated hereby and thereby). The Company hereby authorizes and instructs the Registrar to provide the Note Agent with a copy of the Register and any other information regarding the holders of the Notes available to it in accordance with any such request therefor by the Note Agent. By its signature below, HSBC Bank USA, National Association hereby accepts each such appointment, authorizations, and instructions and agrees to act as Paying Agent and Registrar. In acting hereunder, Paying Agent and Registrar shall act solely as agents of the Company, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Purchaser or holder of the Notes. In acting under this Agreement and in connection with the Notes, the Authorized Agents shall be obligated only to perform such duties as are specifically set forth herein, each of which are solely mechanical and administrative in nature and shall not be considered fiduciary, and no other duties or obligations on the part of the Authorized Agents shall be inferred or implied by this Agreement, regardless of whether a Default or Event of Default has occurred and is continuing and it is further understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to each Authorized Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law, regardless of whether a Default or Event of Default has occurred and is continuing.
Section 21.2.Each Authorized Agent appointed hereunder agrees with the Company and the Master Trustee, subject to the provisions of this Section 21.2 that:
(i)     Each Authorized Agent in acting under this Agreement and in connection with the Notes or any other Financing Document shall act solely as agent of the Company, will not assume any fiduciary duty or other obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes, and undertakes to perform such duties and only such duties with respect to such series of Notes as are specifically set forth in this Agreement, the Notes and/or any Financing Document to which Paying Agent or Registrar is a party and no implied covenants or obligations shall be read into this Agreement, the Notes or any Program Document against Paying Agent or Registrar;
(ii)      In the event that Paying Agent or Registrar receives conflicting, unclear or equivocal instructions, such Agent shall inform the Company thereof but such Agent shall be entitled to not take any action until such instructions have been resolved or clarified to its satisfaction and the relevant Agent shall not be or become liable in any way to any person for any failure to comply with any such conflicting, unclear or equivocal instructions;
(iii)     Paying Agent shall not be bound to make any payment due under this Agreement or any other Financing Document until it has received (whether or not at the time due) the full amount of the relevant payment due under the terms of this Agreement and/or any other Financing Document;
(iv)    The Company and Paying Agent agree to cooperate to provide to the other such documentation and/or information required to comply with any Applicable Law unless such information is not reasonably available/cannot be obtained or would constitute a violation of Applicable Law, fiduciary duty, and/or duty of confidentiality;
(v)     Paying Agent shall not be liable to account for interest on any funds received by it hereunder or under any other Financing Document;
(vi)     The Authorized Agents shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Authorized Agents;
(vii) Any funds held by Paying Agent need not be segregated except as and to the extent required by Applicable Law;
(viii) Notwithstanding anything else contained in this Agreement, the Notes and/or the other Financing Documents, Paying Agent may, with subsequent written notice to the Company, refrain without liability from doing anything that would in its reasonable opinion be contrary to any law of any state or jurisdiction (including but not limited to the United States of America, the European Union or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its reasonable opinion, necessary to comply with any such law, directive or regulation;
(ix)     Any Agent or any agent thereof, in its individual capacity, may become the owner or pledgee of Notes, to the extent that such ownership does not prevent the Company from relying on Rule 3a-7 under the Investment Company Act, with the same rights it would have if it were not an Agent or such agent and may otherwise deal with the Company and receive, collect, hold and retain collections from the Company with the same rights it would have if it were not an Agent or such agent; and
(x) Any Agent hereunder may, in its individual capacity, generally engage in any type of business unrelated to the transactions contemplated by this Agreement and the other Note Documents with any Member or any affiliate thereof as if such Person were not an Agent hereunder, without any duty to account therefor to any holder of a Note.

Section 21.3.Resignation and Removal. Any Authorized Agent may at any time resign by giving no less than sixty (60) days’ written notice of resignation to the Company, the Master Trustee and each Purchaser and holder of the Notes and such resignation shall be effective upon the appointment of a successor Authorized Agent in accordance with this Section 21.3. The Company may, and at the written request of the Required Holders shall, at any time terminate the agency of any Authorized Agent by giving no less than sixty (60) days’ written notice of termination to such Authorized Agent, the Master Trustee and each Purchaser and holder of the Notes and such removal shall be effective upon such parties’ receipt of such written notice. Upon the resignation or termination of an Authorized Agent, the Company shall promptly appoint one or more qualified successor Authorized Agents (which shall be a commercial bank having (or, in the case of a subsidiary of a bank holding trust, its corporate parent shall have) a combined capital and surplus of at least $500,000,000) to perform the functions of the Authorized Agent that has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section 21. The Company shall give written notice of any such appointment made by it to the Master Trustee and each Purchaser and holder of the Notes. If no Authorized Agent shall have been so appointed by the Company and shall have accepted such appointment, within sixty (60) days after the retiring Authorized Agent’s (i) giving of written notice of resignation or (ii) its involuntary removal, the retiring Authorized Agent may, at the expense of the Company, apply to a court of competent jurisdiction to appoint a successor Authorized Agent hereunder, which shall be a commercial bank having (or, in the case of a subsidiary of a bank holding trust, its corporate parent shall have) a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as the applicable Authorized Agent under this Agreement and the other Financing Documents by a successor Authorized Agent, such successor Authorized Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Authorized Agent, and the retiring Authorized Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Documents. After any retiring Authorized Agent’s resignation or removal hereunder, the provisions of this Section 21 and Section 23.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Authorized Agent under this Agreement. The Company agrees to pay or reimburse each Authorized Agent the amount of any and all reasonable, out-of-pocket expenses, including filing fees and the reasonable, out-of-pocket fees and expenses of its external legal counsel and any experts or agents incurred by such Authorized Agent to petition the court to appoint a successor Authorized Agent under this Section 21.3.
Section 21.4.Fees and Expenses. The Company agrees to pay, or cause to be paid, from time to time to each Authorized Agent compensation for its services as agreed in writing between the Company and such Authorized Agent, and to reimburse it for its documented fees and out-of-pocket costs and expenses incurred or made by it in connection with the services rendered by it under this Agreement, (including the reasonable and documented fees and out-of-pocket costs and expenses of external counsel).
Section 21.5.Rights and Liabilities of Authorized Agents.
(a)None of the Authorized Agents nor its directors, officers, employees, agents, Affiliates, or representatives shall be liable to the Company for any act or omission under or in connection with this Agreement except in the case of such Authorized Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final judgment). The Authorized Agents shall incur no liability for, or in respect of, any action taken, omitted to be taken, or suffered in accordance with or by its reliance upon any Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication from the Company or a holder in accordance with this Agreement believed by it to be genuine and to have been signed (including by DocuSign), sent, presented or otherwise made by the proper person, without inquiry. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from the Company made or given by it and sent, delivered or directed to the Authorized Agent under, pursuant to, or as permitted by, any provision of this Agreement shall be sufficient for the purpose of this Agreement if such communication is in written, facsimile or electronic form and is signed by any Authorized Representative of the Company. None of the Authorized Agents nor its officers or employees shall be required to ascertain, monitor, confirm or inquire whether any issuance or sale of Notes (or any amendment or termination of this Agreement) has been duly authorized or is in compliance with any other agreement to which the Company is a party (whether or not the Agent is also a party to such other agreement). The Authorized Agents may, at the expense of the Company, consult with counsel, accountants or other experts satisfactory to it and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
(b)The Paying Agent may hold funds deposited with it for the benefit of the holders for the payment of principal, interest or premium on the Notes and shall not be responsible to any holder or to the Company for interest thereon, provided that such funds are timely disbursed in accordance with this Agreement and such Paying Agent’s customary practice.
(c)The Authorized Agents may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Authorized Agents and conforming to the requirements of this Agreement. The Authorized Agents shall not be liable for an error of judgment made in good faith unless it shall be finally proved by a court of competent jurisdiction in a final, non-appealable judgment that the Agent was grossly negligent or acted with willful misconduct. The Authorized Agents shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement or in accordance with direction as provided for in this Agreement in exercising or omitting to exercise any power conferred upon the Authorized Agents under this Agreement unless it shall be finally proved by a court of competent jurisdiction in a final, non-appealable judgment that the Agent was grossly negligent or acted with willful misconduct. The Authorized Agents shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement unless it shall be finally proved by a court of competent jurisdiction in a final, non-appealable judgment that the Agent was grossly negligent or acted with willful misconduct. The Authorized Agents shall not be required to take notice or be deemed to have notice or knowledge of any Default or Event of Default under this Agreement or the Notes unless the Authorized Agents shall have received written notice thereof. In the absence of receipt of such notice or actual knowledge, the Authorized Agents may conclusively assume that there is no default under this Agreement or the Notes. The Authorized Agents shall not be required to expend or risk its own funds or otherwise incur financial liability for the performance of any of its duties hereunder or the exercise of any of its rights or powers if it shall have grounds for believing that the repayment of such funds or adequate indemnity and/or security against such risk or liability is not assured to it. The Authorized Agents shall have no duty (i) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (ii) to see to any insurance or (iii) to see to the payment or discharge of any Tax or any lien or encumbrance of any kind owing with respect to, assessed or levied in connection with this Agreement. The right of the Authorized Agent to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Authorized Agents shall not be liable for an act in accordance with this Agreement except in the case of gross negligence or willful misconduct in the performance of such act (as determined by a court of competent jurisdiction in a final judgment). The Authorized Agents shall not be required to give any bond or surety in respect of the execution of this Agreement. The Authorized Agents may execute any of the trusts or powers hereunder or perform any duties or obligations hereunder either directly or by or through agents, attorneys or custodians, and the

Authorized Agents shall not be responsible for any act or omission on the part of any such agent, attorney or custodian appointed by the Authorized Agents with due care unless it shall be finally proved by a court of competent jurisdiction in a final, non-appealable judgment that the Agent or such agent was grossly negligent or acted with willful misconduct. The Authorized Agents shall not be responsible for delays or failures in performance resulting from forces beyond its control (including, without limitation, acts of God, natural disasters, strikes, work stoppages, accidents, pandemic or quarantine severe weather, nuclear or natural catastrophes, lockouts, riots, civil or military disturbances, acts of war or terrorism, any provision of any present or future law or regulation or any act of any governmental authority, and loss or malfunction of utilities, communications, computer services (software or hardware) or Federal Reserve Bank wire service).
(d)Anything in this Agreement to the contrary notwithstanding, in no event shall the Authorized Agents be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) whether or not such losses or damages were foreseeable or contemplated even if such Authorized Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.
(e)The Authorized Agents shall not be obligated to monitor or confirm, on a continuing basis or otherwise, any entity’s compliance with the covenants described herein or with respect to any reports or other documents filed under this Agreement or any other related document. No provision of this Agreement or any other related document shall be deemed to impose any duty or obligation on the Authorized Agents to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under this Agreement or any other related document, or to exercise any right or power there under, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it.
(f)The Authorized Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and in the other Financing Documents to which it is a party, any information relating to the Company or any of its affiliates that is communicated to or obtained by an Authorized Agent or any of its affiliates in any capacity.
(g)To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Authorized Agents will ask for information that will allow the Authorized Agents to identify relevant parties. The parties hereto hereby acknowledge such information disclosure requirements and agree to comply with all information disclosure requests from time to time from the Authorized Agents necessary to ensure compliance with such laws.
(h)Each Authorized Agent shall be considered a party only to those documents physically executed by such Authorized Agent. Each Authorized Agent shall not be deemed to be a party to any agreement or document unless it has physically executed such agreement or document. The imposition of duties or obligations, the grant of rights, or reference to an Authorized Agent within a document to which it is not party shall not be deemed to make such Authorized Agent a party to such document.
(i)In respect of this Agreement and each other Financing Document to which it is a party, each Authorized Agent shall be entitled to conclusively rely upon any certificate, notice or other document (including any electronic communication) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it;

provided that each Authorized Agent may (although it shall have no duty to) make such further inquiry or investigation as it shall determine to be appropriate. Without limiting the generality of the foregoing, no Authorized Agent shall have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such e-mail. Each other party to this Agreement agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Authorized Agent.
(j)Any request or direction of a holder of a Note (acting through the Note Agent), the Company or any other Person to an Authorized Agent shall be sufficiently evidenced by a written request or order signed in the name of such Person by an Authorized Representative of such Person. Any resolution adopted by any such Person in connection with such a request or direction shall be sufficiently evidenced by a copy of such resolution certified by the secretary or an assistant secretary (or similar officer) of such Person to have been duly adopted and to be in full force and effect.
(k)The permissive rights of each Authorized Agent to take certain actions under this Agreement or any other Financing Document shall not be construed as a duty.
(l)Notwithstanding any provision herein or in any other Financing Document to the contrary, each Authorized Agent shall be under no obligation, and shall be fully justified in refusing, to take any action or to exercise any of the rights or powers vested in it by this Agreement or any of the other Financing Documents to which it is a party at the written request, order or direction of the Company or any other Person providing directions in accordance herewith and therewith, unless such Person shall have furnished to (or caused to be furnished to) such Authorized Agent indemnity satisfactory to it against the costs, expenses and liabilities, including attorneys' fees and expenses, that might be incurred by such Authorized Agent therein or thereby; provided however that the Company or the Required Holders shall be entitled to remove such Authorized Agent as a result of such refusal and appoint a successor Authorized Agent in accordance with Section 21.3.
(m)Notwithstanding any provision herein or in any other Financing Document to the contrary, whenever reference is made in this Agreement or any other Financing Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by an Authorized Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion to be made (or not to be made) by an Authorized Agent, it is understood that the each Authorized Agent shall be fully justified in failing or refusing to take any such action under this Agreement or any other Financing Document if it shall not have received such written instruction, advice or concurrence or clarification thereof, as such Authorized Agent in good faith deems appropriate.
(n)The authorizations rights, privileges, protections, exculpations, immunities, indemnities and benefits afforded to any Authorized Agent hereunder are extended to, and shall be enforceable by, such Authorized Agent, under any Financing Document to which it is a party. In the event any claim of inconsistency between this Agreement and the terms of any Financing Document arises with respect to the duties, rights, privileges, protections, exculpations, immunities, indemnities or benefits of such Authorized Agent, the terms of this Agreement shall control.
(o)Without limiting the foregoing, all rights, protections, immunities, privileges, indemnities, limitations of liability, exculpations and other provisions for the benefit of the

Master Trustee (and, where applicable, the Master Servicer) set forth in the Master Indenture shall be deemed incorporated herein by reference, mutatis mutandis, as if set forth in full herein, and shall apply to the Master Trustee's (and, where applicable, the Master Servicer's) role, actions and obligations under or in connection with this Agreement and the other Loan Documents to the extent not otherwise expressly provided for herein. In the event of any conflict between the protections afforded to the Master Trustee under this Agreement and those afforded under the Master Indenture, the provision more protective of the Master Trustee shall prevail.
Section 21.6.Indemnification. In addition to the payment of amounts pursuant to Section 21.4, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify the Authorized Agents as described in Section 23.9. The provisions of this Section 21.6 shall (i) survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of the Financing Documents to which the Company is a party, the termination of this Agreement or any other Financing Document, and the resignation or removal of any Agent and (ii) extend to and be enforceable by any successor and (to the extent provided herein) predecessor Authorized Agents.
Section 21.7.Merger, Conversion, Consolidation and Succession. Any corporation or other entity into which any Authorized Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of any Authorized Agent, shall be the successor of such Authorized Agent hereunder, without the execution or filing of any paper or any further act on the part of the parties hereto or such Authorized Agent or such successor corporation or other entity.
Section 21.8.HSBC Group Relevant Requirements. Without limiting the foregoing or any other provision of this Agreement or any other Financing Document, in connection with the commitment of HSBC Holdings plc (together with its subsidiary undertakings from time to time, including HSBC Bank USA, N.A., collectively the “HSBC Group”) to comply with all applicable Anti-Money Laundering Laws, each Agent and any other member of the HSBC Group may take any action required to comply with any applicable law, regulation, request of a public or regulatory authority, any agreement between any member of the HSBC Group and any government authority or any HSBC Group policy that relates to the prevention of fraud, money laundering, terrorism, tax evasion, evasion of economic or trade sanctions or other criminal activities (collectively the “Relevant Requirements”). Such action may include, but is not limited to: (i) screening, intercepting and investigating any transaction, instruction or communication, including the source of, or intended recipient of, funds; (ii) delaying or preventing the processing of instructions or transactions or an Agent’s performance of its obligations under this Agreement or any other Financing Document; (iii) the blocking of any payment; or (iv) requiring the relevant party to enter into an Anti-Money Laundering Laws compliance representations letter from time to time. Where possible and permitted, the applicable Agent will endeavor to notify the relevant party of the existence of such circumstances. To the extent permissible by law, neither any Agent nor any other member of the HSBC Group will be liable for loss (whether direct or consequential and including, without limitation, loss of profit or interest) or damage suffered by any party arising out of, or caused in whole or in part by, any actions that are taken by an Agent or any other member of the HSBC Group to comply with any Relevant Requirement.

Section 22.Note Agent.
Section 22.1.Note Agent Appointment and Authorization; Rights and Duties.
(a)Each holder of a Note hereby irrevocably appoints HSBC Bank USA, National Association to act on behalf of the holders of the Notes as the Note Agent (in such capacity, together with any of its successors or assigns, the “Note Agent”) hereunder and under the other Financing Documents to which it is a party and authorizes the Note Agent to take such actions on behalf of the holders of the Notes and exercise such rights, powers, privileges, and authorities as are expressly delegated to it by the terms of this Agreement and the other Financing Documents to which it is a party. By its signature below, HSBC Bank USA, National Association hereby accepts each such appointment and authorization, and the instructions set forth herein and agrees to act as Note Agent under the express terms of this Agreement and the other Financing Documents to which it is a party. Each party to this Agreement agrees to each of the provisions of this Agreement applicable to the Note Agent. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to the Note Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law, regardless of whether a Default or Event of Default has occurred and is continuing.
(b)None of the Note Agent, its directors, officers, employees, agents, Affiliates, or representatives, or Affiliates shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. In furtherance, and not in limitation, of Note Agent's rights, duties and protections hereunder, the Note Agent shall (subject to the terms hereof and of the other Financing Documents to which it is a party) grant such consents, make such requests and determinations and take or refrain from taking such discretionary actions as are permitted to be granted, made or taken by the Note Agent under the Financing Documents to which it is a party, solely as the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Note Documents), shall direct in writing (in each case, subject to clause (c) below); provided that:
(i)the duties and obligations of the Note Agent shall be determined solely by the express provisions of this Agreement and the other Financing Documents to which it is a party and the Note Agent shall not be liable except for the performance of such duties and obligations as are expressly set forth in this Agreement and the other Financing Documents to which it is a party;
(ii)the Note Agent shall not be liable for any error of judgment made in good faith by any of its directors, officers, employees, agents, Affiliates, or representatives unless it is adjudicated in a final non-appealable decision by a court of competent jurisdiction that the Note Agent or any of its directors, officers, employees, agents, Affiliates or representatives was grossly negligent or acted with willful misconduct. The Note Agent shall not be liable with respect to any action taken, suffered or omitted to be taken by it in accordance with the written direction of the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Note Documents), under this Agreement or any of the other Financing Documents to which it is a party, and shall not be liable for accepting, or acting upon, any decision or direction made by the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Note Documents) in accordance herewith and/or therewith and any action taken or failure to act pursuant thereto shall be binding on all holders of Notes;

(iii) in no event shall the Note Agent be liable under or in connection with this Agreement for indirect, special, incidental consequential or punitive losses or damages of any kind whatsoever, including lost profits, whether or not foreseeable, even if the Note Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought;
(iv) the Note Agent shall not be liable to any other party for any delay or failure to perform its obligations under this Agreement if and to the extent that such delay or failure is caused solely and directly by any of the following: fire, natural disaster, pandemic or quarantine, extreme or severe weather, sustained power failure, earthquake, volcanic eruption, other act of God, war or civil disturbance; provided however that Note Agent shall proceed promptly with all due diligence to cure or remedy such event or circumstance (to the extent such cure or remedy is within Note Agent’s reasonable control) and shall perform any such delayed or failed obligations as soon as practicable following the cessation of such event or circumstance;
(v)the Note Agent shall be considered a party only to those documents physically executed by the Note Agent. The Note Agent shall not be deemed to be a party to any agreement or document unless it has physically executed such agreement or document. The imposition of duties or obligations, the grant of rights, or reference to the Note Agent within a document to which it is not party shall not be deemed to make the Note Agent a party to such document; and
(vi) no provision of this Agreement shall be construed to relieve the Note Agent from liability for its gross negligence or willful misconduct (as adjudicated by a court of competent jurisdiction in a final judgment).
(c)Note Agent shall be entitled to conclusively rely upon any certificate, notice or other document (including any electronic communication) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by it; provided that the Note Agent may (although it shall have no duty to) make such further inquiry or investigation as it shall determine to be appropriate. Without limiting the generality of the foregoing, the Note Agent shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such e-mail.
(d)All documents sent to the Note Agent shall be retained by the Note Agent in accordance with its standard document retention policies with copies forwarded pursuant to the express terms of this Agreement and each other Financing Document to which it is a party.
(e)Each other party to this Agreement agrees to assume all risks arising out of such party’s use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Note Agent.
(f)Other than duties expressly set forth herein or in any other Financing Document to which it is a party, the Note Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any Financing Document unless it shall first be indemnified to its satisfaction by the Note Parties against any and all personal liability and expense which may be incurred by Note Agent by reason of taking or continuing to take any such action; provided however that the Required Holders shall be entitled (without the consent of any other Person), to remove Note Agent as a result of such refusal and appoint a successor Note Agent in accordance with Section 22.2.

(g)Nothing in this Agreement or any other Financing Document shall require the Note Agent to expend or risk its own funds or otherwise incur any personal liability in the performance of any of its duties or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security satisfactory to it against such risk or liability is not assured to it.
(h)As to any matter hereunder or under any other Financing Document, the Note Agent may, at the expense of the Company, consult with counsel, independent public accountants and other experts of its selection and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
(i)For all purposes under this Agreement and each other Financing Document, the Note Agent shall not be deemed to have actual knowledge or notice of the occurrence of any Default or Event of Default unless and until Note Agent has received written notice from an Authorized Representative of a Note Party, the Collateral Agent (acting at the written direction of the Required Holders), the Master Trustee or the Company referring to this Agreement, the Indenture and the applicable document or documents governing such Default or Event of Default, describing such Default or Event of Default and stating that such notice is a “Notice of Default” or “Notice of Event of Default”, as applicable. In the event that Note Agent receives such a written notice, Note Agent shall give notice thereof to the other Note Parties in accordance with Section 16.
(j)Any request or direction of a holder of a Note (acting through the Note Agent), the Company or any other Person to the Note Agent shall be sufficiently evidenced by a written request or order signed in the name of such Person by an Authorized Representative of such Person. Any resolution adopted by any such Person in connection with such a request or direction shall be sufficiently evidenced by a copy of such resolution certified by the secretary or an assistant secretary (or similar officer) of such Person to have been duly adopted and to be in full force and effect.
(k)Wherever, in the administration of this Agreement and each other Financing Document to which it is a party, the Note Agent shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Note Agent (unless other evidence is specifically prescribed) may request, receive, and, in good faith, conclusively rely upon a certificate from an Authorized Representative or opinion of counsel of the applicable Person.
(l)The permissive rights of the Note Agent to take certain actions under this Agreement or any other Financing Document shall not be construed as a duty.
(m)Notwithstanding any provision herein or in any other Financing Document to the contrary, whenever reference is made in this Agreement or any other Financing Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Note Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion to be made (or not to be made) by the Note Agent, it is understood that the Note Agent shall be fully justified in failing or refusing to take any such action under this Agreement or other Financing Document if it shall not have received such written instruction, advice or concurrence or clarification thereof, as the Note Agent in good faith deems appropriate.
(n)The Note Agent may, in the execution and exercise of all or any of the powers, authorities and discretions vested in it by the Financing Documents to which it is a party, act by

Authorized Representative(s) of the Note Agent and the Note Agent shall not be responsible for any act or omission on the part of any such Authorized Representative appointed by it with due care unless it shall be finally proved by a court of competent jurisdiction in a final judgment that the Agent or such Authorized Representative was grossly negligent or acted with willful misconduct. The Note Agent may, to the extent it reasonably determines to be necessary, execute any of its duties or obligations hereunder either by or through affiliates of the Note Agent (but shall remain responsible for the performance of such duties and obligations).
(o)The Note Agent and its Affiliates may from time to time enter into normal banking relationships, make loans to, accept deposits from and generally engage in any kind of business with the Company, any Purchaser, any holder of a Note, and their respective Affiliates without regard to its acting as Note Agent hereunder and under the other Financing Documents. The Note Agent in its individual capacity may become the holder of Notes and may, on such capacity, deal with the Company or any of its Affiliates with the same rights it would have if it were not the Note Agent.
(p)The Note Agent shall not be accountable for the use or application by the Company or any other Person (except itself) of the Notes or the proceeds thereof, nor shall the Note Agent be accountable for the use or application by any Person (except itself) of any payments or other amounts, whether now or hereafter owned by or required to be transferred to the Company. In addition, the Note Agent shall not be accountable for the use or application by any such Person of any funds deposited in or withdrawn from the Revenue Fund or other account or required to be so deposited or withdrawn. The Note Agent shall not be responsible for the existence, genuineness, or value of any of any Participant Collateral or for the validity, perfection, priority, or enforceability of the Liens on any of the Participant Collateral.
(q)No provision of this Agreement or any other Financing Document to which the Note Agent is a party shall be deemed to impose any duty or obligation on the Note Agent to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under the Financing Documents, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable Law binding upon it. Without limiting the foregoing, the Note Agent shall be entitled to take any action or refuse to take any action which Collateral Agent reasonably determines is necessary for it to comply with any Applicable Law.
(r)Each holder of a Note, by acceptance of the Notes, hereby (i) accepts the authorizations, appointments, acknowledgments and other actions taken by the Note Agent, on behalf of the holders of the Notes, in accordance with this Agreement and the other Financing Documents, (ii) expressly acknowledges and accepts the terms of each of the Financing Documents, and authorizes and instructs the Note Agent to execute, deliver and perform its obligations under each Financing Document to which it is or is intended to be a party (including any amendments, supplements, reaffirmations and modifications to such Financing Documents in connection with the transactions contemplated hereby and thereby) including instructing the Collateral Agent, in accordance with the instructions it receives from the Required Holders (or such other number or percentage of the holders as shall be expressly provided for herein or in the other Note Documents) and (iii) agrees to be bound by all of the agreements of the Note Agent contained in such Financing Documents. Each holder of a Note represents that it has, independently and without reliance on the Note Agent or any other holder of a Note, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Company and its Affiliates, the value of the Collateral, and all applicable laws and regulations relating to the transactions contemplated hereby, and has made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each holder of a Note agrees that such holder of a Note will, independently and without reliance upon the Collateral or any other holder of a Note, and based on such documents and information as such holder of a Note shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement or any other Financing Document.
(s)The authorizations rights, privileges, protections, exculpations, immunities, indemnities and benefits afforded to the Note Agent hereunder are extended to, and shall be enforceable by, the Note Agent, under any Financing Document to which it is a party. In the event any claim of inconsistency between this Agreement and the terms of any Financing Document arises with respect to the duties, rights, privileges, protections, exculpations, immunities, indemnities or benefits of the Note Agent, the terms of this Agreement shall control.
(t)The Note Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and in the other Financing Documents to which it is a party, any information relating to the Company or any of its affiliates that is communicated to or obtained by Note Agent or any of its affiliates in any capacity.
Section 22.2.Resignation and Removal; Appointment of Successor Note Agent; Eligibility.
(a)The Note Agent may resign at any time by giving sixty (60) days written notice thereof to each holder of a Note and the Company, such resignation to be effective only upon the appointment of a successor Note Agent in accordance with this Section 22.2. The Note Agent may be removed involuntarily (i) for a material breach of its respective duties and obligations hereunder or under any other Note Document, (ii) for gross negligence or willful misconduct in connection with the performance of its duties hereunder, or (iii) at the discretion of the Required Holders.
(b)Upon any such resignation or removal of Note Agent, the Required Holders shall have the right, with the written consent of the Company (such consent not to be unreasonably withheld or delayed and provided that no such consent shall be required if an Event of Default shall have occurred and be continuing) to appoint a successor Note Agent. If no successor Note Agent shall have been so appointed by the Required Holders and shall have accepted such appointment, within sixty (60) days after the retiring Note Agent’s (i) giving of notice of resignation or (ii) its involuntary removal, the retiring Note Agent may, on behalf of the Note Parties, at the expense of the Company, apply to a court of competent jurisdiction to appoint a successor Note Agent hereunder, which shall be a commercial bank having (or, in the case of a subsidiary of a bank holding trust, its corporate parent shall have) a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Note Agent under this Agreement by a successor Note Agent, such successor Note Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Note Agent, and the retiring Note Agent shall be discharged from its duties and obligations as Note Agent under this Agreement and the other Financing Documents. After any retiring Note Agent’s resignation or removal hereunder as Note Agent, the provisions of this Section 22 and of Section 23.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Note Agent under this Agreement.
(c)The Company agrees to pay or reimburse Note Agent the amount of any and all expenses, including filing fees and the reasonable fees and expenses of its legal counsel and any experts or agents incurred by Note Agent to petition the court to appoint a successor Note Agent under this Section 22.
(d)Any successor Note Agent appointed as provided in Section 22.2 shall execute, acknowledge and deliver to the holders of the Notes, the Company and to its predecessor Note Agent an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Note Agent shall become effective and such successor Note Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Note Agent herein; provided that at the written direction of the Required Holders or written request of the successor Note Agent, such Note Agent ceasing to act shall execute and deliver an instrument transferring to such successor Note Agent all its rights and powers. Any predecessor Note Agent shall nevertheless retain the right and priority under this Agreement and the other Collateral Agreements to be paid any amounts then due to it pursuant to the Financing Documents and that remain unpaid.
Section 22.3.Note Agent Fees and Expenses; Indemnification.
(a)The Company covenants and agrees to pay to the Note Agent from time to time, and the Note Agent shall be entitled to, compensation as agreed between the Company and the Note Agent from time to time in writing, including in the Agents Fee Letter.
(b)The Company covenants and agrees to pay or reimburse the Note Agent upon its request, for all reasonable and documented out-of-pocket fees, costs, expenses, disbursements and advances incurred or made by or on behalf of it in connection with this Agreement or the other Financing Documents to which it is a party (including the reasonable and documented out-of-pocket fees and expenses of its external counsel).
(c)In addition to the payment of amounts pursuant to this Section 22.3, whether or not the transactions contemplated hereby shall be consummated, the Company agrees to indemnify the Note Agent as described in Section 23.9. The provisions of this Section 22.3 shall (i) survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of the Financing Documents to which the Company is a party, the termination of this Agreement or any other Financing Document, and the resignation or removal of any Agent and (ii) extend to and be enforceable by each successor and (to the extent set forth herein) predecessor Note Agent.
Section 22.4.Merger, Conversion, Consolidation and Succession. Any corporation or other entity into which the Note Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, consolidation or conversion to which the Note Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Note Agent, shall be the successor of the Note Agent hereunder, if such successor corporation is otherwise eligible under this Section 22, without the execution or filing of any paper or any further act on the part of the parties hereto or the Note Agent or such successor corporation or other entity.
Section 23.Miscellaneous.
Section 23.1.Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns (including any subsequent Purchaser or holder of a Note) whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each Purchaser and holder and the Agents. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement; provided, that the Depository is an express third-party beneficiary of Sections 10.7 and 23.9(e) of this Agreement.

Section 23.2.Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with the Applicable Accounting Standards.
Section 23.3.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 23.4.Construction, Etc.
(a)Each covenant contained herein and in the Collateral Documents shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein or in the applicable Collateral Document, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 11, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, Exhibits of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Unless otherwise specified, the terms “lease” and “license” shall include sub-lease and sub-license, as applicable.
(b)For purposes of any representation, warranty, covenant, prepayment event or Event of Default under this Agreement (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the Alternative Currency Equivalent for such foreign currency on the date of such specified transaction (which, in the case of any Restricted Junior Payment, shall be deemed to be the date of the declaration thereof, in the case of an asset sale or other disposition, shall be the date of closing thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause an applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced and (1) for the avoidance of doubt, no Default or

Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i); provided further, for the purpose of calculating any aggregate Fiscal Year limits on asset sales or dispositions across all Members and/or Participants or certain groups of Members and/or Participants, the aggregate shall be calculated as of the most recent closing date of an asset sale or disposition for the entire Fiscal Year at then applicable Alternative Currency Equivalent on the date of such closing and the amount of any excess which need be applied to any redemption or prepayment of Obligation(s) determined with respect thereto and, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any prior asset sale or disposition so long as any required redemption or prepayment of Obligation(s) was effectuated at the time of such prior transaction based upon the then-applicable Alternative Currency Equivalent. Analogous principles shall apply for the measurements of compliance with other baskets, thresholds in Events of Default and financial covenants (except for the financial covenant described in Section 8.33).
Section 23.5.Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall be an original but all of which taken together shall constitute one single contract. The parties agree to electronic contracting and electronic signatures with respect to this Agreement and all documents relating thereto (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and all documents relating thereto (other than the Notes) by facsimile, e-mail or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and all documents relating thereto (other than the Notes) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement or any documents relating to this Agreement, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.
Section 23.6.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York excluding the choice-of-law principles of the laws of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 23.7.Jurisdiction and Process; Waiver of Jury Trial.
(a)The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by Applicable Law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)The Company agrees, to the fullest extent permitted by Applicable Law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)The Company consents to process being served by or on behalf of any Purchaser or holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail) with on-line tracking service available, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 16 or at such other address of which such Purchaser or holder shall then have been notified pursuant to said Section 16. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Applicable Law, be taken and held to be valid personal service upon and personal delivery to it. Notices pursuant to this clause (c) shall be conclusively presumed received as evidenced by a delivery receipt or on-line confirmation of delivery furnished by the United States Postal Service or any reputable commercial delivery service.
(d)Nothing in this Section 23.7 shall affect the right of any Purchaser or holder of a Note or any Agent to serve process in any manner permitted by law or limit any right that the Purchasers and holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 23.8.Taxes; Withholding, Etc.
(a)    All payments whatsoever under this Agreement and the Notes will be made by the Company in United States Dollars or Euros, as applicable, free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of the United States or any other jurisdiction in which the Obligated Group has instructed a payment in respect of the Notes be made from (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.
    (b)    If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts (hereinafter an “Additional Amount”) as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this

Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:
(i)    any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, any other Member or any Participant, after the date hereof, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;
(ii)    any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof);
(iii) any Tax on the net income or profits of the Purchaser;

(iv)    any Taxes, to the extent such Taxes are imposed as a result of the presentation of Obligation No. 1 or the Notes for payment (where presentation is required) more than 30 days after the later of the applicable payment date or the date the relevant payment is first made available for payment to the holder (except to the extent that the Holder would have been entitled to Additional Amounts had Obligation No. 1 or the Note been presented on the last day of such 30 day period);
(v) any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to Obligation No. 1 or the Notes;
(vi)    any estate, inheritance, gift, sales, transfer, excise, personal property or similar Taxes;
(vii)    any failure to comply with Section 23.8(j);
(viii)    any failure to comply with Section 23.8(c);
(ix)    any Taxes that are imposed or withheld solely because such holder (or the beneficial owner for whose benefit such holder holds Obligation No. 1 or the Notes), or a fiduciary, settlor, beneficiary, member, shareholder or other equity owner of, or possessor of a power over, such holder (or beneficial owner), if such holder (or beneficial owner) is an estate, trust, partnership, limited liability company, corporation or other entity: (i) with respect to any withholding Taxes imposed by the United States, is or was with respect to the United States a controlled foreign corporation, (ii) actually or constructively owns or owned 10% or more of the total combined voting power of all classes of any Member’s stock within the meaning of Section 871(h)(3) of the Code, or (iii) is or was a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3) of the Code;
(x)    with respect to withholding Taxes imposed by the United States, any such Taxes imposed by reason of the failure of such holder to fulfil the statement requirements of Sections 871(h) or 881(c) of the Code;
(xi)    any tax, assessment or governmental charge withheld or deducted pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021);

(xii)    (i) any Taxes imposed on any payment on Obligation No. 1 or the Notes by Ireland, if on the date on which the payment falls due, the payment could have been made to the relevant Purchaser without any deduction or withholding of Taxes if the Purchaser had been an Irish Qualifying Purchaser, but on that date that Purchaser is not or has ceased to be an Irish Qualifying Purchaser other than as a result of any change after the date it became a Purchaser under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority or (ii) the relevant Purchaser is an Irish Treaty Purchaser and the Company or Participant, as applicable, making the payment is able to demonstrate that the payment could have been made to the Purchaser without any deduction or withholding of Taxes had that Purchaser complied with its obligations under paragraph (c) below; or or
(xiii)    any combination of clauses (i) through (xii) above;

provided further that in no event shall the Company be obligated to pay such additional amounts to any holder registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder.
    (c)    By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company, the Master Trustee and the Agents all such forms, certificates, documents and returns provided to such holder by the Company, including if reasonably requested by the Company or a Participant, any information available to the Purchaser for the Irish Participant with its obligations under Sections 891A, 891E, 891F and 891G of the Irish Tax Act, if applicable (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between such holder’s country of residence and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 23.8 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company, the Master Trustee and the Agents or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

    (d)    On or before the Closing the Company will furnish each Purchaser, the Master Trustee and the Agents with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed pursuant to Section 23.8(b)(ii), if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note, the Master Trustee and the Agents with copies of any Form and English translation then required.

    (e)    If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 23.8, then, if such holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 23.8(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

    (f)    The Company will furnish the holders of Notes, the Master Trustee and the Agents, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note, the Master Trustee or the Agents.
    (g)    If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 23.8, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.
    (h)    If the Company makes a Tax payment for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.
(i)    The obligations of the Company under this Section 23.8 shall survive the payment or transfer of any Note and the provisions of this Section 23.8 shall also apply to successive transferees of the Notes.
(j)By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness , upon the reasonable request of the Company, the Master Trustee or any Agent, duly complete and deliver to the Company, the Master Trustee and the Agents, or to such other Person as may be reasonably requested by the Company, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company or any Agent necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company or any Agent to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company or any Agent to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 23.8(j) shall require any holder to provide information that is confidential or proprietary to such holder unless the Company or the requesting Agent is required to obtain such information under FATCA and, in such event, the Company or such Agent shall treat any such information it receives as confidential.
Section 23.9. Indemnity.
(a)In addition to the payment of expenses pursuant to Sections 13, 21.7, 22.3, and 23.4 hereof, the Company, for itself and on behalf of the Obligated Group jointly and severally, agrees to defend (subject to Indemnitees’ selection of counsel), indemnify and hold harmless, the Agents, each Purchaser and each holder and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, however, that the term “Indemnified Liabilities” shall not include Taxes; provided, further the Company shall have no obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify and hold harmless set forth in this Section 23.9 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b)To the extent permitted by Applicable Law, no Member or Participant shall assert, and the Company, on behalf of the Members and Participants, hereby waives, any claim against any holder, any Purchaser, any Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Company, on behalf of the Members and Participants, hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)The Company also agrees that no holder, Purchaser, Agent or any of their respective Affiliates, directors, employees, attorneys, agents or sub agents will have any liability to the Company, any other Member, any Participant or any person asserting claims on behalf of or in right of any such Person or any other Person in connection with or as a result of this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or Obligation No. 1 or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company, the Members, the Participants or their affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such holder, Purchaser, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub agents in performing its obligations under this Agreement or any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such holder, Purchaser, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such holder’s, Purchaser’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub agents’ activities related to this Agreement or any Financing Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.
(d)Without limiting the foregoing, the Company will pay, and will indemnify and save the Agents, the Master Trustee, each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.
(e)Notwithstanding anything to the contrary set forth herein, in all cases where the Company has agreed to be obligated for reasonable and documented attorney’s fees and/or expenses or disbursements, such obligation shall be limited to one (1) primary external counsel for the Purchasers and the holders and one (1) primary external counsel for the Agents and, if reasonably required by the Purchasers or the Agents, one (1) local or specialist counsel (and, if the Company has been advised by the Purchasers or holders that there is an actual or perceived conflict of interest, one (1) additional firm of primary counsel and one (1) additional firm of local counsel in each applicable jurisdiction for each group of affected Persons who are similarly situated).
Section 23.10.Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Collateral Agent could purchase in the New York foreign exchange market, the Original Currency with the

Second Currency on the date two (2) Business Days preceding that on which judgment is given. The Company agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Collateral Agent, on behalf of the holders, receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Collateral Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, the Company agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Collateral Agent and the holders against such loss. The term “rate of exchange” in this Section 23.10 means the spot rate at which the Collateral Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.
[Signature pages follow.]
[Signature Page to Note Purchase Agreement]

Very truly yours, Live Nation VenueCo, LLC, as Group Representative By: /s/ Zach Friedland Name: Zach Friedland Title: Treasurer

[Signature Page to Note Purchase Agreement]

This Agreement is hereby
accepted and agreed to as
of the date hereof.

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent, Note Agent, Paying Agent and Registrar By: /s/ F. Acebedo Name: F. Acebedo Title: Vice President

Purchaser signatures omitted and on file with the Group Representative and the Collateral Agent.
[Signature Page to Note Purchase Agreement]

Live Nation VenueCo, LLC
Schedule A
Information Relating to the Purchasers

	Name and Address of Purchaser	Principal Amount of Notes to be Purchased
	[Name of Purchaser] [Address of Purchaser]	€[_________] (Series [__] Note)
(1)	All payments by wire transfer of immediately available funds to: with sufficient information to identify the source and application of such funds.
(2)	All notices of payments and written confirmations of such wire transfers:
(3)	E-mail address for Electronic Delivery:
(1)	All other communications:
(2)	U.S. Tax Identification Number:

SCHEDULE A
(to Note Purchase Agreement)

Schedule B
Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acceptable Rating Agency” means (a) S&P, Moody’s, Fitch, DBRS or Kroll or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.
“Account” is defined in the Indenture.
“Account Control Agreement” is defined in the Indenture.
“Additional Property” is defined in the Indenture.
“Adverse Proceeding” means any action, litigation, suit, proceeding, hearing, appeal (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, including any Environmental Claims, before any arbitrator or any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of the Company, threatened in writing against or affecting any Member or Participant or any property of any Member or Participant, including, without limitation, with respect to (1) the organization and existence of any Member or Participant, (2) its respective authority to execute, deliver and perform its obligations under, as applicable, this Agreement, the Notes, the other Financing Documents or the Related Agreements, (3) the validity or enforceability of this Agreement, the Notes, any other Financing Documents or the Related Agreements or the transactions contemplated thereby, (4) the conveyance to the Master Trustee of a first priority security interest in the Trust Estate pursuant to the Financing Documents, (5) the ability of any Participant to use, operate or maintain its applicable Project, Mortgaged Property or Additional Property for its intended purpose or (6), with respect to the Ziggo HoldCo Loans, the subordination (structural or legal) of the documents relating thereto or with respect to the Equity Interests held by Ziggo HoldCo Participant in Ziggo OpCo Participant or Ziggo PropCo Participant or the assets of either.
“Affected Noteholder” is defined within the definition of “Noteholder Sanctions Event.”
“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person, and, with respect to the Company or any other Member or Participant, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such Member or Participant or any Person of which such Member or Participant beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.
“Agent” means any of the Collateral Agent, the Note Agent, the Paying Agent, and the Registrar.
“Agents Fee Letter” means that certain fee letter, dated on or about the date hereof, by and among the Company and the Agents.
“Agreement” means this Note Purchase Agreement including all Schedules attached hereto, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means any applicable law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any applicable law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, or money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), as amended by the USA PATRIOT Act.
“Applicable Accounting Standards” shall mean, for any Member, Participant, Project, Mortgaged Property or Additional Property, generally applicable accounting standards as then in effect on the date or for the period in question, consistently applied. For the avoidance of doubt, the Applicable Accounting Standards of the Company are US GAAP.
“Applicable Law” means all federal, state, local and foreign laws, rules and regulations applicable, in the United States or otherwise, from time to time to this Agreement, the other Financing Documents or the Related Agreements, the Projects, the Mortgaged Properties or the Additional Projects, or to the performance by any Members or any Participants of any of their obligations with respect thereto.
“Asset Sale” means a sale, lease or sublease (as lessor or sublessor, but excluding leases or subleases not interfering in any material respect with the business of any Participant and leases and subleases of Venues for events in the ordinary course of business), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor, but excluding licenses not interfering in any material respect with the business of any Participant), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Member’s or any Participant’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business, (ii) sales or other dispositions of equipment which is obsolete, surplus or worn-out and (iii) sales, leases or licenses out of other assets for aggregate consideration (when combined with all such other assets sold by all Members and Participants during such period) of less than the greater of (A) €5,000,000 and (B) 6.50% of the Adjusted Operating Income of the Participants for the immediately preceding Fiscal Year, during any Fiscal Year. For purposes of determining compliance with the foregoing threshold, compliance shall be determined in Dollars, using the Alternative Currency Equivalent of each relevant currency as of the last Business Day of the prior calendar month.
“Assignment of Leases” means an Assignment of Leases and Rents in a form acceptable to the Master Trustee and Purchasers, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Authorized Representative” shall mean, (a) with respect to any particular action to be taken by or on behalf of a Member or a Participant, as applicable, any officer of such Member or Participant or of the Governing Person of such Member or Participant who is authorized to take such action pursuant to a certified resolution duly adopted by its Governing Person, a copy of which shall be filed with the Master Trustee, (b) with respect to the Master Trustee, shall mean any authorized trust officer, (c)  with respect to any Agent, any officer or authorized representative of such Agent with direct responsibility for the administration of this Agreement and/or the Financing Documents and also, with respect to a particular matter, any other officer or representative of such Agent to whom such matter is referred because of such officer’s or representative’s knowledge and familiarity with the particular subject, and (d) with respect to any other Person, any director, officer or other representative of such Person who is authorized and responsible to act for such Person with respect to matters relating to the Financing Documents to which such Person is a party.
“Authorized Agent” has the meaning set forth in Section 21.1.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” shall be deemed to occur with respect to any Person if:
(a)(i)    a court of competent jurisdiction shall enter a decree or order for relief in respect of such Person in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or (ii) an involuntary case shall be commenced against such person under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Person for all or a substantial part of its property, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(b)(i)    such Person shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or such Person shall make any assignment for the benefit of creditors; or (ii) such

Person shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Budget” is defined in Section 8.19.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with Applicable Accounting Standards, is or should be accounted for as a capital lease on the balance sheet of that Person, provided that any lease that would have been classified as an operating lease under US GAAP as in effect prior to FASB ASU No. 2016-02, Leases (Topic 842) shall not be a Capital Lease.
“CERCLA” is defined in Section 5.23(b).
“Change of Control” means any event resulting in Live Nation Entertainment, Inc. failing to Control, directly or indirectly, any Member or any Participant.
“Change of Control Event” means any Change of Control, if (i) such event results in (x) a Ratings Trigger Event or (y) a Noteholder Sanctions Event with respect to the holders of at least 66 2/3% in principal amount of the Notes at the time outstanding, exclusive of Notes then owned by any Member, any Participant or any of their Affiliates, or (ii) the Company fails to provide, or cause to be provided, to the holders of Notes and the Master Trustee, a Consultant Report with respect to such event.
“Claims” is defined in Section 8.6.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral Agent” is defined in Section 20.1.
“Collateral Documents” means the following agreements: (i) the Master Indenture, including all Joinder Agreements, (ii) all Supplemental Indentures, (iii) all Obligations, (iv) all Account Control Agreements, (v) all Intercompany Loan Documents for all Jurisdictions, and (vi) all other instruments, documents and agreements delivered by or on behalf of the Company, any Member or any Participant in order to evidence or secure any Secured Indebtedness or any loans made pursuant to the Intercompany Loan Documents.

“Collateral Questionnaire” means a certificate or certificates in form reasonably satisfactory to each Purchaser and the Collateral Agent that provides information with respect to personal or mixed property of the Members and the Participants.
“Commitment” means the commitment of a Purchaser to purchase and pay for the Note(s) to be sold to such Purchaser at Closing and “Commitments” means such commitments of all Purchaser in the aggregate. The amount of each Purchaser’s Commitment is set forth on Schedule A, subject to any adjustment or reduction pursuant to the terms and conditions hereof, including any termination of Commitments pursuant to Section 10.2. The aggregate amount of the Commitments as of the date hereof is €610,000,000.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company, any other Member or any Participant, the Master Trustee or any other party pursuant to any Financing Document or the transactions contemplated therein that is distributed to any Agent for delivery to any Purchaser or any holder of Notes.
“Company” means Live Nation VenueCo, LLC, a bankruptcy remote, special purpose Delaware limited liability company.
“Company LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated as of the date hereof.

“Confidential Information” is defined in Section 18.
“Confirmation of Rating” means a written confirmation from an Acceptable Rating Agency that, following a proposed action or event at the time such confirmation is sought, no Ratings Trigger Event has occurred.
“Consultant Report” means, with respect to any Change of Control, a report provided by a third-party feasibility consultant engaged by the Company to provide its independent analysis of the projected performance capability of the affected Venues with the new owner. The consultant must be one of Elevate, Legends/CSL, CAAICON or another consultant approved by the Majority Applicable Holders.
“Contractual Obligation” means, as applied to any Person, any obligation set forth in writing in any provision of (i) any Security issued by that Person or (ii) any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Controlled Entity” means (i) any Controlled Affiliate of any Member or any Participant and (ii) if any Member or any Participant has a parent company, such parent company and each of its Controlled Affiliates.
“Conveyance Documents” means any agreements between a Participant and an Affiliate pursuant to which such Affiliate purports to convey assets to such Participant relating to its Venue (excluding ordinary course Affiliate transactions permitted under the Financing Documents), including (i) with respect to the Ruoff Music Center Venue, (w) the General Warranty Deed, dated as of April 30, 2026, from Live Nation Worldwide, Inc. (“LNW”) to LN Indiana Amphitheater VenueCo, LLC (“Ruoff Participant”), (x) the Bill of Sale, dated as of April 30, 2026, from LNW to Ruoff Participant, (y) the Assignment and Assumption of Leases, dated as of April 30, 2026, from LNW to Ruoff Participant, and (z) the Omnibus Assignment and Assumption Agreement, dated as of April 30, 2026, from LNW to Ruoff Participant and (ii) with respect to the Credit Union 1 Venue, (w) the Special Warranty Deed, dated as of April 30, 2026, from LNW to LN Illinois Amphitheater VenueCo, LLC (“Credit Union 1 Participant”), (x) the Bill of Sale, dated as of April 30, 2026, from LNW to Credit Union 1 Participant, (y) the Assignment and Assumption of Leases, dated as of April 30, 2026, from LNW to Credit Union 1 Participant, and (z) the Omnibus Assignment and Assumption Agreement, dated as of April 30, 2026, from LNW to Credit Union 1 Participant.
“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, whether entered into for hedging or speculative purposes or otherwise.
“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency then rating the Notes.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, process advisor, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Rate” means that rate of interest per annum that is 2.00% per annum above the rate of interest stated in the first paragraph of the Notes.
“Discharge of Note Obligations” means:
(a)payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Bankruptcy Event, whether or not such interest would be allowed in such Bankruptcy Event) on all Indebtedness outstanding under the Note Documents and constituting Note Obligations;

(b)payment in full in cash of all other Note Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including the Make-Whole Amounts, Modified Make-Whole Amounts and Swap Breakage Losses then due and owing, if any);
(c)payment in full in cash of all other Note Obligations, other than contingent obligations for indemnification, expense reimbursement, tax gross up, yield protection or similar matters as to which no claim has been made; and
(d)termination or expiration of all commitments, if any, to extend credit that would constitute Note Obligations.
“Disclosure Documents” is defined in Section 5.3.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any Security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is or was sponsored, maintained or contributed to by, or required to be contributed by, any Member or any Participant or any of their respective ERISA Affiliates.
“Enforceability Exceptions” is defined in Section 5.2.

“Environment” means the natural environment, including soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, soil vapor, ambient air (including indoor air), organic and inorganic matter and living organisms, and any natural resource. “Environmental” shall be construed as pertaining to the “Environment.”
“Environmental Claim” means any written request for information, demand, investigation, notice of violation or other similar notice, complaint, claim, action, appeal, suit, proceeding, consent decree, settlement agreement, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law or (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity.
“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other valid requirements of Governmental Authorities or the common law relating to (i) the Environment, including any Hazardous Materials Activity; (ii) the presence, release, generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health (as pertains to exposure to Hazardous Materials) or natural resources.
“Environmental Reports” means any and all written environmental audits, laboratory analytical results, assessments, reports and materials management plans, and written inquiries and responses thereto from Governmental Authorities, and any updates of all such documents, prepared for or in the possession of any Member or Participant with respect to the Environment or Environmental Claims at or relating to any Project, Mortgaged Property or Additional Property.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, membership interests, and beneficial interests in trusts, any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, as applied to any Person, (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of such Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period during which such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could reasonably be expected to be liable under the Code or ERISA.
“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standards of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the material failure to make any required contribution to a Multiemployer Plan that apply to any Member or its ERISA Affiliates; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Member or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan that results in liability to the Company or any of its Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition that might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Member or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Member or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability to such Member or its ERISA Affiliate, or the receipt by any Member or any of its ERISA Affiliates of notice from any Multiemployer Plan sponsor that such plan is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated such plan under Section 4041A or 4042 of ERISA; or (vi) the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.
“Escrow Account” is defined in the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement, dated as of April 30, 2026, among the Company, Collateral Agent and HSBC Bank USA, National Association, as escrow agent.
“Euros” and the sign “€” mean the lawful money of the European Union.
“Event of Default” means each of the conditions or events set forth in Section 9.1.
“Excess Operating Expense Amount” is defined in the Indenture.
“Exchange Act” means the Securities Exchange Act of 1934.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Financial Plan” is defined in Section 8.4(i).
“Financing Documents” means all Related Financing Documents and all other Note Documents, including, without limitation, the Collateral Documents.
“First Supplemental Indenture” is defined in Section 1.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Company ending on December 31 of each calendar year.
“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.
“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.
“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.
“Flow of Funds” means a flow of funds document, prepared by the Company and in a form reasonably acceptable to the Purchasers, describing the use of proceeds of the Notes on the Closing Date in a manner consistent with this Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governing Person” is defined in the Indenture.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or municipality of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, approval, notice, plan, directive, consent order or consent decree of or from any Governmental Authority, including any addenda thereto.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” is defined in the Indenture.
“Hazardous Materials” means any chemical, material or substance (including vapors and petroleum), exposure to which is prohibited, limited or regulated as hazardous, toxic, a pollutant or contaminant by any Environmental Law, including without limitation per and polyfluoroalkyl substances, petroleum or related products or materials, asbestos, urea and toxic mold.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing, provided that Hazardous Materials Activity shall not include ordinary operation and maintenance activities performed at any property in material compliance with applicable Environmental Laws.
“Hedge Agreement” means, with respect to any Person, any Interest Rate Agreement or Currency Agreement entered into by such Person.
“Historical Financial Statements” means as of the date hereof, (i) the unaudited (or if audited statements are available, audited) financial statements of each Participant for the three (3) immediately preceding Fiscal Years, consisting of the balance sheet of each Participant as at the end of each such Fiscal Year and the related statement of income of each Participant for each such Fiscal Year and (ii) the unaudited financial statements of each Participant as of the most recent Fiscal Quarter ended after the date of the most recent unaudited (or if audited statements are available, audited) financial statements and for which financial statements are available as of the date hereof, consisting of a balance sheet of each Participant and the related statement of income of each Participant for the three-month period ending on such date, and, in the case of clauses (i) and (ii), certified by a senior financial officer of each Participant that they fairly present, in all material respects, the financial condition of each Participant as at the dates indicated and the results of its operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“Historical Senior Debt Service Coverage Ratio” is defined in the Indenture.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the Register, provided, however, that if such Person is identified in the Register as a nominee, then for the purposes of Sections 8.4, 8.19, 10, 13.1, 13.2, 15.2 and 16 and any related definitions in this Schedule B (including the definitions of “Institutional Investor” and “Ratable Portion”), “holder” shall mean the beneficial owner of such Note whose name and address appears in the Register.
“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with Applicable Accounting Standards; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (including any earn out obligations but, for the avoidance of doubt, excluding any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor), which purchase price is (i) is due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) Disqualified Equity Interests; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of a third party will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire the Indebtedness of another Person or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; and (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(1)    obligations under any governmental license or permits or other governmental approvals (or guarantees given in respect of such obligations) in the ordinary course of business;
(2)    intercompany trade payables among the Participants;

(3)    prepaid or deferred revenue, including prepayments of deposits received from clients or customers, arising in the ordinary course of business;
(4)    amounts owed in respect of overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or from automated clearing-house transfers of funds;
(5)    any customary purchase price or other post-closing payment adjustments, including royalties, earnout obligations, contingent payments or deferred payments of a similar nature incurred as post-closing adjustments in connection with any acquisition of a Venue in compliance with the terms hereof or any asset sale, in each case to which the counterparty may become entitled; provided however that, at the time of such closing, any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determinable which are paid in accordance with the timing provided in the applicable agreement (the foregoing, “Post-Closing Adjustments”); provided, however, seller take-back loans incurred in connection with the acquisition of a Venue are not Post-Closing Adjustments; and provided further, however, that in the case of a disposal of a Venue the maximum aggregate liability of any such Person in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by such person in connection with such sale;
(6)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims; customary early retirement or termination obligations; payroll liabilities; customary deferred compensation, employee or director equity plans; pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, in each case in the ordinary course of business; or
(7)    Equity Interests other than Disqualified Equity Interests.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby (including the use or intended use of the proceeds of the Notes and/or Obligation No. 1, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Financing Documents, or any enforcement of any of the Financing Documents (including any sale of, collection from, or other realization upon any of the Trust Estate)); (ii) the Agents Fee Letter (and any related fee or engagement letter) between the Agents and the Company with respect to the transactions contemplated by this Agreement; or (iii) any actual or alleged presence or release of Hazardous Materials on or arising from any past or present property owned, leased or operated by any Member or any Participant or any environmental liability related to any Member or any Participant or any of their respective properties, except to the extent that the same results from the bad faith, criminal conduct, gross negligence or willful misconduct of any Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, however, that the term “Indemnified Liabilities” shall not include Taxes.
“Indemnitee” is defined in Section 23.9(a).
“Indenture” is defined in Section 1.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, (d) any Related Fund of any holder of any Note and (e) any trust or fund whose beneficiaries or beneficial owners are Institutional Investors described in the foregoing clauses (a) through (d) hereof.
“Intercompany Loan Agreement” is defined in the Indenture.
“Intercompany Loan Documents” is defined in the Indenture.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, or other similar agreement or arrangement, whether entered into for hedging or speculative purposes or otherwise.
“Investment” means, as to any Person, (i) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by such Person to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iii) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes or otherwise. The outstanding amount of any Investment of the type described in clauses (i) and (ii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Investment Securities” is defined in the Indenture.
“Investor Presentation” means the Live Nation Investor Presentation dated February 2026.
“Irish Member Debenture” means the Irish law debenture between the Irish Member (as chargor) and the Master Trustee (as chargee) dated as of the Closing Date.
“Irish Participant Debenture” means the Irish law debenture between the Irish Participant (as chargor), the Irish Member (as chargee) and the Master Trustee dated as of the Closing Date.
“Irish Qualifying Purchaser” means a Purchaser which is beneficially entitled to interest payable to that Purchaser in respect of an advance under a Finance Document and is:
(a)    a bank within the meaning of section 246(1) of the Taxes Act which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) of the Taxes Act; or
(b)    (i)    a body corporate that is resident for the purposes of tax in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has a Treaty that is in effect by virtue of section 826(1) of the Taxes Act or in a territory with which Ireland has signed a Treaty which will come into effect once all the ratification procedures set out in section 826(1) of the Taxes Act have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident) where that member state or territory imposes a tax that generally applies to interest receivable in that member state or territory by companies from sources outside that member state or territory; or
(ii)    a body corporate where interest payable in respect of an advance:
(A)    is exempted from the charge to income tax under a Treaty having force of law under the procedures set out in section 826(1) of the Taxes Act; or
(B)    would be exempted from the charge to Irish income tax under a Treaty entered into on or before the payment date of that interest if that Treaty had the force of law under the provisions set out in section 826(1) of the Taxes Act at that date; or
(iii)    a United States of America (“U.S.”) company, provided the U.S. company is incorporated in the U.S. and is taxed in the U.S. on its worldwide income; or
(iv)    a U.S. Limited Liability Company (“LLC”), provided the ultimate recipients of the interest would, if they were themselves Purchasers, be Irish Qualifying Purchasers within paragraph (b)(i) or (b)(ii) or (b)(iii) or (g) of this definition and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes;
provided in each case at (i), (ii), (iii) or (iv) the Purchaser is not (or in the case of (iv), the ultimate recipients of the interest are not) carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or
(c)    an Irish Treaty Purchaser; or
(d)    a body corporate:
(i)    which advances money in the ordinary course of a trade which includes the lending of money; and
(ii)    in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that body corporate; and
(iii)    which has complied with all of the provisions of section 246(5)(a) of the Taxes Act, including making the appropriate notifications thereunder; or
(e)    a qualifying company within the meaning of section 110 of the Taxes Act; or
(f)    an investment undertaking within the meaning of section 739B of the Taxes Act; or
(g)    in cases only where the interest is paid by a Participant which is a qualifying company within the meaning of section 110 of the Taxes Act, to a person who is resident for the purposes of tax in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has a Treaty that is in effect by virtue of section 826(1) of the Taxes Act or in a territory with which Ireland has signed a Treaty which will come into effect once all the ratification procedures set out in section 826(1) of the Taxes Act have been completed (residence for these purposes to be determined in accordance with the laws of the territory of which the Purchaser claims to be resident), provided that, where such Purchaser is a company, it does not provide its commitment in connection with a trade or business which is carried on in Ireland through a branch or agency in Ireland.
“Irish Tax Act” means Taxes Consolidation Act 1997.
“Irish Treaty Purchaser” means, subject to the completion of procedural formalities, a Purchaser (other than a Purchaser falling within paragraph (b) or (g) of the definition of Irish Qualifying Purchaser) which is treated as a resident of an Irish Treaty State for the purposes of a Treaty and does not carry on a business in Ireland through a permanent establishment with which that Purchaser’s participation in this Agreement is effectively connected.
“Irish Treaty State” means a jurisdiction which has a double taxation agreement with Ireland (a “Treaty”) which is in effect and makes provision for full exemption from tax imposed by Ireland on interest.

“IRS” means the United States Internal Revenue Service, or any successor agency.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Kroll” means Kroll Bond Rating Agency, LLC.
“Lien” means (i) any lien, mortgage, deed of trust, pledge, assignment for security purposes, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease (including any ground lease) or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
“Make-Whole Amount” is defined in Section 7.7.
“Margin Stock” as defined in Regulation U.
“Master Indenture” is defined in Section 1.
“Master Trustee” is defined in Section 1.
“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of the Members and the Participants, taken as a whole, that would reasonably be expected to cause the Company to be unable to pay amounts due to the holders of the Notes; (ii) the ability of the Members and the Participants, taken as a whole, to fully and timely perform their obligations under the Financing Documents, taken as a whole; (iii) the ability of the Members and the Participants, taken as a whole, to fully and timely perform their obligations under any Related Agreements, taken as a whole; (iv) the legality, validity, binding effect or enforceability against any Member or Participant of any Financing Documents to which it is a party, other than any removal of a Participant in accordance with the terms of the Financing Documents; or (v) the rights, remedies and benefits available to, or conferred upon, the Master Trustee, the Agents, the Purchasers and/or the holders of the Notes or Commitments under any Financing Documents or Related Agreements.
“Material Indebtedness” means Indebtedness in (A) an individual principal amount (or Net Mark to Market Exposure) of €2,000,000 or more or (B) the aggregate principal amount (or Net Mark to Market Exposure) of €5,000,000 or more.
“Maturity Date” is defined, with respect to any Note, in the first paragraph of such Note.
“Member” is defined in Section 1.
“Modified Make-Whole Amount” is defined in Section 7.7.

“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” is defined in the Indenture.
“Mortgaged Property” is defined in the Indenture.
“Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“NAIC Annual Statement” is defined in Section 6.2(a).
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Member or any Participant from such Asset Sale, minus (ii) any bona fide direct (and, for purposes of clause (a) following, indirect) costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller or by any Person holding direct or indirect interests in the applicable Member or Participant as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) out-of-pocket expenses, costs and fees incurred with respect to legal, brokerage, advisor, accounting or other professional services and (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to a third party purchaser in respect of such Asset Sale undertaken by the applicable Member or Participant in connection with such Asset Sale; provided that upon release of any such reserve to the applicable Member or Participant, the amount released shall be considered Net Asset Sale Proceeds.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by (x) the Master Trustee in respect of a covered loss under any title insurance policy with respect to any deficiency or loss of title to any property or (y) any Member or any Participant (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the applicable Member or Participant by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) with respect to clause (y) above, (a) any actual costs incurred by the applicable Member or Participant in connection with the adjustment or settlement of any claims in respect thereof (including, but not limited to, attorney’s fees), (b) any bona fide direct (and, for purposes of income taxes described below, indirect) costs incurred by the applicable Member or Participant in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable by any Person holding direct or indirect interests in the applicable Member or Participant as a result of any gain recognized in connection therewith,

(c) any actual restoration and repair costs incurred by the applicable Member or Participant (1) to demolish any damaged property and remove the same or to otherwise take actions to stabilize the property to remove any danger or potential injury to persons or property, (2) to comply with any Applicable Laws or (3) to comply with the requirements of any applicable leases or other obligations of the Persons owning or leasing the same and (d) a reasonable reserve to pay costs and expenses of the applicable Member or Participant arising and due to third parties in connection with the applicable assets; provided that upon release of any such reserve to the applicable Member or Participant, the amount released shall be considered Net Insurance/Condemnation Proceeds.
“Net Mark to Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).
“Notary” means M.K. Daverschot, Civil law notary (notaris), DLA Piper Nederland N.V.
“Notary Letter” means the Notary Letter Regarding Refinancing Amsterdam Music Dome Properties B.V., dated as of April 30, 2026, by and among, inter alia, the Company and the other Members and Participants party thereto.
“Note Agent” has the meaning set forth in Section 22.1(a).
“Note Documents” means any of the Notes, this Agreement, the Escrow Agreement, the First Supplemental Indenture, the Master Indenture, Obligation No. 1, the Agents Fee Letter, the Collateral Documents and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of any Member, any Participant or the Master Trustee for the benefit of any Agent, any Purchaser or any holder of a Note in connection therewith.
“Note Obligations” means all obligations of every nature of the Company and the other Members from time to time owed to the Purchasers or holders of the Notes or any Agent under any Note Document, in each case whether for principal, interest (including any interest which, but for the filing of a petition in bankruptcy with respect to any Member, would have accrued on any Note Obligation, whether or not a claim is allowed against any Member for such interest in the related bankruptcy proceeding), Make-Whole Amount, Modified Make-Whole Amount and Swap Breakage Loss, if applicable, fees, expenses, indemnification or otherwise.
“Note Parties” means the Collateral Agent, the Note Agent, each Purchaser and each holder.

“Noteholder Sanctions Event” means, with respect to any holder of a Note (an “Affected Noteholder”), such Affected Noteholder or any of its affiliates being in violation of or subject to sanctions (a) under any Sanctions as a result of the Company, any Member or any Participant becoming a Sanctions Target or, directly or indirectly, having any investment in or engaging in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Sanctions Target or (b) under any similar laws, regulations or orders adopted by any State within the United States as a result of the name of the Company, any Member or any Participant appearing on a Sanctions list.
“Notes” is defined in Section 1.
“Obligated Group” is defined in Section 1.
“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Certificate” means a certificate of any officer or Authorized Representative of the Company whose responsibilities extend to the subject matter of such certificate.
“Organizational Documents” is defined in the Indenture.
“Participant” is defined in the Indenture.
“Participant Collateral” is defined in Section 1.
“Paying Agent” has the meaning set forth in Section 21.1.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Pension Plan” means any Employee Benefit Plan that is an “employee pension benefit plan” within the meaning of ERISA 3(2), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Placement Agents” is defined in Section 5.3.
“Place of Payment” means, with respect to any Note, the place or places where the principal of, any premium or interest on, or any additional amounts with respect to, such Note are payable as provided herein.
“Platform” is defined in Section 16(a).

“Pledge and Security Agreement” is defined in the Indenture.
“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by CUSIP Global Services in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes.
“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Private Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Notes.
“Project” is defined in the Indenture.
“Projected Senior Debt Service Coverage Ratio” is defined in the Indenture.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns, provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 11.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchasers’ Special Counsel” means the collective investors’ counsel who in the case of any Purchaser, may be serving as counsel to such Purchaser or as counsel to such Purchaser’s investment manager or investment advisor, as the case may be.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Ratable Portion” means, in respect of any holder of Notes, an amount equal to the product of:
(a)    the net proceeds (or an equal amount) being applied or offered to be applied to the payment of Secured Indebtedness (including the Notes) pursuant to Section 7.2(a) through 7.2(e) or corresponding provisions in other Related Financing Documents that require prepayment or offers of prepayment for the same circumstances; multiplied by
(b)    a fraction, the numerator of which is the outstanding principal amount of Notes held by such holder, and the denominator of which is the aggregate outstanding principal amount of all Secured Indebtedness of the Company (other than Indebtedness owing to any Member or Participant or any other Affiliate) that is required to be repaid, prepaid or offered to be prepaid pursuant to Section 7.2(a) through 7.2(e), as applicable (or any corresponding provision in a relevant Related Financing Document).

“Ratings Trigger Event” means that, following the proposed action or event at the time such confirmation is sought, the rating assigned to the Notes and the other Secured Indebtedness is withdrawn or is below BBB (Kroll) or an equivalent rating from another Acceptable Rating Agency then rating the Secured Indebtedness.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold, possessory or otherwise) then owned by the applicable Person in any real property.
“Recipient” has the meaning set forth in Section 18.
“Register” is defined in Section 11.1.
“Registrar” is defined in Section 21.1.
“Regulation T” means Regulation T of the Board of Governors and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board of Governors and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board of Governors and all official rulings and interpretations thereunder or thereof.

“Reinvestment Yield” is defined in Section 7.7.
“Related Agreements” means (i) any Ground Lease, (ii) any Services Agreement, (iii) any Joint Venture agreement for a Venue operating as a Joint Venture, (iv) any operating agreement for a Venue that is operated but not owned or ground leased, (v) any Related Agreements identified as such in the Intercompany Loan Agreements, (vi) any Conveyance Documents, (vii) any other material agreement entered into by any Member or Participant in order to acquire, construct, manage, ground lease and/or lease all or any material portion of any Project, Mortgaged Property or Additional Property or the Gross Revenues of any Participants; (viii) any Related Financing Documents, and (ix) any easement that provides rights to access or for parking for the benefit of any portion of the Mortgaged Property.
“Related Financing Documents” is defined in the Indenture.
“Related Fund” means, with respect to any Purchaser or any holder of any Note or Commitment, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such Purchaser or holder, the same investment advisor as such Purchaser or holder or by an affiliate of such Purchaser or holder or such investment advisor.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor Environment (including the abandonment or disposal of any barrels, containers or other receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the Environment. Release shall include “release” as defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601).
“Release Conditions” is defined in the Indenture.
“Remaining Average Life” is defined in Section 7.7.
“Remaining Scheduled Payments” is defined in Section 7.7.
“Reported” is defined in Section 7.7.
“Required Holders” means at any time (i) on or prior to the Closing, all of the Purchasers, and (ii) after the Closing, the holders of at least 50.01% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Member, any Participant or any of their Affiliates).
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any membership interests (or other beneficial ownership interests) of any class of the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any membership interests (or other beneficial ownership interests) of any class of the Company (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests (or other beneficial ownership interests) of any class of the Company (or any direct or indirect parent thereof) now or hereafter outstanding and (iv) any management or similar fees payable by the Company to any direct or indirect holder of Equity Interests in the Company or any of its Affiliates.
“S&P” means S&P Global Ratings, a division of S&P Global.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United States (including, but not limited to, the U.S. Department of Commerce, the U.S. Department of State, and OFAC), the United Nations Security Council, the European Union or any member state thereof, the United Kingdom, Canada or any other Governmental Authority with jurisdiction over any Member or Participant.
“Sanctions Target” means any Person that is the subject or target of any Sanctions, including any Person (a) named in any Sanctions -related list, including the OFAC Specially Designated Nationals and Blocked Persons List; (b) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any comprehensive Sanctions (as of the date hereof, the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine; Cuba; Iran and North Korea) (each, a “Sanctioned Jurisdiction”); or (c) owned, 50% or more, directly or indirectly, or controlled by any such Person or Persons described in the foregoing clauses (a)-(b) such that dealings with such Person are restricted or prohibited pursuant to Sanctions.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Secured Indebtedness” is defined in the Indenture. For the avoidance of doubt, the term “Secured Indebtedness” includes the Note Obligations.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Series” means each series of Notes issued pursuant to this Agreement.
“Series 2026A-1 Notes” is defined in Section 1.

“Series 2026A-2 Notes” is defined in Section 1.
“Series 2026B-2 Notes” is defined in Section 1.
“Series 2026C-1 Notes” is defined in Section 1.
“Series 2026C-2 Notes” is defined in Section 1.
“Series 2026D-1 Notes” is defined in Section 1.“Services Agreement” is defined in the Indenture.
“Settlement Date” is defined in Section 7.7.
“Solvency Certificate” means a Solvency Certificate of the chief financial officer or another senior financial officer of each Member substantially in the form attached hereto as Exhibit D.
“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the date hereof and the date of the Closing or with respect to any transaction contemplated to be undertaken after the date of Closing; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under Debtor Relief Laws and other Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No.5).
“Source” is defined in Section 6.2.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Substitute Purchaser” is defined in Section 19.

“SVO” means the Securities Valuation Office of the NAIC, or any successor to such Office.
“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.
“Tax Deduction” means A deduction or withholding for or on account of Tax from a payment under the Note Documents.
“Taxing Jurisdiction” is defined in Section 23.8(a).
"Technical Report" means a report on the condition of each Project, Mortgaged Property or Additional Property in a form and substance satisfactory to the Master Trustee and prepared by a reputable firm as proposed by the Company and approved by the Master Trustee (such approval not to be unreasonably withheld or delayed).
“Title Company” means Stewart Title Guaranty Company, together with its authorized agent, Kensington Vanguard National Land Services, LLC, or such other title insurance company as may be approved by the Collateral Agent in writing (acting at the direction of the Required Holders) and the Master Trustee.
“Title Policy” is defined in Section 4.1(r).
“Treaty Lender” means a holder of a Note which:
a)    is treated as a resident of a Treaty State for the purposes of the Treaty;
b)    does not carry on a business in the Netherlands through a permanent establishment with which that holder's participation in the Notes is effectively connected; and
c)    fulfils any other conditions which must be fulfilled under the Treaty in order to benefit from full exemption from Tax imposed by the Netherlands on interest (subject to the completion of any necessary procedural formalities).
“Treaty State” (i) means a jurisdiction which has a double taxation agreement with Ireland (a “Treaty”) which is in effect and makes provision for full exemption from tax imposed by Ireland on interest or (ii) a jurisdiction having a Treaty with the Netherlands which makes provision for full exemption from Tax imposed by the Netherlands on interest.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001), and the rules and regulations promulgated thereunder from time to time in effect.

“US Management Company” is defined in the Indenture.
“Ziggo Dome” means the Ziggo Dome arena located in Amsterdam, Netherlands.